As filed with the U.S. Securities and Exchange Commission on September 16, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DIGERATI TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Nevada	4813	74-2849995
(State of Incorporation)	(Primary Standard Industrial Classification Number)	(IRS Employer Identification Number)

825 W. Bitters, Suite 104

San Antonio, Texas 78216

(210) 614-7240

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Please send copies of all communications to:

Lucosky Brookman LLP
101 Wood Avenue South, 5th Floor
Woodbridge, NJ 08830
Tel. No.: (732) 395-4400
Fax No.: (732) 395-4401

(Address, including zip code, and telephone, including area code)

Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of securities to be registered	Number of shares of common stock to be registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)

Common Stock	6,074,142	$0.10	(3)	$607,414.20	$73.62
Common Stock	250,000	0.09	(4)	22,500.00	2.73
Total	6,324,142			629,914.20	76.35

(1)	Includes up to an aggregate of 6,324,142 shares of the Company’s common stock, par value $0.001 (the “Common Stock”) including (i) 250,000 shares of Common Stock issued to Peak One Opportunity Fund, L.P. (“Peak One”) as commitment shares (the “Commitment Shares”); and (ii) 6,074,142 shares of Common Stock to be issued in connection with an equity purchase agreement.

(2)	The fee is calculated by multiplying the aggregate offering amount by .0001212, pursuant to Section 6(b) of the Securities Act of 1933.

(3)	Based on the reported closing price for our common stock on the trading day period immediately preceding the filing of this Registration Statement of $0.10. The shares offered, hereunder, may be sold by the selling stockholder from time to time in the open market, through privately negotiated transactions, or a combination of these methods at market prices prevailing at the time of sale or at negotiated prices.

(4)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (g) under the Securities Act, based on the average of the high and low prices reported for the shares of Common Stock as reported on the OTC Marketplace on September 9, 2019.

The registrant hereby may amend this registration statement on such date or dates as may be necessary to delay our effective date until the registrant shall file a further amendment which specifically states that this registration statement shall, thereafter, become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED September 16, 2019

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Digerati Technologies, Inc.

6,324,142 Shares of Common Stock

The selling stockholder identified in this prospectus may offer an indeterminate number of shares of its common stock, which will consist of up to 6,324,142 shares of common stock to be sold by Peak One pursuant to an Equity Purchase Agreement (the “Financing Agreement”) dated January 12, 2018. If issued presently, the 6,324,142 of common stock registered for resale by Peak One would represent approximately 25% of our issued and outstanding shares of common stock as of September 12, 2019. Additionally, as of the date hereof, the 6,324,142 shares of our common stock registered for resale herein would represent approximately 31% of the Company’s public float.

The selling stockholder may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices and prevailing market prices at the time of sale, at varying prices, or at negotiated prices.

We will not receive any proceeds from the sale of the shares of our common stock by Peak One. However, we will receive proceeds from our initial sale of shares to Peak One pursuant to the Financing Agreement. We will sell shares to Peak One at a price equal to 88% of the lowest closing price of our common stock during the ten (10) consecutive trading day period beginning on the date on which we deliver a put notice to Peak One (the “Market Price”).

Peak One is an “underwriter” within the meaning of the Securities Act of 1933, and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

Peak One may sell the shares of common stock described in this Prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the Selling Shareholder may sell the shares of common stock being registered pursuant to this Prospectus.

Our common stock is traded on OTC Markets under the symbol “DTGI”. On September 12, 2019, the reported closing price for our common stock was $0.10 per share.

Prior to this offering, there has been a very limited market for our securities. While our common stock is on the OTC Markets, there has been negligible trading volume. There is no guarantee that an active trading market will develop in our securities.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 10. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _____ __, 2019.

Table of Contents

The following table of contents has been designed to help you find information contained in this prospectus. We encourage you to read the entire prospectus.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized any person to give you any supplemental information or to make any representations for us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Common Stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Common Stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus is correct as of any time after its date. You should not rely upon any information about our company that is not contained in this prospectus. Information contained in this prospectus may become stale. You should not assume the information contained in this prospectus or any prospectus supplement is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus, any prospectus supplement or of any sale of the shares. Our business, financial condition, results of operations, and prospects may have changed since those dates. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted.

In this prospectus, “Digerati” the “Company,” “we,” “us,” and “our” refer to Digerati Technologies, Inc., a Nevada corporation.

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PROSPECTUS SUMMARY

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes under the Financial Statements prior to making an investment decision.

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be important information about us, you should carefully read this entire prospectus before investing in our Common Stock, especially the risks and other information we discuss under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes beginning on page F-1. Our fiscal year end is July 31 and our fiscal years ended July 31, 2017 and 2018 are sometimes referred to herein as fiscal years 2017 and 2018, respectively. Some of the statements made in this prospectus discuss future events and developments, including our future strategy and our ability to generate revenue, income and cash flow. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those contemplated in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements”. Unless otherwise indicated or the context requires otherwise, the words “we,” “us,” “our”, the “Company” or “our Company” or “Digerati” refer to Digerati Technologies, Inc., a Nevada corporation, and our each of our subsidiaries.

When used in this prospectus the following terms have the following meanings related to our subsidiaries.

●	“Shift8 Technologies” refers to Shift8 Technologies, Inc a company organized under the laws of the state of Nevada. On April 10, 2019, Shift8 Technologies changed its name to T3 Communications, Inc.

●	“Shift8 Networks” refers to Shift8 Networks, Inc a company organized under the laws of the state of Texas.

●	“T3 Communications” refers to T3 Communications, Inc. a company organized under the laws of the state of Florida.

Corporate History

Digerati Technologies, Inc. (“we”, “our”, “Company” or “Digerati”) was incorporated in the state of Nevada on May 24, 2004. Digerati is a diversified holding company that has no independent operations apart from its subsidiaries. Through our operating subsidiaries, T3 Communications, Inc., and Shift8 Networks, Inc., dba, Synergy Telecom, we are an established provider of cloud services specializing in UCaaS (Unified Communications as a Service) solutions for the small to medium-sized business (“SMB”) market. We offer a comprehensive suite of cloud communication services to meet the global needs of businesses that are seeking simple, flexible, and cost-effective communication solutions. Our services include cloud PBX, cloud mobile, Internet broadband, cloud WAN, SIP trunking, and customized VoIP services, all delivered on its global carrier-grade network and Only in the Cloud™.

On December 1, 2017, Shift8 Technologies, Inc., a Nevada corporation (“Shift8”), a wholly owned subsidiary of Digerati Technologies, Inc., a Nevada corporation (the “Company”), and Synergy Telecom, Inc., a Texas corporation (“Synergy”), closed a transaction to acquire all the assets, assumed all customers, and critical vendor arrangements from Synergy.

On May 2, 2018, Shift8 completed the acquisition of T3 Communications, Inc., an established UCaaS and Internet broadband provider serving a high-growth corridor in Southwest Florida. On April 10, 2019, Shift8 changed its name to T3 Communications, Inc.

Overview

As a provider of cloud communications solutions to the SMB, we are seeking to capitalize on the migration by businesses from the legacy telephone network to the Internet Protocol (“IP”) telecommunication network and the migration from hardware-based on-premise telephone systems to software-based communication systems in the cloud. Most SMBs are lagging in technical capabilities and advancement and seldom reach the economies of scale that their larger counterparts enjoy, due to their achievement of a critical mass and ability to deploy a single solution to a large number of workers. SMBs are typically unable to afford comprehensive enterprise solutions and, therefore, need to integrate a combination of business solutions to meet their needs. Cloud computing has revolutionized the industry and opened the door for businesses of all sizes to gain access to enterprise applications with affordable pricing. This especially holds true for cloud telephony applications, but SMBs are still a higher-touch sale that requires customer support for system integration, network installation, cabling, and troubleshooting. We have placed a significant emphasis on that “local” touch when selling, delivering, and supporting our services which we believe will differentiate us from the national providers that are experiencing high attrition rates due to poor customer support model.

The adoption of cloud communication services is being driven by the convergence of several market trends, including the increasing costs of maintaining installed legacy communications systems, the fragmentation resulting from use of multiple on-premise systems, and the proliferation of personal smartphones used in the workplace. Today, businesses are increasingly looking for an affordable path to modernizing their communications system to improve productivity, business performance and customer experience.

Our cloud solutions offer the SMB reliable, robust, and full-featured services at affordable monthly rates that eliminates high-cost capital expenditures and provides for integration with other cloud-based systems.

Products and Services

We provide a comprehensive suite of Internet-based communication services to meet the global needs of businesses that are seeking simple, flexible, and cost-effective communication solutions. Our Internet-based services include fully hosted IP/PBX services, SIP trunking, call center applications, interactive voice response auto attendant, voice and web conferencing, call recording, simultaneous calling, voicemail to email conversion, integrated mobility applications that are device and location agnostic, and multiple customized IP/PBX features in a hosted or cloud environment. Our services, known as UCaaS or cloud communications, are specifically designed for the needs of the small to medium-sized business, enterprise customers, call centers, and telephony service providers that do not have the scale or expertise necessary to deploy their own cloud telephony infrastructure.

Through our recent acquisitions, we have enhanced our product portfolio with the addition of enterprise-class data and connectivity solutions through multiple broadband technologies including cloud WAN or SD-WAN (Software-defined Wide Area Network), fiber, and Ethernet over copper. Other services include remote network monitoring, data backup and disaster recovery. The addition of these new products and services allows us to increase our value-proposition through product bundles that go beyond the voice application and to serve as a one-stop-shop for business customers seeking a comprehensive voice and data solution.

Voice over Internet Protocol Networks

The basic technology of traditional telecommunications systems was designed for slow mechanical switches. Communications over the traditional telephone network are routed through circuits that must dedicate all circuit resources to each call from its inception until the call ends, regardless of whether anyone is actually talking on the circuit. This circuit-switching technology incurs a significant cost per call and does not efficiently support the integration of voice with data services. Data networks, however, were designed for electronic switching. They break the data stream into small, individually addressed packages of data (“packets”) that are routed independently of each other from the origin to the destination. Therefore, they do not require a fixed amount of bandwidth to be reserved between the origin and destination of each call and they do not waste bandwidth when it is not being used for actual transmission of information. This allows multiple voice or voice and data calls to be pooled, resulting in these networks being able to carry more calls with an equal amount of bandwidth. Moreover, they do not require the same complex switching methods required by traditional voice telephone networks, instead using a multiplicity of routers to direct each packet to its destination and automatically routing packets around blockages, congestion or outages.

Packet switching can be used within a data network or across networks, including the public Internet. The Internet itself is not a single data network owned by any single entity, but rather a loose interconnection of networks belonging to many owners that communicate using the Internet Protocol. By converting voice signals to digital data and handling the voice signals as data, it can be transmitted through the more efficient switching networks designed for data transmissions and through the Internet using the Internet Protocol. The transmission of voice signals as digitalized data streams over the Internet is known as Voice over Internet Protocol or “VoIP”. A VoIP network has the following advantages over traditional networks:

●	Simplification: An integrated infrastructure that supports all forms of communication allows more standardization, a smaller equipment complement, and less equipment management.

●	Network Efficiency: The integration of voice and data fills up the data communication channels efficiently, thus providing bandwidth consolidation and reduction of the costs associated with idle bandwidth. This combined infrastructure can support dynamic bandwidth optimization and a fault tolerant design. The differences between the traffic patterns of voice and data offer further opportunities for significant efficiency improvements.

●	Co-existence with traditional communication mediums: IP telephony can be used in conjunction with existing public telephone system switches, leased and dial-up lines, PBXs and other customer premise equipment, enterprise LANs, and Internet connections. IP telephony applications can be implemented through dedicated gateways, which in turn can be based on open standards platforms for reliability and scalability.

●	Cost reduction: Under the VoIP network, the connection is directly to the Internet backbone and as a result the telephony access charges and settlement fees are avoided.

The growth of voice over the Internet was limited in the past due to poor sound quality caused by technical issues such as delays in packet transmission and by bandwidth limitations related to Internet network capacity and local access constraints. However, the expansion of Internet Protocol network infrastructure, improvements in packet switching and compression technology, new software algorithms and improved hardware have substantially reduced delays in packet transmissions and resulted in superior sound quality to that of the legacy telephone network.

Cloud Communications

Cloud communications are Internet-based voice and data communications where telecommunications applications, switching and storage are hosted by a third-party service provider outside of the organization using the services. Services are accessed by the user over the public Internet. Cloud telephony refers specifically to voice services and more specifically the replacement of conventional business telephone equipment (such as a PBX) with VoIP service hosted by a third-party service provider and delivered over the Internet.

We operate a cloud communication network that consists of a VoIP switching system and cloud telephony application platform. Our network allows us to provide end-to-end cloud telephony solutions designed to provide significant benefits to businesses of all sizes, with single or multiple locations. The integration of our cloud communication platform and global VoIP network allows us to provide our customers with virtually any type of telephony solution on a global basis.

Our cloud communication solutions, also known as UCaaS, are designed to minimize upfront capital costs, increase the scalability and flexibility of the customer’s communications network and service environment, provide robust features and functionality to increase productivity and reduce the overall cost of communications.

Strategy

Our strategy is to target the small to medium-sized business market and capitalize on the wave of migration from the legacy telephone network to cloud telephony. We will continue to concentrate our sales and marketing efforts on developing vertically oriented solutions for targeted markets primarily focusing on municipalities, banking, healthcare, legal services and real estate. In addition, we will continue to partner with our distributors and Value-Added Resellers (“VARs”) to expand our customer base. Our typical VAR is an information technology services firm, traditional PBX vendor, managed service provider, or systems integrator that has established relationships with businesses in its local market. These VARs are currently providing local customer support for other IT or PBX services but lack the technology infrastructure to provide cloud communication and VoIP services to their customers. Our strategy allows these VARs to focus on their strength of providing first tier support to their customers while we provide the second and third tier technical support required to operate a cloud communication and VoIP network. In addition, we transform our VARs’ business model by introducing new cloud telephony services and adding a new and lucrative recurring revenue stream that increases the VARs’ value proposition for its current and prospective customers.

Our cloud-based technology platform enables us and our VARs to deliver enhanced voice services to their business customers. The features supported on our cloud communication platform include all standard telephone features and value-added applications such as voicemail to email, VoIP peering, teleconferencing, IVR auto attendant, and dial-by-name directory. Our system provides our customers and VARs with a migration path from a traditional PBX system to a complete cloud-based PBX solution.

Our strategic initiatives to successfully meet our long-term business objectives include:

●	A disciplined approach to evaluating additional acquisitions as we build on the foundation created by our most recent acquisitions in Texas and Florida. We will continue to target local and/or regional UCaaS/cloud telephony providers which have excelled in their market with that “local” touch when serving their business customers. We believe the experience gained in integrating products, personnel, and customers will facilitate continued growth via acquisition.

●	A continued emphasis on our UCaaS/cloud communication business which operates in a segment of the telecommunication industry that continues to experience significant growth as businesses migrate from legacy phone systems to cloud-based telephony systems.

●	Enhancements to our broadband product portfolio with an emphasis on marketing leading-edge network and business continuity solutions like cloud WAN, also known as SD-WAN (Software Defined Wide-Area Network), to our customers which we anticipate will increase average revenue per customer.

●	Implementing a total support model (pre and post sales) for building a world-class service delivery and help desk organization.

●	Emphasis on our sales distribution model that enables our VARs to offer cloud and session-based communication services to the enterprise market in various regions and industries.

●	Continue enhancing our infrastructure and back office system to streamline operations, automate key processes, and support the scalability of our VAR distribution model.

Competitive Conditions

The cloud services industry, including the provisioning of cloud communications services, cloud connectivity, cloud storage and cloud computing, as well as carrier voice and data services, is highly competitive, rapidly evolving and subject to constant technological change and intense marketing by providers with similar products and services. We expect that new, smaller, but very agile competitors, specializing in providing service to regional and emerging markets at low margin and hence low cost, may have an impact on our market. Similarly, the business services market includes competitors who may be significantly larger and have substantially greater market presence, financial, technical, operational and marketing resources than we do, including Tier 1 carriers, cable companies and premise-based solutions providers that are implementing cloud communication services. In the event that such a competitor expends significant sales and marketing resources in one or several markets where we compete with them, we may not be able to compete successfully in those markets. Specialized cloud services providers, who focus on one or more cloud service or application, could adopt aggressive pricing and promotion practices that could impact our ability to compete. We also believe that competition will continue to increase, placing downward pressure on prices. Such pressure could adversely affect our gross margins if we are not able to reduce our costs commensurate with the price reductions of our competitors. In addition, the pace of technological change makes it impossible for us to predict whether we will face new competitors using different technologies to provide the same or similar services offered or proposed to be offered by us. If our competitors were to provide better and more cost-effective services than ours, we may not be able to increase our revenues or capture any significant market share.

The VoIP and Internet telephony market are highly competitive. Our competitors include major telecommunications carriers in the U.S., national UCaaS providers, and numerous small cloud telephony operators. We expect to face continuing competition based on price and service offerings from existing competitors and new market entrants in the future. The principal competitive factors in our market include price, coverage, customer service, technical response times, reliability, and network size/capacity. The competitive landscape is rapidly altering the number, identity and competitiveness of the marketplace, and we are unable to determine with certainty the impact of potential consolidation in our industry.

Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we have. As a result, certain of these competitors may be able to adopt more aggressive pricing policies that could hinder our ability to market our services. We believe that our key competitive advantages are our ability to deliver reliable, high quality voice service over the Internet in a cost-effective manner, superior customers service and our VAR distribution model. We cannot provide assurances, however, that these advantages will enable us to succeed against comparable service offerings from our competitors.

Government Regulation

VoIP and other communications services, like ours, have been subject to less regulation at the state and federal levels than traditional telecommunications services. Providers of traditional telecommunications services are subject to the highest degree of regulation, while providers of VoIP and other information services are largely exempt from most federal and state regulations governing traditional common carriers. The FCC has subjected VoIP service providers to a smaller subset of regulations that apply to traditional telecommunications service providers and has not yet classified VoIP services as either telecommunications or information. The FCC is currently examining the status of VoIP service providers and the services they provide in multiple open proceedings. In addition, many state regulatory agencies impose taxes and other surcharges on VoIP services, and certain states take the position that offerings by VoIP providers are intrastate telecommunications services and therefore subject to state regulation. These states argue that if the beginning and end points of communications are known, and if some of these communications occur entirely within the boundaries of a state, the state can regulate that offering. We believe that the FCC has preempted states from regulating VoIP offerings in the same manner as providers of traditional telecommunications services. However, this issue has not been resolved definitively as a matter of law, and it remains possible that the FCC could determine that such services are not information services, or that there could be a judicial or legislative determination that the states are not preempted from regulating VoIP services as traditional telecommunications services. We cannot predict how or when these issues will be resolved or its potential future impact on our business at this time.

The effect of any future laws, regulations and orders on our operations, including, but not limited to, our cloud-based communications and collaboration services, cannot be determined. But as a general matter, increased regulation and the imposition of additional funding obligations increases service costs that may or may not be recoverable from our customers, which could result in making our services less competitive with traditional telecommunications services if we increase our prices or decreasing our profit margins if we attempt to absorb such costs.

Federal, state, local and foreign governmental organizations are considering other legislative and regulatory proposals that would regulate and/or tax applications running over the Internet. We cannot predict whether new taxes will be imposed on our services, and depending on the type of taxes imposed, whether and how our services would be affected thereafter. Increased regulation of the Internet may decrease its growth and hinder technological development, which may negatively impact the cost of doing business via the Internet or otherwise materially adversely affect our business, financial condition and results of operations.

Regulation of Internet-based Telecommunication Services in the United States

We have the necessary authority under Section 214 of the Communications Act to operate as a domestic and international carrier. We are considered a non-dominant domestic interstate carrier subject to minimal regulation by the FCC. We are not required to obtain FCC authority to initiate or expand our domestic interstate operations, but we are required to obtain FCC approval to transfer control or discontinue service and are required to file various reports and pay various fees and assessments. In addition, we must offer service on a nondiscriminatory basis at just and reasonable rates and are subject to the FCC’s complaint jurisdiction. Generally, our international voice traffic is subject to minimal regulation by state and local jurisdictions.

The FCC requires Internet voice communications service providers, such as our company, to provide E-911 service in all geographic areas covered by the traditional wire-line E-911 network. Under the FCC’s rules, Internet voice communications providers must transmit the caller’s phone number and registered location information to the appropriate public safety answering point, or PSAP, for the caller’s registered location. The FCC also requires interconnected VoIP service providers to make Universal Service Fund (“USF”) contributions. We believe that our services are currently compliant with all applicable requirements of the FCC, and we have made and are making the required contributions to the USF. However, should we at some time fail to meet certain requirements or fail to make required contributions, we could be subject to revocation of our authority to operate or to fines or penalties.

As a result of the FCC’s preemption of states’ ability to regulate certain aspects of VoIP service, and a trend in state legislatures to affirmatively deregulate VoIP services for most purposes, our VoIP services are subject to relatively few state regulatory requirements aside from collection of state and local E911 fees and state Universal Service support obligations. We believe that our VoIP services are currently compliant with all applicable state requirements, and we have made and are making the required contributions to E911, state USF, and other funds. The state regulatory framework for our VoIP services continues to evolve, so we, in conjunction with our professional advisors, monitor the actions of the various state regulatory agencies and endeavor to ensure that we are in compliance with applicable state law, including any new statutes or regulations that may be passed. However, there can be no assurance that we will become aware of all applicable requirements on a timely basis, or that we will always be fully compliant with applicable rules and regulations. Should we fail to be compliant with applicable state regulations, or to file required reports with state regulatory agencies, we could be subject to fines and/or penalties.

In addition to regulations addressing Internet telephony and broadband services, other regulatory issues relating to the Internet generally could affect our ability to provide our services. Congress has adopted legislation that regulates certain aspects of the Internet including online content, user privacy, taxation, liability for third-party activities and jurisdiction. In addition, a number of initiatives pending in Congress and state legislatures would prohibit or restrict advertising or sale of certain products and services on the Internet, which may have the effect of raising the cost of doing business on the Internet generally.

International Regulation

The regulatory treatment of Internet telephony outside of the U.S. varies widely from country to country. A number of countries that currently prohibit competition in the provision of voice telephony also prohibit Internet telephony. Other countries permit but regulate Internet telephony. Some countries will evaluate proposed Internet telephony service on a case-by-case basis and determine whether it should be regulated as a voice service or as another telecommunications service. In many countries, Internet telephony has not yet been addressed by legislation or regulation. Increased regulation of the Internet and/or Internet telephony providers or the prohibition of Internet telephony in one or more countries could adversely affect our business and future prospects if we decide to expand globally.

Customers and Suppliers

We rely on various suppliers to provide services in connection with our Voice over Internet Protocol (“VoIP”) or Unified Communication as a Service (“UCaaS”) offerings. Our customers include businesses in various industries including Healthcare, Banking, Financial Services, Legal, Real Estate, and Construction. We are not dependent upon any single supplier or customer.

During the year ended July 31, 2018, the Company did not derived a significant amount of revenue from one single customer. During the year ended July 31, 2017, the Company derived a significant amount revenue from four customers, comprising 24%, 24%, 11%, and 8% of the total revenue for the year.

As of the year ended July 31, 2018, the company derived 13% and 23% total accounts receivable from two customers. As of the year ended July 31, 2017, the Company derived a significant amount of accounts receivable from three customers, comprising 37%, 27% and 14% of the total accounts receivable as of the year ended July 31, 2017.

Employees

As of September 12, 2019, we had 23 employees, all of whom performed sales, operational, technical and administrative functions. We believe our future success will depend to a large extent on our continued ability to attract and retain highly skilled and qualified employees. We consider our employee relations to be good. None of these aforementioned employees belong to labor unions.

Peak One Equity Purchase Agreement and Registration Rights Agreement

Summary of the Offering

Shares currently outstanding (1):	25,240,222

Shares being offered:	6,324,142

Shares Outstanding after the offering:	31,564,364 assuming each share offered for resale hereby is sold.

Offering Price per share:	The selling stockholders may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices and prevailing market prices at the time of sale, at varying prices or at negotiated prices.

Use of Proceeds:	We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholder. However, we will receive proceeds from our initial sale of shares to Peak One, pursuant to the Financing Agreement. The proceeds from the initial sale of shares will be used for the purpose of working capital and that the Board of Directors, in good faith deem to be in the best interest of the Company.

Trading Symbol:	DTGI

Risk Factors:	See “Risk Factors” beginning on page 10 and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

(1)	The number of shares of our Common Stock outstanding prior to and to be outstanding immediately after this offering, as set forth in the table above, is based on 25,240,222 shares outstanding as of September 12, 2019, and excluding 6,324,142 shares of Common Stock issuable in this offering as well as the 250,000 shares of Common Stock issued to Peak One as commitment shares for entering into the Equity Purchase Agreement (the “Commitment Shares”).

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following summary consolidated statements of operations data for the quarter ended April 30, 2019 and fiscal year ended July 31, 2018 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Additionally, the nine months ended April 30, 2019 and 2018 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The summary consolidated balance sheet data as of April 30, 2019 are derived from our consolidated financial statements that are included elsewhere in this prospectus. The historical financial data presented below is not necessarily indicative of our financial results in future periods, and the results for the quarter ended April 30, 2019 is not necessarily indicative of our operating results to be expected for the full fiscal year ending July 31, 2019 or any other period. You should read the summary consolidated financial data in conjunction with those financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. Our consolidated financial statements have been prepared on a basis consistent with our audited financial statements and include all adjustments, consisting of normal and recurring adjustments that we consider necessary for a fair presentation of the financial position and results of operations as of and for such periods.

DIGERATI TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	April 30,	July 31,
	2019	2018

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$460	$388
Accounts receivable, net	245	229
Prepaid and other current assets	80	124
Deposits	55	-

Total current assets	840	741

LONG-TERM ASSETS:
Intangible assets, net	2,736	3,046
Property and equipment, net	535	713
Other assets	58	59

Total assets	$4,169	$4,559

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$1,173	$1,177
Accrued liabilities	1,432	893
Current portion of capital lease obligations	32	30
Convertible note payable, current, net $11 and $187, respectively	761	585
Note payable, current, related party	425	126
Note payable, current, net $0 and $0, respectively	1,200	725
Convertible note payable, current, net $345 and $273, respectively	235	33
Deferred income	314	262
Derivative liability	1,303	632
Total current liabilities	6,875	4,463

LONG-TERM LIABILITIES:
Convertible debenture, net $99 and $273, respectively	51	27
Notes payable, related party, net $27 and $38, respectively	147	505
Note payable	-	500
Obligations under capital leases	40	64
Total long-term liabilities	238	1,096

Total liabilities	7,113	5,559

Commitments and contingencies

STOCKHOLDERS’ DEFICIT:
Preferred stock, $0.001, 50,000,000 shares authorized, 50,000 and 0 issued and outstanding, respectively	-	-
Common stock, $0.001, 150,000,000 shares authorized, 18,876,431 and 12,775,143 issued and outstanding, respectively	19	13
Additional paid in capital	81,764	79,993
Accumulated deficit	(84,434)	(80,800)
Other comprehensive income	1	1
Total Digerati’s stockholders’ deficit	(2,650)	(793)
Noncontrolling interest	(294)	(207)
Total stockholders’ deficit	(2,944)	(1,000)
Total liabilities and stockholders’ deficit	$4,169	$4,559

See accompanying notes to unaudited consolidated financial statements

  DIGERATI TECHNOLOGIES, INC. AND SUBSIDIARIES

  CONSOLIDATED STATEMENTS OF OPERATIONS

  (In thousands, except per share amounts, unaudited)

	Three months ended April 30,		Nine months ended April 30,
	2019	2018	2019	2018
OPERATING REVENUES:
Cloud-based hosted services	$1,485	$196	$4,493	$403

Total operating revenues	1,485	196	4,493	403

OPERATING EXPENSES:
Cost of services (exclusive of depreciation and amortization)	770	106	2,322	249
Selling, general and administrative expense	875	332	2,309	830
Stock compensation & warrant expense	345	354	731	1,328
Legal and professional fees	95	68	305	359
Bad debt	-	-	(3)	-
Depreciation and amortization expense	167	50	505	89
Total operating expenses	2,252	910	6,169	2,855

OPERATING LOSS	(767)	(714)	(1,676)	(2,452)

OTHER INCOME (EXPENSE):
Gain (loss) on derivative instruments	903	47	(594)	155
Income tax	(10)	-	(37)	-
Interest income (expense)	(376)	(41)	(1,414)	(250)
Total other income (expense)	517	6	(2,045)	(95)

NET LOSS INCLUDING NONCONTROLLING INTEREST	(250)	(708)	(3,721)	(2,547)

Less: Net loss attributable to the noncontrolling interest	29	-	87	-

NET LOSS	$(221)	$(708)	$(3,634)	$(2,547)

Deemed dividend on Series A Convertible preferred stock	(2)	-	(2)	-

NET LOSS ATTRIBUTABLE TO DIGERATI’S COMMON SHAREHOLDERS	$(223)	$(708)	$(3,636)	$(2,547)

INCOME (LOSS) PER COMMON SHARE - BASIC	$(0.01)	$(0.06)	$(0.24)	$(0.26)

INCOME (LOSS) PER COMMON SHARE - DILUTED	$(0.01)	$(0.06)	$(0.24)	$(0.26)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC	18,184,442	11,063,326	15,163,082	9,903,152

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - DILUTED	18,184,442	11,063,326	15,163,082	9,903,152

See accompanying notes to unaudited consolidated financial statements

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Special Information Regarding Forward-Looking Statements

Some of the statements in this prospectus are “forward-looking statements.” These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth herein under “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer. Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

Risks Related to Our Business

WE HAVE A HISTORY OF OPERATING LOSSES, ANTICIPATE FUTURE LOSSES AND MAY NEVER BE PROFITABLE.

We have experienced significant operating losses in our Company’s recent history. Our ability to achieve annual profitability in the future depends on a number of factors, including our ability to attract and service customers on a profitable basis and the growth of the video surveillance industry. If we are unable to achieve annual profitability, we may not be able to execute our business plan, our prospects may be harmed, and our stock price could be materially and adversely affected.

THE MARKETS IN WHICH WE COMPETE ARE HIGHLY COMPETITIVE.

The cloud services and internet-based telephony products and services markets in which we primarily compete are highly competitive and are influenced by competitive factors including:

●	our ability to rapidly develop and introduce new high performance integrated solutions;

●	the price and total cost of ownership and return on investment associated with the solutions;

●	the simplicity of deployment and use of the solutions;

●	the reliability and scalability of the solutions;

●	the market awareness of a particular brand;

●	our ability to provide secure access to wireless networks;

●	our ability to offer a suite of products and solutions;

●	our ability to allow centralized management of the solutions; and

●	our ability to provide quality product support.

New entrants seeking to gain market share by introducing new technology and new products may also make it more difficult for us to sell our products and could create increased pricing pressure.

We expect competition to continuously intensify as other established and new companies introduce new products in the same markets that we serve or intend to enter, as these markets consolidate. Our business will suffer if we do not maintain our competitiveness.

A number of our current or potential competitors have longer operating histories, greater brand recognition, larger customer bases and significantly greater resources than we do.

As we move into new markets for different types of products, our brand may not be as well-known as incumbents in those markets. Potential customers may prefer to purchase from their existing suppliers or well-known brands rather than a new supplier, regardless of product performance or features. We expect increased competition from other established and emerging companies if our markets continue to develop and expand. As we enter new markets, we expect to face competition from incumbent and new market participants and there is no assurance that our entry into new markets will be successful.

MANY OF THESE COMPANIES HAVE SIGNIFICANTLY GREATER FINANCIAL, TECHNICAL, MARKETING, DISTRIBUTION AND OTHER RESOURCES THAN WE DO AND ARE BETTER POSITIONED TO ACQUIRE AND OFFER COMPLEMENTARY PRODUCTS AND TECHNOLOGIES.

Industry consolidation, acquisitions and other arrangements among competitors may adversely affect our competitiveness because it may be more difficult to compete with entities that have access to their combined resources. As a result of such consolidation, acquisition or other arrangements, our current and potential competitors might be able to adapt more quickly to new technologies and consumer preference, devote greater resources to the marketing and promotion of their products, initiate or withstand price competition, and take advantage of acquisitions or other opportunities more readily and develop and expand their products more quickly than we do. These combinations may also affect customers’ perceptions regarding the viability of companies our size and, consequently, affect their willingness to purchase our products.

THE COMPLEXITY OF OUR PRODUCTS COULD RESULT IN UNFORESEEN DELAYS OR EXPENSES CAUSED BY UNDETECTED DEFECTS OR BUGS.

Our products may contain defects and bugs when they are introduced, or as new versions are released. We have focused, and intend to focus in the future, on getting our new products to market quickly. Due to our rapid product introductions, defects and bugs that may be contained in our products may not yet have manifested. We have in the past experienced, and may in the future experience, defects and bugs. If any of our products contain material defects or bugs, or has reliability, quality or compatibility problems, we may not be able to promptly or successfully correct these problems. The existence of defects or bugs in our products may damage our reputation and disrupt our sales. If any of these problems are not found until after we have commenced commercial production and distribution of a new product, we may be required to incur additional development costs, repair or replacement costs, and other costs relating to regulatory proceedings, product recalls and litigation, which could harm our reputation and operating results. Undetected defects or bugs may lead to negative online Internet reviews of our products, which are increasingly becoming a significant factor in the success of our new product launches, especially for our consumer products. If we are unable to quickly respond to negative reviews, including end user reviews posted on various prominent online retailers, our ability to sell these products will be harmed. Moreover, we may offer stock rotation rights to our distributors. If we experience greater returns from retailers or end customers, or greater warranty claims, in excess of our reserves, our business, revenue and operating results could be harmed.

SECURITY VULNERABILITIES IN OUR PRODUCTS, SERVICES AND SYSTEMS COULD LEAD TO REDUCED REVENUES AND CLAIMS AGAINST US.

The quality and performance of some of our products and services may depend upon their ability to withstand cyber attacks. Third parties may develop and deploy viruses, worms and other malicious software programs, some of which may be designed to attack our products, systems, or networks. Some of our products and services also involve the storage and transmission of users’ and customers’ proprietary information which may be the target of cyber attacks. Hardware and software that we produce or procure from third parties also may contain defects in manufacture or design, including bugs and other problems, which could compromise their ability to withstand cyber attacks.

The costs to us to eliminate or alleviate security vulnerabilities can be significant, and our efforts to address these problems may not be successful and could result in interruptions, delays, cessation of service and loss of existing or potential customers that may impede our sales, manufacturing, distribution or other critical functions, as well as potential liability to the company. The risk that these types of events could seriously harm our business is likely to increase as we expand the web-based products and services that we offer.

WE HAVE AN ACCUMULATED DEFICIT AND WE ANTICIPATE CONTINUING LOSSES THAT WILL RESULT IN SIGNIFICANT LIQUIDITY AND CASH FLOW PROBLEMS AND WE MAY BE FORCED TO CEASE OPERATIONS.

We have incurred losses since our inception and have an accumulated deficit of $84,434,000 as of April 30, 2019. Our operations have been financed primarily through the issuance of equity and debt. For the year ended July 31, 2018, net loss and cash used in operations were $3,220,000 and $985,000, respectively. We are constantly evaluating our cash needs and our burn rate, in order to make appropriate adjustments in operating expenses. We anticipate that our cash used in operations will continue to increase as a result of becoming a public company due to increased professional fees. Our continued existence is dependent upon, among other things, our ability to raise capital and to market and sell our products and services successfully. While we are attempting to increase sales, growth has not been significant enough to support daily operations, there is no assurance that we will continue as a going concern. If we are unable to continue as a going concern and were forced to cease operations, it is likely that our stockholders would lose their entire investment in our company.

OUR AUDITORS HAVE EXPRESSED DOUBTS ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN. IF WE WERE FORCED TO CEASE OUR BUSINESS AND OPERATIONS, YOU WOULD LOSE YOUR INVESTMENT IN OUR COMPANY.

Our revenues are not sufficient to enable us to meet our operating expenses and otherwise implement our business plan. The report of our independent registered public accounting firm on our financial statements for the year ended July 31, 2018 contains an explanatory paragraph raising doubt as to our ability to continue as a going concern as a result of our losses from operations, stockholders’ deficit and negative working capital. Our consolidated financial statements, which appear elsewhere in this Form 10-K, are prepared assuming we will continue as a going concern. The financial statements do not include any adjustments to reflect future adverse effects on the recoverability and classification of assets or amounts and classification of liabilities that may result if we are not successful.

WE WILL NEED ADDITIONAL FINANCING WHICH WE MAY NOT BE ABLE TO OBTAIN ON ACCEPTABLE TERMS IF AT ALL. DUE TO THE SIZE OF OUR COMPANY AND THE LACK OF A PUBLIC MARKET FOR OUR COMMON STOCK IT IS LIKELY THAT THE TERMS OF ANY FINANCING WE MAY BE ABLE TO SECURE WILL BE DETRIMENTAL TO OUR CURRENT STOCKHOLDERS.

Our current operations are not sufficient to fund our operating expenses and we will need to raise additional working capital to continue our current business and to provide funds for marketing to support our efforts to increase our revenues. Generally, small businesses such as ours which lack a public market for their securities, face significant difficulties in their efforts to raise equity capital. While to date we have relied upon the relationships of our executive officers in our capital raising efforts, there are no assurances that we will be successful utilizing these existing sources. In such an event, we could be required to engage a broker-dealer to assist us in our capital raising efforts. Even if we are successful in finding a broker-dealer willing to assist us in raising capital, there are no assurances that the terms of financings offered by a broker-dealer will be as favorable as those we have offered our investors to date. While we do not have any commitments to provide additional capital, if we are able to raise capital, the structure of that capital raise could impact our company and our stockholders in a variety of ways. If we raise additional capital through the issuance of debt, this will result in interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our company held by existing stockholders will be reduced and those stockholders may experience significant dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock. We cannot assure you that we will be able to raise the working capital as needed in the future on terms acceptable to us, if at all. If we do not raise funds as needed, we may not be able to continue our operations and it is likely that you would lose your entire investment in our company.

WE MAY NEED TO RAISE CAPITAL OVER THE NEXT TWELVE MONTHS TO FUND OUR OPERATIONS.

We do not have any additional commitments to provide capital and we cannot assure you that funds are available to us upon terms acceptable to us, if at all. If we do not raise funds as needed, our ability to provide for current working capital needs and satisfy our obligations is in jeopardy. In this event, you could lose all of your investment in our company.

WE DEPEND ON OUR KEY MANAGEMENT PERSONNEL AND THE LOSS OF THEIR SERVICES COULD ADVERSELY AFFECT OUR BUSINESS.

We place substantial reliance upon the efforts and abilities of our executive officers Arthur L. Smith, our President and Chief Executive Officer, and Antonio Estrada Jr., our Chief Financial Officer. The loss of the services of any of our executive officers could have a material adverse effect on our business, operations, revenues or prospects. We do not maintain key man life insurance on the lives of these individuals.

MANAGEMENT EXERCISES SIGNIFICANT CONTROL OVER MATTERS REQUIRING SHAREHOLDER APPROVAL WHICH MAY RESULT IN THE DELAY OR PREVENTION OF A CHANGE IN OUR CONTROL.

Arthur L. Smith, our President and Chief Executive Officer, Antonio Estrada Jr., our Chief Financial Officer and Craig K. Clement, Chairman of the Board, have voting power equal to approximately 20% of our voting securities. As a result, management through such stock ownership rights has the ability to exercise significant control over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership in management may also have the effect of delaying or preventing a change in control of us that may be otherwise viewed as beneficial by shareholders other than management.

OUR REVENUES, OPERATING MARGINS, CASH FLOWS AND OTHER OPERATING RESULTS COULD VARY SIGNIFICANTLY FROM PERIOD TO PERIOD AS A RESULT OF VARIOUS FACTORS, MANY OF WHICH ARE OUTSIDE OF OUR CONTROL.

Our revenues, operating margins, cash flows and other operating results could vary significantly from period to period as a result of various factors, many of which are outside of our control. Our customers also have the choice of entering into agreements for term licenses and agreements for our cloud services.

WE EMPLOY MULTIPLE AND EVOLVING PRICING MODELS FOR OUR OFFERINGS.

We offer a subscription model for cloud services, which each have different payment schedules, and depending on the mix of such licenses and cloud subscriptions, our revenues or deferred revenues could be adversely affected.

IT MAY BE DIFFICULT TO EVALUATE OUR FUTURE PROPSOECTS AND MAY INCREASE RISK THAT WE WILL NOT BE SUCCESSFUL.

Some of the risks include:

●	respond timely and effectively to competitor offerings and pricing models;

●	appropriately price our offerings;

●	manage the costs of providing our cloud services;

●	generate leads and convert users of the trial versions of our offerings to paying customers;

●	prevent users from circumventing the terms of their licenses and cloud subscriptions;

●	continue to invest in our platform to deliver additional enhancements and content for our offerings and to foster an ecosystem of developers and users to expand the use cases of our offerings;

●	maintain and enhance our website and cloud services infrastructure to minimize interruptions when accessing our offerings;

●	process, store and use our employees, customers’ and other third parties’ data in compliance with applicable governmental regulations and other legal obligations related to data privacy, data protection, data transfer, data residency, encryption and security;

●	hire, integrate and retain world-class professional and technical talent; and

●	successfully integrate acquired businesses and technologies.

IF WE OR OUR THIRD-PARTY SERVICE PROVIDERS EXPERIENCE A SECURITY BREACH OR UNAUTHORIZED PARTIES OTHERWISE OBTAIN ACCESS TO OUR CUSTOMERS’ NETWORK, OUR DATA, OR OUR CLOUD SERVICES, OUR OFFERINGS MAY BE PERCEIVED AS NOT BEING SECURE, OUR REPUTATION MAY BE HARMED, DEMAND FOR OUR OFFERINGS MAY BE REDUCED, AND WE MAY INCUR SIGNIFICANT LIABILITIES.

Our offerings involve the storage and transmission of data, and security breaches could result in the loss of this information, litigation, indemnity obligations and other liability. We may become the target of cyber-attacks by third parties seeking unauthorized access to our data or users’ data or to disrupt our ability to provide service. While we have taken steps to protect the confidential information that we have access to, including confidential information we may obtain through our customer support services or customer usage of our cloud services, our security measures or those of our third-party service providers could be breached or we could suffer data loss. Computer malware, viruses, social engineering (predominantly spear phishing attacks), and general hacking have become more prevalent in our industry, particularly against cloud services. In addition, we do not directly control content that customers store in our offerings. If customers use our offerings for the transmission or storage of personally identifiable information and our security measures are or are believed to have been breached as a result of third-party action, employee error, malfeasance or otherwise, our reputation could be damaged, our business may suffer, and we could incur significant liability.

We also process, store and transmit our own data as part of our business and operations. This data may include personally identifiable, confidential or proprietary information. There can be no assurance that any security measures that we or our third-party service providers have implemented will be effective against current or future security threats. While we have developed systems and processes to protect the integrity, confidentiality and security of our data, our security measures or those of our third-party service providers could fail and result in unauthorized access to or disclosure, modification, misuse, loss or destruction of such data.

Because there are many different security breach techniques and such techniques continue to evolve, we may be unable to anticipate attempted security breaches and implement adequate preventative measures. Third parties may also conduct attacks designed to temporarily deny customers access to our cloud services. Any security breach or other security incident, or the perception that one has occurred, could result in a loss of customer confidence in the security of our offerings and damage to our brand, reduce the demand for our offerings, disrupt normal business operations, require us to spend material resources to investigate or correct the breach, expose us to legal liabilities, including litigation, regulatory enforcement, and indemnity obligations, and adversely affect our revenues and operating results. These risks may increase as we continue to grow the number and scale of our cloud services, and process, store, and transmit increasingly large amounts of data.

WE USE THIRD-PARTY TECHNOLOGY AND SYSTEMS FOR A VARIETY OF REASONS, INCLUDING, WITHOUT LIMITATION, ENCRYPTION AND AUTHENTICATION TECHNOLOGY, EMPLOYEE EMAIL, CONTENT DELIVERY TO CUSTOMERS, BACK-OFFICE SUPPORT, CREDIT CARD PROCESSING AND OTHER FUNCTIONS.

Although we have developed systems and processes that are designed to protect customer information and prevent data loss and other security breaches, including systems and processes designed to reduce the impact of a security breach at a third-party vendor, such measures cannot provide absolute security.

Interruptions or performance problems associated with our technology and infrastructure, and our reliance on Unified Communications as a Service (“UCaaS”) technologies from third parties, may adversely affect our business operations and financial results.

Our continued growth depends in part on the ability of our existing and potential customers to use and access our website or our cloud services in order to download our on-premises software or encrypted access keys for our software within an acceptable amount of time. We have experienced, and may in the future experience, website and cloud service disruptions, storage failures, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors, capacity constraints due to an overwhelming number of users accessing our website and services simultaneously, unauthorized access, denial of service, security or ransomware attacks. In some instances, we may not be able to identify the cause or causes of these website or service performance problems within an acceptable period of time. It may become increasingly difficult to maintain and improve our website and service performance, especially during peak usage times and as our offerings become more complex and our user traffic increases. If our website or cloud services are unavailable or if our users are unable to download our software or encrypted access keys within a reasonable amount of time or at all, our business would be negatively affected. We expect to continue to make significant investments to maintain and improve website and service performance and to enable rapid releases of new features and apps for our offerings. To the extent that we do not effectively address capacity constraints, upgrade our systems as needed and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business and operating results may be adversely affected.

Risks Related to Our Stock

OUR STOCK PRICE MAY BE VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in response to various factors, many of which are beyond our control, including the following:

●	technological innovations or new products and services by us or our competitors;

●	additions or departures of key personnel;

●	sales of our common stock, particularly under any registration statement for the purposes of selling any other securities, including management shares;

●	negative sentiment from investors, customers, vendors and strategic partners due to doubt about our ability to continue as a going concern;

●	our ability to execute our business plan;

●	operating results that fall below expectations;

●	loss of any strategic relationship;

●	industry developments;

●	economic and other external factors; and

●	period-to-period fluctuations in our financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also significantly affect the market price of our common stock.

WE ARE SUBJECT TO PENNY STOCK RULES WHICH WILL MAKE THE SHARES OF OUR COMMON STOCK MORE DIFFICULT TO SELL.

We are subject to the Securities and Exchange Commission’s “penny stock” rules since our shares of common stock sell below $5.00 per share. Penny stocks generally are equity securities with a per share price of less than $5.00. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation.

In addition, the penny stock rules require that prior to a transaction the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for shares of our common stock. As long as our shares of common stock are subject to the penny stock rules, the holders of such shares of common stock may find it more difficult to sell their securities.

THERE IS, AT PRESENT, ONLY A LIMITED MARKET FOR OUR COMMON STOCK AND WE CANNOT ENSURE INVESTORS THAT AN ACTIVE MARKET FOR OUR COMMON STOCK WILL EVER DEVELOP OR BE SUSTAINED.

Our shares of common stock are thinly traded. Due to the illiquidity, the market price may not accurately reflect our relative value. There can be no assurance that there will be an active market for our shares of common stock either now or in the future. Because our common stock is so thinly traded, a large block of shares traded can lead to a dramatic fluctuation in the share price and investors may not be able to liquidate their investment in us at all or at a price that reflects the value of the business. In addition, our common stock currently trades on the OTC QB, which generally lacks the liquidity, research coverage and institutional investor following of a national securities exchange like the NYSE MKT, the New York Stock Exchange or the Nasdaq Stock Market. While we intend to list our common stock on a national securities exchange once we satisfy the initial listing standards for such an exchange, we currently do not, and may not ever, satisfy such initial listing standards.

OUR BOARD OF DIRECTORS CAN AUTHORIZE THE ISSUANCE OF PREFERRED STOCK, WHICH COULD DIMINISH THE RIGHTS OF HOLDERS OF OUR COMMON STOCK AND MAKE A CHANGE OF CONTROL OF US MORE DIFFICULT EVEN IF IT MIGHT BENEFIT OUR SHAREHOLDERS.

Our board of directors is authorized to issue up to 50,000,000 shares of preferred stock in one or more series and to fix the voting powers, preferences and other rights and limitations of the preferred stock. We currently have no shares of preferred stock issued and outstanding. We may issue additional shares of preferred stock with a preference over our common stock with respect to dividends or distributions on liquidation or dissolution, or that may otherwise adversely affect the voting or other rights of the holders of common stock. Issuances of preferred stock, depending upon the rights, preferences and designations of the preferred stock, may have the effect of delaying, deterring or preventing a change of control, even if that change of control might benefit our shareholders.

OFFERS OR AVAILABILITY FOR SALE OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK MAY CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock and make it more difficult for us to raise funds through future offerings of common stock. As additional shares of our common stock become available for resale in the public market, the supply of our common stock will increase, which could decrease the price of our common stock.

In addition, if our shareholders sell substantial amounts of our common stock in the public market, upon the expiration of any statutory holding period under Rule 144, upon the expiration of lock-up periods applicable to outstanding shares, or upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang,” in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, could also make it more difficult for us to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

WE DO NOT EXPECT TO PAY DIVIDENDS IN THE FUTURE. AS A RESULT, ANY RETURN ON INVESTMENT MAY BE LIMITED TO THE VALUE OF OUR COMMON STOCK.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. The payment of dividends on our common stock will depend on our earnings, financial condition and other business and economic factors as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on an investment in our common stock will only occur if our stock price appreciates.

WE HAVE NOT VOLUNTARILY IMPLEMENTED VARIOUS CORPORATE GOVERNANCE MEASURES, IN THE ABSENCE OF WHICH, STOCKHOLDERS MAY HAVE MORE LIMITED PROTECTIONS AGAINST INTERESTED DIRECTOR TRANSACTIONS, CONFLICTS OF INTEREST AND SIMILAR MATTERS.

Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or the NASDAQ Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors’ independence, audit committee oversight, and the adoption of a code of ethics. While we have adopted certain corporate governance measures such as a Code of Ethics, we presently do not have any independent directors. It is possible that if we were to have independent directors on our board, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees may be made by our directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures and independent directors in formulating their investment decisions.

OUR BUSINESS COULD BE ADVERSELY AFFECTED IF WE FAIL TO IMPLEMENT AND MAINTAIN EFFECTIVE DISCLOSURE CONTROLS AND PROCEDURES AND INTERNAL CONTROL OVER FINANCIAL REPORTING

We concluded that as of July 31, 2018, our disclosure controls and procedures and our internal control over financial reporting were not effective. We have determined that we have deficiencies in the design or operation of our internal controls under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) within the required time periods and that material weaknesses in our internal control over financial reporting exist relating to not being able to provide for adequate review of our financial statements. If we are unable to implement and maintain effective disclosure controls and procedures and remediate the material weaknesses in a timely manner, or if we identify other material weaknesses in the future, our ability to produce accurate and timely financial statements and public reports could be impaired, which could adversely affect our business and financial condition. We identified a lack of sufficient segregation of duties. In addition, investors may lose confidence in our reported information and the market price of our Common Stock may decline.

Risks Related to the Offering

OUR EXISTING STOCKHOLDERS MAY EXPERIENCE SIGNIFICANT DILUTION FROM THE SALE OF OUR COMMON STOCK PURSUANT TO THE PEAK ONE FINANCING AGREEMENT.

The sale of our common stock to Peak One in accordance with the Financing Agreement may have a dilutive impact on our shareholders. As a result, the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put options, the more shares of our common stock we will have to issue to Peak One in order to exercise a put under the Financing Agreement. If our stock price decreases, then our existing shareholders would experience greater dilution for any given dollar amount raised through the offering.

The perceived risk of dilution may cause our stockholders to sell their shares, which may cause a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

THE ISSUANCE OF SHARES PURSUANT TO THE PEAK ONE FINANCING AGREEMENT MAY HAVE A SIGNIFICANT DILUTIVE EFFECT.

Depending on the number of shares we issue pursuant to the Peak One Financing Agreement, it could have a significant dilutive effect upon our existing shareholders. Although the number of shares that we may issue pursuant to the Financing Agreement will vary based on our stock price (the higher our stock price, the less shares we have to issue), there may be a potential dilutive effect to our shareholders, based on different potential future stock prices, if the full amount of the Financing Agreement is realized. Dilution is based upon common stock put to Peak One and the stock price discounted to 88% purchase price of the lowest closing price during the pricing period.

PEAK ONE WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK WHICH COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

Our common stock to be issued under the Peak One Financing Agreement will be purchased at a 12% discount, or 88% of the lowest closing price for the Company’s common stock during the ten (10) consecutive trading days immediately preceding the Purchase Date (as defined in the Peak one Financing Agreement).

Peak One has a financial incentive to sell our shares immediately upon receiving them to realize the profit between the discounted price and the market price. If Peak One sells our shares, the price of our common stock may decrease. If our stock price decreases, Peak One may have further incentive to sell such shares. Accordingly, the discounted sales price in the Financing Agreement may cause the price of our common stock to decline.

WE MAY NOT HAVE ACCESS TO THE FULL AMOUNT UNDER THE FINANCING AGREEMENT.

The lowest closing price of the Company’s common stock during the ten (10) consecutive trading day period immediately preceding the filing of this Registration Statement was approximately $0.09. At that price we would be able to sell shares to Peak One under the Financing Agreement at the discounted price of $0.08. At that discounted price, the 6,074,142 shares would only represent approximately $546,675, which is far below $5,000,000 (the full amount of the Financing Agreement).

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties and include statements regarding, among other things, our projected revenue growth and profitability, our growth strategies and opportunity, anticipated trends in our market and our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. These statements may be found under the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products, market acceptance, future performance or results of current and anticipated products, sales efforts, expenses, and the outcome of contingencies such as legal proceedings and financial results.

Examples of forward-looking statements in this prospectus include, but are not limited to, our expectations regarding our business strategy, business prospects, operating results, operating expenses, working capital, liquidity and capital expenditure requirements. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the cost, terms and availability of components, pricing levels, the timing and cost of capital expenditures, competitive conditions and general economic conditions. These statements are based on our management’s expectations, beliefs and assumptions concerning future events affecting us, which in turn are based on currently available information. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect.

Important factors that could cause actual results to differ materially from the results and events anticipated or implied by such forward-looking statements include, but are not limited to:

●	changes in the market acceptance of our products;

●	increased levels of competition;

●	changes in political, economic or regulatory conditions generally and in the markets in which we operate;

●	our relationships with our key customers;

●	our ability to retain and attract senior management and other key employees;

●	our ability to quickly and effectively respond to new technological developments;

●	our ability to protect our trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on the proprietary rights of the Company; and

●	other risks, including those described in the “Risk Factors” discussion of this prospectus.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all of those risks, nor can we assess the impact of all of those risks on our business or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements in this prospectus are based on assumptions management believes are reasonable. However, due to the uncertainties associated with forward-looking statements, you should not place undue reliance on any forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and unless required by law, we expressly disclaim any obligation or undertaking to publicly update any of them in light of new information, future events, or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our Common Stock by the Selling Stockholder. However, we will receive proceeds from our initial sale of shares to Peak One, pursuant to the Financing Agreement. The proceeds from the initial sale of shares will be used for the purpose of working capital or for other purposes that the Board of Directors, in good faith deem to be in the best interest of the Company.

DETERMINATION OF OFFERING PRICE

We have not set an offering price for the shares registered hereunder, as the only shares being registered are those sold pursuant to the Peak One Financing Agreement. Peak One may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices and prevailing market prices at the time of sale, at varying prices or at negotiated prices.

DILUTION

Not applicable. The shares registered under this registration statement are not being offered for purchase. The shares are being registered on behalf of our selling shareholders pursuant to the Peak One Financing Agreement.

SELLING SECURITY HOLDER

The selling stockholder identified in this prospectus may offer and sell up to 6,324,142 shares of our common stock, which consists of shares of common stock to be sold by Peak One pursuant to the Financing Agreement. If issued presently, the shares of common stock registered for resale by Peak One would represent approximately 25% of our issued and outstanding shares of common stock as of September 12, 2019.

We may require the selling stockholder to suspend the sales of the shares of our common stock being offered pursuant to this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in those documents in order to make statements in those documents not misleading.

The selling stockholder identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of common stock described under the column “Shares of Common Stock Being Offered” in the table below.

Peak One will be deemed to be an underwriter within the meaning of the Securities Act. Any profits realized by such selling stockholder may be deemed to be underwriting commissions.

Information concerning the selling stockholder may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot give an estimate as to the number of shares of common stock that will actually be held by the selling stockholder upon termination of this offering, because the selling stockholders may offer some or all of the common stock under the offering contemplated by this prospectus or acquire additional shares of common stock. The total number of shares that may be sold, hereunder, will not exceed the number of shares offered, hereby. Please read the section entitled “Plan of Distribution” in this prospectus.

The manner in which the selling stockholder acquired or will acquire shares of our common stock is discussed below under “The Offering.”

The following table sets forth the name of each selling stockholder, the number of shares of our common stock beneficially owned by such stockholder before this offering, the number of shares to be offered for such stockholder’s account and the number and (if one percent or more) the percentage of the class to be beneficially owned by such stockholder after completion of the offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of our common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days, through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement, and such shares are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person. Beneficial ownership percentages are calculated based on 25,240,222 shares of our common stock outstanding as of September 12, 2019.

Unless otherwise set forth below, (a) the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the selling stockholder’s name, subject to community property laws, where applicable, and (b) no selling stockholder had any position, office or other material relationship within the past three years, with us or with any of our predecessors or affiliates. The number of shares of common stock shown as beneficially owned before the offering is based on information furnished to us or otherwise based on information available to us at the timing of the filing of the registration statement of which this prospectus forms a part.

	Shares Owned by the Selling Stockholders	Shares of Common Stock	Number of Shares to be Owned by Selling Stockholder After the Offering and Percent of Total Issued and Outstanding Shares
Name of Selling Stockholder	before the Offering (1)	Being Offered	# of Shares (2)	% of Class (2)
Peak One Opportunity Fund, L.P. (3)	250,000	(4)	0	0%

Notes:

(1)	Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to shares of common stock. Shares of common stock subject to options, warrants and convertible debentures currently exercisable or convertible, or exercisable or convertible within 60 days, are counted as outstanding. The actual number of shares of common stock issuable upon the conversion of the convertible debentures is subject to adjustment depending on, among other factors, the future market price of our common stock, and could be materially less or more than the number estimated in the table.

(2)	Because the selling stockholders may offer and sell all or only some portion of the 6,324,142 shares of our common stock being offered pursuant to this prospectus and may acquire additional shares of our common stock in the future, we can only estimate the number and percentage of shares of our common stock that any of the selling stockholders will hold upon termination of the offering.

(3)	Jason Goldstein, Manager of Peak One Opportunity Fun, L.P. exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Peak One Opportunity Fund, L.P.

(4)	Consists of up to (i) 250,000 shares of Common Stock issued to Peak One Opportunity Fund, L.P. (“Peak One”) as commitment shares (the “Commitment Shares”); and (ii) 6,074,142 shares of Common Stock to be issued in connection with the Financing Agreement.

THE OFFERING

On January 12, 2018, we entered into an Equity Purchase Agreement (the “Financing Agreement”) with Peak One Opportunity Fund, L.P. (“Peak One”) Although we are not mandated to sell shares under the Financing Agreement, the Financing Agreement gives us the option to sell to Peak One, up to $5,000,000 worth of our common stock over the period ending twenty-four (24) months after the date this Registration Statement is deemed effective. In consideration for peak One’s execution and performance under the Financing Agreement, the Company issued 250,000 shares of Common Stock, as Commitment Shares (as defined in the Financing Agreement), to Peak One.

There is no assurance the market price of our common stock will increase in the future. The number of common shares that remain issuable may not be sufficient, dependent upon the share price, to allow us to access the full amount contemplated under the Financing Agreement. If the bid/ask spread remains the same we will not be able to place a put for the full commitment under the Financing Agreement. Based on the lowest closing price of our common stock during the ten (10) consecutive trading day period preceding the filing date of this registration statement was approximately $0.09, the registration statement covers the offer and possible sale of approximately $546,675 worth of our shares. At that price we would be able to sell shares to Peak One under the Financing Agreement at the discounted price of $0.08. At that discounted price, the 6,074,142 shares would only represent approximately $546,675, which is far below $5,000,000 (the full amount of the Financing Agreement).

The purchase price of the common stock will be set at _______ (_____%) of the lowest closing bid price of the common stock during the ten (10) consecutive trading day period immediately preceding the date on which the Company delivers a put notice to _______. In addition, there is an ownership limit for _____ of 4.99%.

Peak One is not permitted to engage in short sales involving our common stock during the term of the commitment period. In accordance with Regulation SHO, however, sales of our common stock by Peak One after delivery of a put notice of such number of shares reasonably expected to be purchased by Peak One under a put will not be deemed a short sale.

In addition, we must deliver the other required documents, instruments and writings required. Peak One is not required to purchase the put shares unless:

●	Our registration statement with respect to the resale of the shares of common stock delivered in connection with the applicable put shall have been declared effective;

●	We shall have obtained all material permits and qualifications required by any applicable state for the offer and sale of the registrable securities; and

●	We shall have filed all requisite reports, notices, and other documents with the SEC in a timely manner.

As we draw down on the equity line of credit, shares of our common stock will be sold into the market by Peak One. The sale of these shares could cause our stock price to decline. In turn, if our stock price declines and we issue more puts, more shares will come into the market, which could cause a further drop in our stock price. You should be aware that there is an inverse relationship between the market price of our common stock and the number of shares to be issued under the equity line of credit. If our stock price declines, we will be required to issue a greater number of shares under the equity line of credit. We have no obligation to utilize the full amount available under the equity line of credit.

Neither the Financing Agreement nor any of our rights or Peak One’s rights thereunder may be assigned to any other person.

PLAN OF DISTRIBUTION

Each of the selling stockholders named above and any of their pledgees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on OTC Markets or any other stock exchange, market or trading facility on which the shares of our common stock are traded or in private transactions. These sales may be at fixed prices and prevailing market prices at the time of sale, at varying prices or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	privately negotiated transactions;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; or

●	a combination of any such methods of sale.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

Peak One is an underwriter within the meaning of the Securities Act of 1933 and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. Peak One has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock of our company. Pursuant to a requirement by FINRA, the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 promulgated under the Securities Act of 1933.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. The selling stockholder may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares covered by this prospectus. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933. We will not receive any proceeds from the resale of any of the shares of our common stock by the selling stockholders. We may, however, receive proceeds from the sale of our common stock under the Financing Agreement with Peak One. Neither the Financing Agreement with Peak One nor any rights of the parties under the Financing Agreement with Peak One may be assigned or delegated to any other person.

We have entered into an agreement with Peak One to keep this prospectus effective until Peak One has sold all of the common shares purchased by it under the Financing Agreement and has no right to acquire any additional shares of common stock under the Financing Agreement.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

We are authorized to issue an aggregate of 150,000,000 shares of common stock, $0.001 par value per share and 50,000,000 shares of preferred stock in one or more series and to fix the voting powers, preferences and other rights and limitations of the preferred stock. As of September 12, 2019, we had 25,240,222 shares of common stock outstanding and no shares of preferred stock outstanding.

Each share of common stock shall have one (1) vote per share. Our common stock does not provide a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are not entitled to cumulative voting for election of Board of Directors.

Dividends

We have not paid any dividends on our common stock since our inception and do not intend to pay any dividends in the foreseeable future.

The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

As of September 12, 2019, we have issued warrants to purchase 2,350,000 shares of Common Stock issuable with a weighted average exercise price of $0.34. Of which 2,050,000 warrants are exercisable immediately, have a weighted-average remaining life of 2.21 years and a weighted-average exercise price of $0.25 as of September 12, 2019.

Options

As of September 12, 2019, we have issued options to purchase 5,240,000 shares of Common Stock issuable with a weighted average exercise price of $0.28. Of which 3,156,000 options are exercisable immediately, have a weighted-average remaining life of 3.38 years and a weighted-average exercise price of $0.30 as of September 12, 2019.

Securities Authorized for Issuance Under Equity Compensation Plans

In November 2015, Digerati adopted the Digerati Technologies, Inc. 2015 Equity Compensation Plan (the “Plan”). The Plan authorizes the grant of up to 7.5 million stock options, restricted common shares, non-restricted common shares and other awards to employees, directors, and certain other persons. The Plan is intended to permit Digerati to retain and attract qualified individuals who will contribute to the overall success of Digerati. Digerati’s Board of Directors determines the terms of any grants under the Plan. Exercise prices of all stock options and other awards vary based on the market price of the shares of common stock as of the date of grant. The stock options, restricted common stock, non-restricted common stock and other awards vest based on the terms of the individual grant. On November 18, 2015, the Company filed a Registration Statement on Form S-8 to register with the U.S. Securities and Exchange Commission 7,500,000 shares of the Company’s common stock, which may be issued by the Company upon the exercise of options granted, or other awards made, pursuant to the terms of the Plan. Please see the Plan filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-8 filed with the U.S. Securities and Exchange Commission on November 18, 2015.

Preferred Stock

The Company has authorized 50,000,000 shares of preferred stock. The board of directors has the authority to issue these shares and to set dividends, voting and conversion rights, redemption provisions, liquidation preferences, and other rights and restrictions.

Anti-Takeover Effects of Various Provisions of Nevada Law

Provisions of the Nevada Revised Statutes, our articles of incorporation, as amended, and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, would be expected to discourage certain types of takeover practices and takeover bids our Board may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us will outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Blank Check Preferred

Our articles of incorporation permit our Board to issue preferred stock with voting, conversion and exchange rights that could negatively affect the voting power or other rights of our Common Stockholders. The issuance of our preferred stock could delay or prevent a change of control of our Company.

Amendments to our Articles of Incorporation and Bylaws

Under the Nevada Revised Statutes, our articles of incorporation may not be amended by stockholder action alone.

Nevada Anti-Takeover Statute

We may be subject to Nevada’s Combination with Interested Stockholders Statute (Nevada Corporation Law Sections 78.411-78.444) which prohibits an “interested stockholder” from entering into a “combination” with the corporation, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior two years, did beneficially own) 10% or more of the corporation’s capital stock entitled to vote.

Limitations on Liability and Indemnification of Officers and Directors

The Nevada Revised Statutes limits or eliminates the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors.

The limitation of liability and indemnification provisions under the Nevada Revised Statutes and in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Authorized but Unissued Shares

Our authorized but unissued shares of Common Stock and preferred stock will be available for future issuance without stockholder approval, except as may be required under the listing rules of any stock exchange on which our Common Stock is then listed. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Penny Stock Considerations

Our shares will be “penny stocks” as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00 per share. Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock. Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser’s written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.

In addition, under the penny stock regulations, the broker-dealer is required to:

●	Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

●	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

●	Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer’s account, the account’s value, and information regarding the limited market in penny stocks; and

●	Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction, prior to conducting any penny stock transaction in the customer’s account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

TRANSFER AGENT AND REGISTRAR

The transfer agent of our Common Stock is American Stock Transfer & Trust Company. Their address is 6201 15th Avenue, Brooklyn, NY 11219.

LEGAL MATTERS

Lucosky Brookman LLP, Woodbridge, New Jersey, will pass upon the validity of the securities being offered by this prospectus.

EXPERTS

The consolidated financial statements for the Company as of July 31, 2018 and for the year then ended included in this prospectus have been audited by Malone Bailey, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in our report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements for the Company as of July 31, 2017 and for the year then ended included in this prospectus have been audited by LBB & Associates Ltd., LLP, an independent registered public accounting firm, to the extent and for the periods set forth in our report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The legality of the shares offered under this registration statement will be passed upon by Lucosky Brookman LLP.

BUSINESS

Overview

Digerati Technologies, Inc., a Nevada corporation (including our subsidiaries, “we,” “us,” “Company” or “Digerati”), through its operating subsidiaries, Shift8 Networks, Inc., dba Synergy Telecom (“Shift8”) and T3 Communications, Inc. (“T3”), provides cloud services specializing in Unified Communications as a Service (“UCaaS”) solutions for the business market. Our product line includes a portfolio of Internet-based telephony products and services delivered through our cloud application platform and session-based communication network and network services including Internet broadband, fiber, and cloud WAN solutions. Our services are designed to provide enterprise-class, carrier-grade services to the small-to-medium-sized business (“SMB”) at cost-effective monthly rates. Our UCaaS or cloud communication services include fully hosted IP/PBX, mobile applications, Voice over Internet Protocol (“VoIP”) transport, SIP trunking, and customized VoIP services all delivered Only in the Cloud™.

As a provider of cloud communications solutions to the SMB, we are seeking to capitalize on the migration by businesses from the legacy telephone network to the Internet Protocol (“IP”) telecommunication network and the migration from hardware-based on-premise telephone systems to software-based communication systems in the cloud. Most SMBs are lagging in technical capabilities and advancement and seldom reach the economies of scale that their larger counterparts enjoy, due to their achievement of a critical mass and ability to deploy a single solution to a large number of workers. SMBs are typically unable to afford comprehensive enterprise solutions and, therefore, need to integrate a combination of business solutions to meet their needs. Cloud computing has revolutionized the industry and opened the door for businesses of all sizes to gain access to enterprise applications with affordable pricing. This especially holds true for cloud telephony applications, but SMBs are still a higher-touch sale that requires customer support for system integration, network installation, cabling, and troubleshooting. We have placed a significant emphasis on that “local” touch when selling, delivering, and supporting our services which we believe will differentiate us from the national providers that are experiencing high attrition rates due to poor customer support model.

The adoption of cloud communication services is being driven by the convergence of several market trends, including the increasing costs of maintaining installed legacy communications systems, the fragmentation resulting from use of multiple on-premise systems, and the proliferation of personal smartphones used in the workplace. Today, businesses are increasingly looking for an affordable path to modernizing their communications system to improve productivity, business performance and customer experience.

Our cloud solutions offer the SMB reliable, robust, and full-featured services at affordable monthly rates that eliminates high-cost capital expenditures and provides for integration with other cloud-based systems.

Products and Services

We provide a comprehensive suite of Internet-based communication services to meet the global needs of businesses that are seeking simple, flexible, and cost-effective communication solutions. Our Internet-based services include fully hosted IP/PBX services, SIP trunking, call center applications, interactive voice response auto attendant, voice and web conferencing, call recording, simultaneous calling, voicemail to email conversion, integrated mobility applications that are device and location agnostic, and multiple customized IP/PBX features in a hosted or cloud environment. Our services, known as UCaaS or cloud communications, are specifically designed for the needs of the small to medium-sized business, enterprise customers, call centers, and telephony service providers that do not have the scale or expertise necessary to deploy their own cloud telephony infrastructure.

Through our recent acquisitions, we have enhanced our product portfolio with the addition of enterprise-class data and connectivity solutions through multiple broadband technologies including cloud WAN or SD-WAN (Software-defined Wide Area Network), fiber, and Ethernet over copper. Other services include remote network monitoring, data backup and disaster recovery. The addition of these new products and services allows us to increase our value-proposition through product bundles that go beyond the voice application and to serve as a one-stop-shop for business customers seeking a comprehensive voice and data solution.

Voice over Internet Protocol Networks

The basic technology of traditional telecommunications systems was designed for slow mechanical switches. Communications over the traditional telephone network are routed through circuits that must dedicate all circuit resources to each call from its inception until the call ends, regardless of whether anyone is actually talking on the circuit. This circuit-switching technology incurs a significant cost per call and does not efficiently support the integration of voice with data services. Data networks, however, were designed for electronic switching. They break the data stream into small, individually addressed packages of data (“packets”) that are routed independently of each other from the origin to the destination. Therefore, they do not require a fixed amount of bandwidth to be reserved between the origin and destination of each call and they do not waste bandwidth when it is not being used for actual transmission of information. This allows multiple voice or voice and data calls to be pooled, resulting in these networks being able to carry more calls with an equal amount of bandwidth. Moreover, they do not require the same complex switching methods required by traditional voice telephone networks, instead using a multiplicity of routers to direct each packet to its destination and automatically routing packets around blockages, congestion or outages.

Packet switching can be used within a data network or across networks, including the public Internet. The Internet itself is not a single data network owned by any single entity, but rather a loose interconnection of networks belonging to many owners that communicate using the Internet Protocol. By converting voice signals to digital data and handling the voice signals as data, it can be transmitted through the more efficient switching networks designed for data transmissions and through the Internet using the Internet Protocol. The transmission of voice signals as digitalized data streams over the Internet is known as Voice over Internet Protocol or “VoIP”. A VoIP network has the following advantages over traditional networks:

●	Simplification: An integrated infrastructure that supports all forms of communication allows more standardization, a smaller equipment complement, and less equipment management.

●	Network Efficiency: The integration of voice and data fills up the data communication channels efficiently, thus providing bandwidth consolidation and reduction of the costs associated with idle bandwidth. This combined infrastructure can support dynamic bandwidth optimization and a fault tolerant design. The differences between the traffic patterns of voice and data offer further opportunities for significant efficiency improvements.

●	Co-existence with traditional communication mediums: IP telephony can be used in conjunction with existing public telephone system switches, leased and dial-up lines, PBXs and other customer premise equipment, enterprise LANs, and Internet connections. IP telephony applications can be implemented through dedicated gateways, which in turn can be based on open standards platforms for reliability and scalability.

●	Cost reduction: Under the VoIP network, the connection is directly to the Internet backbone and as a result the telephony access charges and settlement fees are avoided.

The growth of voice over the Internet was limited in the past due to poor sound quality caused by technical issues such as delays in packet transmission and by bandwidth limitations related to Internet network capacity and local access constraints. However, the expansion of Internet Protocol network infrastructure, improvements in packet switching and compression technology, new software algorithms and improved hardware have substantially reduced delays in packet transmissions and resulted in superior sound quality to that of the legacy telephone network.

Cloud Communications

Cloud communications are Internet-based voice and data communications where telecommunications applications, switching and storage are hosted by a third-party service provider outside of the organization using the services. Services are accessed by the user over the public Internet. Cloud telephony refers specifically to voice services and more specifically the replacement of conventional business telephone equipment (such as a PBX) with VoIP service hosted by a third-party service provider and delivered over the Internet.

We operate a cloud communication network that consists of a VoIP switching system and cloud telephony application platform. Our network allows us to provide end-to-end cloud telephony solutions designed to provide significant benefits to businesses of all sizes, with single or multiple locations. The integration of our cloud communication platform and global VoIP network allows us to provide our customers with virtually any type of telephony solution on a global basis.

Our cloud communication solutions, also known as UCaaS, are designed to minimize upfront capital costs, increase the scalability and flexibility of the customer’s communications network and service environment, provide robust features and functionality to increase productivity and reduce the overall cost of communications.

Strategy

Our strategy is to target the small to medium-sized business market and capitalize on the wave of migration from the legacy telephone network to cloud telephony. We will continue to concentrate our sales and marketing efforts on developing vertically oriented solutions for targeted markets primarily focusing on municipalities, banking, healthcare, legal services and real estate. In addition, we will continue to partner with our distributors and Value-Added Resellers (“VARs”) to expand our customer base. Our typical VAR is an information technology services firm, traditional PBX vendor, managed service provider, or systems integrator that has established relationships with businesses in its local market. These VARs are currently providing local customer support for other IT or PBX services but lack the technology infrastructure to provide cloud communication and VoIP services to their customers. Our strategy allows these VARs to focus on their strength of providing first tier support to their customers while we provide the second and third tier technical support required to operate a cloud communication and VoIP network. In addition, we transform our VARs’ business model by introducing new cloud telephony services and adding a new and lucrative recurring revenue stream that increases the VARs’ value proposition for its current and prospective customers.

Our cloud-based technology platform enables us and our VARs to deliver enhanced voice services to their business customers. The features supported on our cloud communication platform include all standard telephone features and value-added applications such as voicemail to email, VoIP peering, teleconferencing, IVR auto attendant, and dial-by-name directory. Our system provides our customers and VARs with a migration path from a traditional PBX system to a complete cloud-based PBX solution.

Our strategic initiatives to successfully meet our long-term business objectives include:

●	A disciplined approach to evaluating additional acquisitions as we build on the foundation created by our most recent acquisitions in Texas and Florida. We will continue to target local and/or regional UCaaS/cloud telephony providers which have excelled in their market with that “local” touch when serving their business customers. We believe the experience gained in integrating products, personnel, and customers will facilitate continued growth via acquisition.

●	A continued emphasis on our UCaaS/cloud communication business which operates in a segment of the telecommunication industry that continues to experience significant growth as businesses migrate from legacy phone systems to cloud-based telephony systems.

●	Enhancements to our broadband product portfolio with an emphasis on marketing leading-edge network and business continuity solutions like cloud WAN, also known as SD-WAN (Software Defined Wide-Area Network), to our customers which we anticipate will increase average revenue per customer.

●	Implementing a total support model (pre and post sales) for building a world-class service delivery and help desk organization.

●	Emphasis on our sales distribution model that enables our VARs to offer cloud and session-based communication services to the enterprise market in various regions and industries.

●	Continue enhancing our infrastructure and back office system to streamline operations, automate key processes, and support the scalability of our VAR distribution model.

Competitive Conditions

The cloud services industry, including the provisioning of cloud communications services, cloud connectivity, cloud storage and cloud computing, as well as carrier voice and data services, is highly competitive, rapidly evolving and subject to constant technological change and intense marketing by providers with similar products and services. We expect that new, smaller, but very agile competitors, specializing in providing service to regional and emerging markets at low margin and hence low cost, may have an impact on our market. Similarly, the business services market includes competitors who may be significantly larger and have substantially greater market presence, financial, technical, operational and marketing resources than we do, including Tier 1 carriers, cable companies and premise-based solutions providers that are implementing cloud communication services. In the event that such a competitor expends significant sales and marketing resources in one or several markets where we compete with them, we may not be able to compete successfully in those markets. Specialized cloud services providers, who focus on one or more cloud service or application, could adopt aggressive pricing and promotion practices that could impact our ability to compete. We also believe that competition will continue to increase, placing downward pressure on prices. Such pressure could adversely affect our gross margins if we are not able to reduce our costs commensurate with the price reductions of our competitors. In addition, the pace of technological change makes it impossible for us to predict whether we will face new competitors using different technologies to provide the same or similar services offered or proposed to be offered by us. If our competitors were to provide better and more cost-effective services than ours, we may not be able to increase our revenues or capture any significant market share.

The VoIP and Internet telephony market are highly competitive. Our competitors include major telecommunications carriers in the U.S., national UCaaS providers, and numerous small cloud telephony operators. We expect to face continuing competition based on price and service offerings from existing competitors and new market entrants in the future. The principal competitive factors in our market include price, coverage, customer service, technical response times, reliability, and network size/capacity. The competitive landscape is rapidly altering the number, identity and competitiveness of the marketplace, and we are unable to determine with certainty the impact of potential consolidation in our industry.

Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we have. As a result, certain of these competitors may be able to adopt more aggressive pricing policies that could hinder our ability to market our services. We believe that our key competitive advantages are our ability to deliver reliable, high quality voice service over the Internet in a cost-effective manner, superior customers service and our VAR distribution model. We cannot provide assurances, however, that these advantages will enable us to succeed against comparable service offerings from our competitors.

Government Regulation

VoIP and other communications services, like ours, have been subject to less regulation at the state and federal levels than traditional telecommunications services. Providers of traditional telecommunications services are subject to the highest degree of regulation, while providers of VoIP and other information services are largely exempt from most federal and state regulations governing traditional common carriers. The FCC has subjected VoIP service providers to a smaller subset of regulations that apply to traditional telecommunications service providers and has not yet classified VoIP services as either telecommunications or information. The FCC is currently examining the status of VoIP service providers and the services they provide in multiple open proceedings. In addition, many state regulatory agencies impose taxes and other surcharges on VoIP services, and certain states take the position that offerings by VoIP providers are intrastate telecommunications services and therefore subject to state regulation. These states argue that if the beginning and end points of communications are known, and if some of these communications occur entirely within the boundaries of a state, the state can regulate that offering. We believe that the FCC has preempted states from regulating VoIP offerings in the same manner as providers of traditional telecommunications services. However, this issue has not been resolved definitively as a matter of law, and it remains possible that the FCC could determine that such services are not information services, or that there could be a judicial or legislative determination that the states are not preempted from regulating VoIP services as traditional telecommunications services. We cannot predict how or when these issues will be resolved or its potential future impact on our business at this time.

The effect of any future laws, regulations and orders on our operations, including, but not limited to, our cloud-based communications and collaboration services, cannot be determined. But as a general matter, increased regulation and the imposition of additional funding obligations increases service costs that may or may not be recoverable from our customers, which could result in making our services less competitive with traditional telecommunications services if we increase our prices or decreasing our profit margins if we attempt to absorb such costs.

Federal, state, local and foreign governmental organizations are considering other legislative and regulatory proposals that would regulate and/or tax applications running over the Internet. We cannot predict whether new taxes will be imposed on our services, and depending on the type of taxes imposed, whether and how our services would be affected thereafter. Increased regulation of the Internet may decrease its growth and hinder technological development, which may negatively impact the cost of doing business via the Internet or otherwise materially adversely affect our business, financial condition and results of operations.

Regulation of Internet-based Telecommunication Services in the United States

We have the necessary authority under Section 214 of the Communications Act to operate as a domestic and international carrier. We are considered a non-dominant domestic interstate carrier subject to minimal regulation by the FCC. We are not required to obtain FCC authority to initiate or expand our domestic interstate operations, but we are required to obtain FCC approval to transfer control or discontinue service and are required to file various reports and pay various fees and assessments. In addition, we must offer service on a nondiscriminatory basis at just and reasonable rates and are subject to the FCC’s complaint jurisdiction. Generally, our international voice traffic is subject to minimal regulation by state and local jurisdictions.

The FCC requires Internet voice communications service providers, such as our company, to provide E-911 service in all geographic areas covered by the traditional wire-line E-911 network. Under the FCC’s rules, Internet voice communications providers must transmit the caller’s phone number and registered location information to the appropriate public safety answering point, or PSAP, for the caller’s registered location. The FCC also requires interconnected VoIP service providers to make Universal Service Fund (“USF”) contributions. We believe that our services are currently compliant with all applicable requirements of the FCC, and we have made and are making the required contributions to the USF. However, should we at some time fail to meet certain requirements or fail to make required contributions, we could be subject to revocation of our authority to operate or to fines or penalties.

As a result of the FCC’s preemption of states’ ability to regulate certain aspects of VoIP service, and a trend in state legislatures to affirmatively deregulate VoIP services for most purposes, our VoIP services are subject to relatively few state regulatory requirements aside from collection of state and local E911 fees and state Universal Service support obligations. We believe that our VoIP services are currently compliant with all applicable state requirements, and we have made and are making the required contributions to E911, state USF, and other funds. The state regulatory framework for our VoIP services continues to evolve, so we, in conjunction with our professional advisors, monitor the actions of the various state regulatory agencies and endeavor to ensure that we are in compliance with applicable state law, including any new statutes or regulations that may be passed. However, there can be no assurance that we will become aware of all applicable requirements on a timely basis, or that we will always be fully compliant with applicable rules and regulations. Should we fail to be compliant with applicable state regulations, or to file required reports with state regulatory agencies, we could be subject to fines and/or penalties.

In addition to regulations addressing Internet telephony and broadband services, other regulatory issues relating to the Internet generally could affect our ability to provide our services. Congress has adopted legislation that regulates certain aspects of the Internet including online content, user privacy, taxation, liability for third-party activities and jurisdiction. In addition, a number of initiatives pending in Congress and state legislatures would prohibit or restrict advertising or sale of certain products and services on the Internet, which may have the effect of raising the cost of doing business on the Internet generally.

International Regulation

The regulatory treatment of Internet telephony outside of the U.S. varies widely from country to country. A number of countries that currently prohibit competition in the provision of voice telephony also prohibit Internet telephony. Other countries permit but regulate Internet telephony. Some countries will evaluate proposed Internet telephony service on a case-by-case basis and determine whether it should be regulated as a voice service or as another telecommunications service. In many countries, Internet telephony has not yet been addressed by legislation or regulation. Increased regulation of the Internet and/or Internet telephony providers or the prohibition of Internet telephony in one or more countries could adversely affect our business and future prospects if we decide to expand globally.

Customers and Suppliers

We rely on various suppliers to provide services in connection with our Voice over Internet Protocol (“VoIP”) or Unified Communication as a Service (“UCaaS”) offerings. Our customers include businesses in various industries including Healthcare, Banking, Financial Services, Legal, Real Estate, and Construction. We are not dependent upon any single supplier or customer.

During the year ended July 31, 2018, the Company did not derived a significant amount of revenue from one single customer. During the year ended July 31, 2017, the Company derived a significant amount revenue from four customers, comprising 24%, 24%, 11%, and 8% of the total revenue for the year.

As of the year ended July 31, 2018, the company derived 13% and 23% total accounts receivable from two customers. As of the year ended July 31, 2017, the Company derived a significant amount of accounts receivable from three customers, comprising 37%, 27% and 14% of the total accounts receivable as of the year ended July 31, 2017.

Employees

As of September 12, 2019, we had 23 employees, all of whom performed sales, operational, technical and administrative functions. We believe our future success will depend to a large extent on our continued ability to attract and retain highly skilled and qualified employees. We consider our employee relations to be good. None of these aforementioned employees belong to labor unions.

MARKET PRICE OF THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Common Equity

Our common stock is quoted on the OTCQB under the symbol “DTGI”. The following table sets forth the high and low bid prices for our common stock for the two most recently completed fiscal years, as reported by Bloomberg, LP. Price quotations on the OTCQB reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

The following table sets forth the high and low price for our common stock for each quarter during the 2018 and 2017 fiscal years. The prices reflect inter-dealer quotations, do not include retail mark-ups, markdowns or commissions and do not necessarily reflect actual transactions.

Holders

As of September 12, 2019, there were approximately 336 record holders of our Common Stock.

Dividends

We have not paid cash dividends on our common stock and we do not anticipate paying a dividend in the foreseeable future.

Equity Compensation Plans

The following table provides information regarding securities that have been or are authorized to be issued under our equity compensation plans as of July 31, 2018.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans

Equity Compensation plans approved by security holders	-0-	--	-0-

Equity Compensation Plans not approved by security holders	3,415,000	$0.33	200,023

Total	3,415,000	$0.33	200,023

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

You should read the following discussion of our financial condition and results of operations in conjunction with financial statements and notes thereto included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in the section labeled “Risk Factors.”

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like “believe,” “expect,” “estimate,” “anticipate,” “intend,” “project,” and similar expressions, or words that, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

The following is a discussion of the unaudited interim consolidated financial condition and results of operations of Digerati for the three and nine months ended April 30, 2019 and 2018. It should be read in conjunction with our audited Consolidated Financial Statements, the Notes thereto, and the other financial information included in the Company’s Annual Report on Form 10-Kfor the fiscal year ended July 31, 2018 filed with the Securities and Exchange Commission on November 16, 2018. For purposes of the following discussion, fiscal 2019 or 2019 refers to the year ended July 31, 2019 and fiscal 2018 or 2018 refers to the year ended July 31, 2018.

Overview

Digerati Technologies, Inc., a Nevada corporation (including our subsidiaries, “we,” “us,” “Company” or “Digerati”), through its operating subsidiaries in Texas and Florida, Shift8 Networks, Inc., dba, T3 Communications (“T3”) and T3 Communications, Inc. (“T3”), provides cloud services specializing in Unified Communications as a Service (“UCaaS”) solutions for the business market. Our product line includes a portfolio of Internet-based telephony products and services delivered through our cloud application platform and session-based communication network and network services including Internet broadband, fiber, and cloud WAN solutions. Our services are designed to provide enterprise-class, carrier-grade services to the small-to-medium-sized business (“SMB”) at cost-effective monthly rates. Our UCaaS or cloud communication services include fully hosted IP/PBX, mobile applications, Voice over Internet Protocol (“VoIP”) transport, SIP trunking, and customized VoIP services all delivered Only in the Cloud™.

As a provider of cloud communications solutions to the SMB, we are seeking to capitalize on the migration by businesses from the legacy telephone network to the Internet Protocol (“IP”) telecommunication network and the migration from hardware-based on-premise telephone systems to software-based communication systems in the cloud. Most SMBs are lagging in technical capabilities and advancement and seldom reach the economies of scale that their larger counterparts enjoy, due to their achievement of a critical mass and ability to deploy a single solution to a large number of workers. SMBs are typically unable to afford comprehensive enterprise solutions and, therefore, need to integrate a combination of business solutions to meet their needs. Cloud computing has revolutionized the industry and opened the door for businesses of all sizes to gain access to enterprise applications with affordable pricing. This especially holds true for cloud telephony applications, but SMBs are still a higher-touch sale that requires customer support for system integration, network installation, cabling, and troubleshooting. We have placed a significant emphasis on that “local” touch when selling, delivering, and supporting our services which we believe will differentiate us from the national providers that are experiencing high attrition rates due to poor customer support model.

The adoption of cloud communication services is being driven by the convergence of several market trends, including the increasing costs of maintaining installed legacy communications systems, the fragmentation resulting from use of multiple on-premise systems, and the proliferation of personal smart phones used in the workplace. Today, businesses are increasingly looking for an affordable path to modernizing their communications system to improve productivity, business performance and customer experience.

Our cloud solutions offer the SMB reliable, robust, and full-featured services at affordable monthly rates that eliminates high-cost capital expenditures and provides for integration with other cloud-based systems.

Recent Acquisitions

In December 2017, we closed a transaction to acquire all the assets, assumed all customers, and critical vendor arrangements from Synergy Telecom, Inc. Synergy provides UCaaS or cloud communication services to small and medium-sized business and municipalities, primarily in Texas.

In May 2018, we completed the acquisition of T3 Communications, Inc., an established UCaaS and Internet broadband provider serving a high-growth corridor in Southwest Florida.

Sources of revenue:

Cloud-based hosted Services: We provide UCaaS or cloud communication services and managed cloud-based solutions to small and medium size enterprise customers and to other resellers. Our Internet-based services include fully hosted IP/PBX services, SIP trunking, call center applications, auto attendant, voice and web conferencing, call recording, messaging, voicemail to email conversion, integrated mobility applications that are device and location agnostic, and other customized IP/PBX features in a hosted or cloud environment. Other services include enterprise-class data and connectivity solutions through multiple broadband technologies including cloud WAN or SD-WAN (Software-defined Wide Area Network), fiber, and Ethernet over copper. We also offer remote network monitoring, data backup and disaster recovery.

Direct Costs:

Cloud-based hosted Services: We incur bandwidth and colocation charges in connection with our UCaaS or cloud communication services. The bandwidth charges are incurred as part of the connectivity between our customers to allow them access to our various services. We also incur costs from underlying providers for fiber, Internet broadband, and telecommunication circuits in connection with our data and connectivity solutions.

Results of Operations

Three Months ended April 30, 2019 Compared to Three Months ended April 30, 2018

Cloud-based hosted Services. Cloud-based hosted services revenue increased by $1,289,000, or 658% from the three months ended April 30, 2018 to the three months ended April 30, 2019. The increase in revenue between periods is primarily attributed to the increase in total customers acquired from the acquisitions of T3 Communications, Inc. and Synergy Telecom’s assets. Our total number of customers increased from 145 customers for the three months ended April 30, 2018 to 688 customers for the three months ended April 30, 2019. Additionally, our average monthly revenue per customer increased from $466 for the three months ended April 30, 2018 to $723 for the three months ended April 30, 2019.

Cost of Services (exclusive of depreciation and amortization). The cost of services increased by $664,000, or 627%, from the three months ended April 30, 2018 to the three months ended April 30, 2019. The increase in cost of services between periods is primarily attributed to the additional costs arising from our acquisitions and the acquired customers. Although our consolidated cost of services increased between periods, our consolidated gross margin increased from 46% during the three months ended April 30, 2018 to 48% during the three months ended April 30, 2019. The increase in gross margin between periods is attributed to a higher concentration of enterprise customers revenue, which generate a slightly higher margin than services provided via resellers.

Selling, General and Administrative (SG&A) Expenses (exclusive of legal and professional fees). SG&A expenses increased by $543,000, or 164%, from the three months ended April 30, 2018 to the three months ended April 30, 2019. The increase in SG&A expenses between periods is primarily attributed to the additional salaries and other employee related expenses of approximately $417,000 attributable to the T3 Communications, Inc. acquisition.

Stock Compensation expense. Stock compensation expense decreased by $9,000, from the three months ended April 30, 2018 to the three months ended April 30, 2019. The decrease between periods is attributed to recognition of stock option expense of $82,000 associated to the stock options granted to various employees during FY2018. In addition, during the three months ended April 30, 2018 the Company recognized $271,000 in warrant expense for warrants issued in conjunction with various promissory notes secured during the quarter ended April 30, 2018. During the three months ended April 30, 2019 the Company recognized $178,000 as stock compensation expense for shares of common stock issued for consulting services and the recognition of stock option expense of $153,000 associated to the stock options granted to various employees during FY2018 and FY2019.

Legal and professional fees. Legal and professional fees increased by $27,000, or 40%, from three months ended April 30, 2018 to the three months ended April 30, 2019. The increase between periods is attributed to the recognition during FY 2019 of $20,000 in professional expenses incurred related to investor relations services. In addition, during the quarter ended April 30, 2019 the Company recognized $8,000 in legal expenses associated with the preparation of the consolidated tax return for 2018.

Depreciation and amortization. Depreciation and amortization increased by $117,000, from the three months ended April 30, 2018 to the three months ended April 30, 2019, mainly due to increase in amortization expense and depreciation expense related to the intangible and tangible assets obtained in the acquisitions of T3 Communications Inc., and Synergy Telecom.

Operating loss. The Company reported an operating loss of $767,000 for the three months ended April 30, 2019 compared to an operating loss of $714,000 for the three months ended April 30, 2018. The increase in operating loss between periods is primarily due to the increase of $543,000 in SG&A expenses, increase in legal expenses of $27,000 and the increase of $117,000 in depreciation and amortization. These increases were slightly offset by the increase of $625,000 in gross margin and the decrease of $9,000 in stock compensation expense.

Gain (loss) on derivative instruments. Gain (loss) on derivative instruments increased by $856,000 from three months ended April 30, 2018 to the three months ended April 30, 2019. We are required to re-measure all derivative instruments at the end of each reporting period and adjust those instruments to market, as a result of the re- measurement of all derivative instruments we recognized a loss between periods.

Income tax expense. During the three months ended April 30, 2019, the Company recognized an income tax expense of $10,000. The primary reason for the income tax expense is due to the accrual of state income tax.

Interest expense. Interest income (expense) increased by $335,000 from the three months ended April 30, 2018 to the three months ended April 30, 2019. The primary reason for the increase in interest expenses is attributed to the recognition of non-cash interest / accretion expense of $248,000 related to the adjustment to the present value of various convertible notes and debentures. Additionally, the company recognized $90,000 in interest expense for cash interest payments on various promissory notes, accrual of $43,000 for interest expense for various promissory notes and interest income of $2,400.

Net income (loss) including noncontrolling interest. Net loss including noncontrolling interest for the three months ended April 30, 2019 was $250,000 compared to a net loss for the three months ended April 30, 2018 of $708,000. The improvement in net loss including noncontrolling interest between periods is primarily due to the improvement of $856,000 in loss on derivative instruments and the improvement of $625,000 in gross margin. These improvements were offset between periods by the increase in SG&A of $543,000, the increase in legal and professional fees of $27,000 and the increase of $117,000 in depreciation and amortization.

Net income attributable to the noncontrolling interest. During the three months ended April 30, 2019, the consolidated entity recognized net income in noncontrolling interest of $29,000. The noncontrolling interest is presented as a separate line item in the Company’s stockholders equity section of the balance sheet.

Net income (loss). Net loss for the three months ended April 30, 2019 was $221,000 compared to a net loss for the three months ended April 30, 2018 of $708,000.

Deemed dividend on Series A Convertible Preferred Stock Net income (loss). Deemed dividend on convertible preferred stock for the three months ended April 30, 2019 was $2,000 compared to a Deemed dividend on convertible preferred stock for the three months ended April 30, 2018 of $0.

Net income (loss) attributable to Digerati’s common shareholders. Net loss for the three months ended April 30, 2019 was $223,000 compared to a net loss for the three months ended April 30, 2018 of $708,000.

Nine Months ended April 30, 2019 Compared to Nine Months ended April 30, 2018

Cloud-based hosted Services. Cloud-based hosted services revenue increased by $4,090,000, or 1015% from the nine months ended April 30, 2018 to the nine months ended April 30, 2019. The increase in revenue between periods is primarily attributed to the increase in total customers acquired from the acquisitions of T3 Communications, Inc. and Synergy Telecom’s assets. Our total number of customers increased from 145 customers for the nine months ended April 30, 2018 to 688 customers for the nine months ended April 30, 2019. Additionally, our average monthly revenue per customer increased from $418 for the nine months ended April 30, 2018 to $738 for the nine months ended April 30, 2019.

Cost of Services (exclusive of depreciation and amortization). The cost of services increased by $2,073,000, or 833%, from the nine months ended April 30, 2018 to the nine months ended April 30, 2019. The increase in cost of services between periods is primarily attributed to the additional costs arising from our acquisitions and the acquired customers. Although our consolidated cost of services increased between periods, our consolidated gross margin increased from 38% during the nine months ended April 30, 2018 to 48% during the nine months ended April 30, 2019. The increase in gross margin between periods is attributed to a higher concentration of enterprise customers revenue, which generate a higher margin than services provided via resellers.

Selling, General and Administrative (SG&A) Expenses (exclusive of legal and professional fees). SG&A expenses increased by $1,479,000, or 178%, from the nine months ended April 30, 2018 to the nine months ended April 30, 2019. The increase in SG&A expenses between periods is primarily attributed to the additional salaries and other employee related expenses of approximately $1,246,000 attributable to the T3 Communications, Inc. acquisition and $136,000 increase in additional salaries and other related expenses attributable to the asset acquisition from Synergy Telecom.

Stock Compensation expense. Stock compensation expense decreased by $597,000, from the nine months ended April 30, 2018 to the nine months ended April 30, 2019. The decrease between periods is attributed to the recognition during FY 2018 of stock compensation expense of $226,000 associated with the Profit-Sharing Plan contribution and stock compensation expense of $155,000 for the stock issued in lieu of cash to the Company’s management team. In addition, during the nine months ended April 30, 2018 the Company recognized $292,000 in warrant expense for warrants issued to various professionals. During the nine months ending April 30, 2019 the Company only recognized $64,000 in warrant expense for warrants issued to professionals. Additionally, during the nine months ended April 30, 2019, the Company recognized as stock compensation expense $114,000 associated with the Profit-Sharing Plan contribution, $289,000 in other stock-based compensation to the employees and recognized $249,000 as stock compensation expense for shares of common stock issued for consulting services.

Legal and professional fees. Legal and professional fees decreased by $54,000, or 15%, from nine months ended April 30, 2018 to the nine months ended April 30, 2019. The decrease between periods is attributed to the recognition during FY 2018 of $159,000 in professional and legal expenses incurred related to the professionals conducting the due diligence and audit work on the acquisition of T3 Communications. The Company only recognized $34,000 in legal and professional expenses associated with due diligence for other potential acquisitions during the nine months ending April 30, 2019. In addition, during FY2019 the Company recognized $62,500 in professional fees related to investor relations services. Also, during the period ended April 30, 2019 the Company recognized $8,000 in legal expenses associated with the preparation of the consolidated tax return for 2018.

Bad debt. Bad debt improved by $3,000 between periods. During the nine months ended April 30, 2019 the Company recognized a recovery of bad debt of $3,000 for accounts that were previously deemed uncollectable.

Depreciation and amortization. Depreciation and amortization increased by $416,000, from the nine months ended April 30, 2018 to the nine months ended April 30, 2019, mainly due to increase in amortization expense and depreciation expense related to the intangible and tangible assets obtained in the acquisitions of T3 Communications Inc., and Synergy Telecom during fiscal 2018.

Operating loss. The Company reported an operating loss of $1,676,000 for the nine months ended April 30, 2019 compared to an operating loss of $2,452,000 for the nine months ended April 30, 2018. The improvement in operating loss between periods is primarily due to the increase of $2,017,000 in gross margin, the decrease of $597,000 in stock compensation expense and the decrease of $54,000 in legal and professional fees. These positive improvements were slightly offset by the increase of $1,479,000 in SG&A and the increase of $416,000 in depreciation and amortization.

Gain (loss) on derivative instruments. Gain on derivative instruments increased by $749,000 between periods. We are required to re-measure all derivative instruments at the end of each reporting period and adjust those instruments to market, as a result of the re- measurement of all derivative instruments we recognized a loss between the nine months ended April 30, 2018 and 2019.

Income tax expense. During the nine months ended April 30, 2019, the Company recognized an income tax expense of $37,000. The primary reason for the income tax expense is due to the accrual of state income tax.

Interest expense. Interest income (expense) increased by $1,164,000 from the nine months ended April 30, 2018 to the nine months ended April 30, 2019. The primary reason for the increase in interest expenses is attributed to the recognition of non-cash interest / accretion expense of $971,000 related to the adjustment to the present value of various convertible notes and debentures. Additionally, the company recognized $355,000 in interest expense for cash interest payments on various promissory notes, accrual of $96,000 for interest expense for various promissory notes and interest income of $5,400.

Net income (loss) including noncontrolling interest. Net loss including noncontrolling interest for the nine months ended April 30, 2019 was $3,721,000 compared to a net loss for the nine months ended April 30, 2018 of $2,547,000. The increase in net loss between periods is primarily attributed to the increase of $1,479,000 in SG&A, the increase of $416,000 in depreciation and amortization, the increase of $749,000 in loss on derivative instruments and the increase of $1,164,000 in interest expense. The increases were slightly offset by the increase of $2,017,000 in gross margin, the decrease of $597,000 in stock compensation expense and the decrease of $54,000 in legal and professional fees and professional fees and the recognition of $3,000 in recovery of bad debt for accounts that were previously deemed uncollectable.

Net income (loss) attributable to the noncontrolling interest. During the nine months ended April 30, 2019, the consolidated entity recognized income in noncontrolling interest of $87,000. The noncontrolling interest is presented as a separate line item in the Company’s stockholders equity section of the balance sheet.

Net income (loss). Net loss for the nine months ended April 30, 2019 was $3,634,000 compared to a net loss for the nine months ended April 30, 2018 of $2,547,000.

Deemed dividend on Series A Convertible Preferred Stock Net income (loss). Deemed dividend on convertible preferred stock for the nine months ended April 30, 2019 was $2,000 compared to a Deemed dividend on convertible preferred stock for the nine months ended April 30, 2018 of $0.

Net income (loss) attributable to Digerati’s common shareholders. Net loss for the nine months ended April 30, 2019 was $3,636,000 compared to a net loss for the nine months ended April 30, 2018 of $2,547,000.

Liquidity and Capital Resources

Cash Position: We had a consolidated cash balance of $460,000 as of April 30, 2019. Net cash consumed by operating activities during the nine months ended April 30, 2019 was approximately $299,000, primarily as a result of operating expenses, that included $716,000 in stock compensation and warrant expense, amortization of debt discount of $959,000, interest expense from stock issued for debt extension of $24,000, loss on derivative liability of $594,000 depreciation and amortization expense of $505,000. Additionally, we had an increase of $54,000 in accounts payable, increase in accrued expenses of $539,000, decrease in accounts receivables of $13,000, increase in deferred income of $52,000, a decrease in prepaid expenses and other current assets of $45,000 and an increase in escrow deposits of $55,000.

Cash used in investing activities during the nine months ended April 30, 2019 was $43,000 for the purchase of equipment.

Cash provided by financing activities during the nine months ended April 30, 2019 was $414,000, the Company secured $40,000 from an accredited investor through the issuance of 80,000 restricted common shares with a price of $0.50 per share and 15,000 warrants with an exercise price of $0.50 per share. Also, the Company secured $75,000 from an accredited investor through the issuance of 258,621 restricted common shares with a price of $0.29 per share. The Company also secured $150,000 from an accredited investor through the issuance of 600,000 restricted common shares with a price of $0.25 per share. Furthermore, the Company secured $50,000 from accredited investors under a private placement and issued 50,000 shares of Series A Convertible Preferred Stock at an conversion price of $0.30 per share and warrants to purchase an additional 100,000 shares of its common stock at an exercise price of $0.20 per share. The Company also secured $7,500 for the exercise of 75,000 warrants, with an exercise price of $0.10 per warrant. In addition, the Company secured $100,000 from 3rd party promissory notes. The Company also secured $509,000 from convertible notes, net of issuance costs and discounts. Furthermore, the Company secured $25,000 from a promissory note with a related party. Also, the Company made principal payments of $94,000 on related party notes, $301,000 in principal payments on convertible notes, $125,000 in principal payments on 3rd party promissory notes and $22,000 in principal payments on financing leases. Overall, our net operating, investing and financing activities during the nine months ended April 30, 2019 provided approximately $72,000 of our available cash.

We are currently taking initiatives to reduce our overall cash deficiencies on a monthly basis. During fiscal 2019 we anticipate reducing fixed costs and general expenses, in addition, certain members of our management team have taken a significant portion of their compensation in common stock to reduce the depletion of our available cash. To strengthen our business, we intend to invest in a new marketing and sales strategy to grow our monthly recurring revenue; we anticipate utilizing our value-added resellers to tap into new sources of revenue streams, we have also secured various agent agreements to accelerate revenue growth. In addition, we will continue to focus on selling a greater number of comprehensive services to our existing customer base. Further, in an effort to increase our revenues, we will continue to evaluate the acquisition of various assets with emphasis in VoIP Services and Cloud Communication Services. As a result, during the due diligence process we anticipate incurring significant legal and professional fees. During the year ended fiscal 2018, the Company acquired T3 Communications, Inc., a leading provider of cloud communication and Internet broadband solutions in Southwest Florida. The acquisition of T3 allowed the Company to accelerate its revenue growth and expand into new markets.

Management believes that current available resources will not be sufficient to fund the Company’s operations over the next 12 months. The Company’s ability to continue to meet its obligations and to achieve its business objectives is dependent upon, among other things, raising additional capital, issuing stock-based compensation to certain members of the executive management team in lieu of cash, or generating sufficient revenue in excess of costs. At such time as the Company requires additional funding, the Company will seek to secure such best-efforts funding from various possible sources, including equity or debt financing, sales of assets, or collaborative arrangements. If the Company raises additional capital through the issuance of equity securities or securities convertible into equity, stockholders will experience dilution, and such securities may have rights, preferences or privileges senior to those of the holders of common stock or convertible senior notes. If the Company raises additional funds by issuing debt, the Company may be subject to limitations on its operations, through debt covenants or other restrictions. If the Company obtains additional funds through arrangements with collaborators or strategic partners, the Company may be required to relinquish its rights to certain technologies. There can be no assurance that the Company will be able to raise additional funds or raise them on acceptable terms. If the Company is unable to obtain financing on acceptable terms, it may be unable to execute its business plan, the Company could be required to curtail its operations, and the Company may not be able to pay off its obligations, if and when they come due.

Our current cash expenses are expected to be approximately $95,000 per month, including wages, rent, utilities and corporate professional fees. As described elsewhere herein, we are not generating sufficient cash from operations to pay for our ongoing operating expenses, or to pay our current liabilities. As of April 30, 2019, our total liabilities were approximately $7,113,000, which included $1,303,000 in derivative liabilities. We will continue to use our available cash on hand to cover our deficiencies in operating expenses.

We estimate that we need approximately $500,000 of additional working capital to fund our ongoing operations during Fiscal 2019. We used proceeds secured from 3rd party promissory notes to pay existing notes and we anticipate raising additional debt financing to meet our working capital needs.

Digerati’s consolidated financial statements for the nine months ending April 30, 2019 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. Since the Company’s inception in 1993, Digerati has incurred net losses and accumulated a deficit of approximately $84,434,000 and a working capital deficit of approximately $6,035,000 which raises doubt about Digerati’s ability to continue as a going concern.

Directors, Executive Officers, Promoters, and Control Persons

The following table contains the name, age of our Directors and executive officers as of September 12, 2019.

Name	Age	Position Held	Held Office Since
Arthur L. Smith	53	President, Chief Executive Officer & Director	2003
Craig K. Clement	60	Chairman of the Board	2014
Maxwell A. Polinsky	60	Director	2014
Antonio Estrada Jr.	43	Chief Financial Officer	2007

Arthur L. Smith (53) is our Chief Executive Officer, President, and Director. Mr. Smith has over 25 years of specialized experience in the telecommunications, technology, and oil and gas industries.  As the founder of Digerati, formerly known as ATSI Communications, Inc. (“ATSI”), he led the Company’s start-up operation focused on the USA – Mexico telecommunications corridor to over US$65 million in annual revenue and a listing on the American Stock Exchange that resulted in a market value of over US$450 million. Between 1999 and 2009, ATSI was a three-time recipient of Deloitte and Touche’s Fast 500 Award for recognition as one of the 500 fastest growing technology companies in North America.  As CEO of ATSI, Mr. Smith also co-founded the Company’s highly successful Internet software subsidiary, GlobalSCAPE, Inc., in 1996 (NYSE MKT: GSB).  As Chairman of the Board of GlobalSCAPE, he led the Company’s strategic and business development efforts from inception through its growth strategy that resulted in a listing on a public stock exchange and the subsequent sale of ATSI’s ownership to private investors in June 2002.  Mr. Smith is currently President and CEO of the Company’s cloud communications subsidiary, Shift8 Technologies, Inc.

Craig K. Clement (60) is the Executive Chairman of Digerati Technologies. Craig has over thirty-five years of executive and director experience with Technology (telecom, Internet software) and Oil Exploration and Production (E&P) entities where he has been responsible for asset management, acquisitions and divestitures, strategic and tactical planning, financial operations, corporate finance, legal, transaction structuring, business development, and investor relations. He assisted in the growth of a San Antonio-based telecom provider (AMEX: AI) from 10 employees to 500, achieving a public market valuation of US$500 million. Craig was the founding CEO of GlobalSCAPE, Inc. (NYSE: GSB), and was the former COO of XPEL Technologies Corp. (TSXV:DAP.U). Craig was also the former Chairman of the South Texas Regional Center for Innovation and Commercialization, which screened and supported entrepreneurs through the Texas Emerging Technology Fund managed by the Texas Governor’s office, which invested more than $350 million in Texas-based technology start-ups.

Maxwell A. Polinsky (60) is our Director. Mr. Polinsky is currently the President, CFO and a Director of Winston Gold Corp, a Canadian-based mineral exploration company that is traded on the CSE Exchange, and a principal in Venbanc Investment and Management Group Inc., an investment and merchant bank he co-founded in 1994. From 2009 to 2011, Mr. Polinsky was the Chief Financial Officer and a director of RX Exploration Inc., a company that successfully re opened the previous old historic Drumlummon gold mine in Montana. Mr. Polinsky also served as a director of Nerium Biotechnology from 2006 to 2010, XPEL Technologies from 2003 to 2009, and Nighthawk Systems from 2001 to 2007 and Cougar Minerals from 2012 to 2014. Mr. Polinsky holds a Bachelor of Commerce degree from the University of Manitoba.

Antonio Estrada Jr. (43) is our Chief Financial Officer and Treasurer. Mr. Estrada is a seasoned financial executive with over 19 years of experience in the telecommunications and oil and gas industries. Mr. Estrada’s vast experience includes financial reporting and modeling, strategic planning, grant writing, and cash management. Mr. Estrada served as the Sr. VP of Finance and Corporate Controller of Digerati, formerly known as ATSI Communications, Inc., from 2008 to 2013. From 1999 to 2008, Mr. Estrada served in various roles within ATSI, including International Accounting Manager, Treasurer, Internal Auditor, and Controller. Mr. Estrada graduated from the University of Texas at San Antonio, with a Bachelors of Business Administration, with a concentration in Accounting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file various reports with the Securities and Exchange Commission concerning their holdings of, and transactions in, securities we issued. Each such person is required to provide us with copies of the reports filed. Based on a review of the copies of such forms furnished to us and other information, we believe that none of our officers, Directors or owners of 10% of any class of our securities failed to report transactions in our securities or reported transactions in our securities late.

Code of Ethics

We adopted an Executive Code of Ethics that applies to the Chief Executive Officer, Chief Financial Officer, Controller and other members of our management team. The Executive Code of Ethics may be viewed on our Website, www.digerati-inc.com. A copy of the Executive Code of Ethics will be provided without charge upon written request to Digerati Technologies, Inc., 825 W. Bitters, Suite 104, San Antonio, Texas 78216.

Nominating Committee and Nomination of Directors

We do not have a nominating committee because the size of our Board of Directors is too small to establish separate standing committees. Our Directors perform the function of a nominating committee.

The Directors consider candidates recommended by other members of the Board of Directors, by executive officers and by one or more substantial, long-term stockholders. In addition, the Board of Directors may seek candidates through a third-party recruiter. Generally, stockholders who individually or as a group have held 5% of our shares for over one year will be considered substantial, long-term stockholders. In considering candidates, the Directors take into consideration the needs of the Board of Directors and the qualifications of the candidate. The Board of Directors has not established a set of criteria or minimum qualifications for candidacy and each candidate is considered based on the demonstrated competence and knowledge of the individual. To have a candidate considered by the Directors, a stockholder must submit the recommendation in writing and must include the following information:

●	The name of the stockholder and evidence of ownership of our shares, including the number of shares owned and the length of time of ownership; and

●	The name of the candidate, the candidate’s resume or a listing of her or his qualifications to be one of our Directors and the person’s consent to be named as a Director if nominated by the Directors.

The stockholder’s recommendation and information described above must be sent to us at 1600 NE Loop 410, Suite 126, San Antonio, Texas 78209.

Audit Committee and Audit Committee Financial Expert

We do not have an audit or other committee of our Board of Directors that performs equivalent functions. Our Board of Directors performs all functions of the audit committee. Mr. Maxwell A. Polinsky served as the Audit Committee Financial Expert during the year ended July 31, 2018.

Involvement in Certain Legal Proceedings

There are no known pending legal proceedings to which the Company is a party or in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company. The Company’s property is not the subject of any other pending legal proceedings

Executive Compensation

The compensation programs presently in effect with respect to the Chief Executive Officer, Chief Financial Officer and Chairman of the Board were established by the Board of Directors.

Arthur Smith serves as our President and Chief Executive Officer. Mr. Smith does not have a written employment agreement with the Company. Effective October 1, 2015, Mr. Smith’s annual salary was approved by the Board of Directors to be set at $165,000. The Board of Directors also approved the reimbursement of monthly expenses up to $1,667. During FY2018 the Board of Directors approved the issuance of common stock in lieu of cash compensation equivalent to 40% of Mr. Smith’s annual salary. No other cash compensation is presently being paid to Mr. Smith.

Antonio Estrada Jr., serves as our Chief Financial Officer. Mr. Estrada does not have a written employment agreement with the Company. Effective October 1, 2015, Mr. Estrada’s annual salary was approved by the Board of Directors to be set at $165,000. The Board of Directors also approved the reimbursement of monthly expenses up to $1,667. During FY2018 the Board of Directors approved the issuance of common stock in lieu of cash compensation equivalent to 40% of Mr. Estrada’s annual salary. No other cash compensation is presently being paid to Mr. Estrada.

Craig K. Clement, serves as our Chairman of the Board, Chief Executive Officer and President of Flagship Energy Company, a wholly-owned subsidiary of Digerati. Mr. Clement does not have a written employment agreement with the Company. Effective October 1, 2015, Mr. Clement’s annual salary was approved by the Board of Directors to be set at $195,000. During FY2018 the Board of Directors approved the issuance of common stock in lieu of cash compensation equivalent to 40% of Mr. Clement’s annual salary. No other cash compensation is presently being paid to Mr. Clement.

Compensation Discussion and Analysis

Our compensation programs are designed to meet the following objectives:

●	Offer compensation opportunities that attract highly qualified executives, reward outstanding initiative and achievement, and retain the leadership and skills necessary to build long-term stockholder value;

●	Emphasize pay-for-performance by maintaining a portion of executives’ total compensation at risk, tied to both our annual and long-term financial performance and the creation of stockholder value; and

●	Further our short and long-term strategic goals and values by aligning executive officer compensation with business objectives and individual performance.

Our Board of Directors believes that an executive’s compensation should be tied to the performance of the individual and the performance of the complete executive team against both financial and non-financial goals, some of which are subjective and within the discretion of the Board of Directors.

Our executive compensation program is intended to be simple and clear, and consists of the following elements (depending on individual performance):

●	Base salary;

●	Annual performance-based cash bonus;

●	Long-term incentives in the form of stock options; and

●	Benefits that are offered to executives on the same basis as our non-executive employees.

Role of Management in Determining Compensation Decisions

At the request of our Board of Directors, our management makes recommendations to our Board of Directors relating to executive compensation program design, specific compensation amounts, bonus targets, incentive plan structure and other executive compensation related matters for each of our executive officers, including our Chief Executive Officer. Our Board of Directors maintains decision-making authority with respect to these executive compensation matters.

Our Board of Directors reviews the recommendations of our management with respect to total executive compensation and each element of compensation when making pay decisions. In allocating compensation among compensation elements, we emphasize incentive, not fixed compensation to ensure that executives only receive superior pay for superior results. We equally value short- and long-term compensation because both short- and long-term results are critical to our success. In addition, our compensation program includes various benefits provided to all employees, including life insurance, health insurance and other customary benefits. The objectives and details of why each element of compensation is paid are described below.

Base Salary. Our objective for paying base salaries to executives is to reward them for performing the core responsibilities of their positions and to provide a level of security with respect to a portion of their compensation. We consider a number of factors when setting base salaries for executives, including:

●	Existing salary levels;

●	Competitive pay practices;

●	Individual and corporate performance; and

●	Internal equity among our executives, taking into consideration their relative contributions to our success.

Long-term Incentive Awards. We award long-term incentive compensation to focus our executives on our long-term growth and stockholder return, as well as to encourage our executives to remain with us for the long-term. Long-term incentive awards are primarily in the form of grants of stock options and/or stock award pursuant to our 2015 Equity Compensation Plan (the “Plan”). We selected this form because of the favorable accounting and tax treatment and the expectation of key employees in our industry that they would receive stock options and/or stock grants. We do not have pre-established target award amounts for long-term incentive grants. In determining long-term incentive awards for the Named Executive Officers, our Board of Directors relies on recommendations from our Chief Executive Officer, who considers the individual performance of the executives, the relation of the award to base salary and annual incentive compensation, and associated accounting expense. The terms of and amount of awards are made by our Board of Directors in accordance with the Stock Option Plan.

The following table sets forth the compensation paid to each of our principal executive officers (the “Named Executive Officers”) during the last two completed fiscal years:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	All Other Compensation ($)	Total ($)

Arthur L. Smith	2019	$113,410	$-0-	$217,500	$73,680	$-0-	$404,590
President, Chief Executive Officer & Director	2018	$96,000	$-0-	$144,000	$64,000	$-0-	$304,000
Antonio Estrada Jr.	2019	$106,517	$-0-	$198,500	$65,494	$-0-	$370,511
Chief Financial Officer	2018	$96,000	$-0-	$132,000	$64,000	$-0-	$292,000
Craig K. Clement	2019	$123,875	$-0-	$236,500	$78,089	$-0-	$438,464
Chairman of the Board	2018	$117,000	$-0-	$252,000	$64,000	$-0-	$433,000

(1)	During the year ended July 31, 2019 and 2018, Digerati issued common shares as part of the Company’s profit-sharing plan contribution. In addition, during the year ended July 31, 2018 and July 31, 2017, Digerati issued common stock in lieu of cash compensation to its Officers.

(2)	During the year ended July 31, 2019, Digerati issued 1,725,000 options to its Officers to acquire common shares at an exercise price of $0.22 and a fair value at the time issuance of $217,263. The options vest ratably on a monthly basis through February 14, 2020. During the year ended July 31, 2018, Digerati issued 900,000 options to its Officers to acquire common shares at an exercise price of $0.35 and a fair value at the time issuance of $192,000, all of these options have vested.

Our Board of Directors adopted the 2015 Equity Compensation Plan (the “Plan”). Under the Plan the Board of Directors may grant up to 7.5 million shares of our common stock to our officers, Directors, employees and consultants. Grants may be in the form of incentive stock options, non-statutory stock options, restricted stock awards, and/or unrestricted stock awards. The number and terms of each award is determined by the Board of Directors, subject to the limitation that the exercise price of any option may not be less than the fair market value of the common stock on the date of grant.

We currently provide a Non-Standardized Profit-Sharing Plan (the “Profit-Sharing Plan”). The Board of Directors approved the Profit-Sharing Plan on September 15, 2006. Under the Profit-Sharing Plan our employees qualified to participate in the Profit-Sharing Plan after one year of employment. Contribution under the Profit-Sharing Plan by us is based on 25% of the annual base salary of each eligible employee up to $54,000 per year. Contributions under the Profit Sharing Plan are fully vested upon funding.

OUTSTANDING EQUITY AWARDS AS OF JULY 31, 2019

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

	195,000	390,000	$0.22	2/14/2024
Arthur L. Smith	300,000	-	$0.35	12/01/2022	-	-
	300,000		$0.24	11/21/2021	-	-
	173,336	346,664	$0.22	2/14/2024
Antonio Estrada Jr.	300,000	-	$0.35	12/01/2022	-	-
	300,000		$0.24	11/21/2021	-	-
	206,664	413,336	$0.22	2/14/2024
Craig K. Clement	300,000	-	$0.35	12/01/2022	-	-
	300,000		$0.24	11/21/2021	-	-

(1)	During the year ended July 31, 2019, Digerati issued 1,725,000 options to its Officers to acquire common shares at an exercise price of $0.22 and a fair value at the time issuance of $217,263. The options vest ratably on a monthly basis through February 14, 2020. During the year ended July 31, 2018, Digerati issued 900,000 options to its Officers to acquire common shares at an exercise price of $0.35 and a fair value at the time issuance of $192,000, all of these options have vested. During the year ended July 31, 2017, Digerati issued 900,000 options to its Officers to acquire common shares at an exercise price of $0.24 and a fair value at the time of issuance of $169,000, all of these options have vested.

Compensation of Directors

Each Director that is not an officer is reimbursed the reasonable out-of-pocket expenses in connection with their travel to attend meetings of the Board of Directors. Each Director that is not an officer was paid $1,000 per month.

Compensation Committee Interlocks and Insider Participation

We do not have a compensation committee of our Board of Directors or other committee that performs the same functions. Mr. Arthur L. Smith is presently our Chief Executive Officer and participates in deliberations concerning executive compensation.

Compensation Committee Report

Our Board of Directors reviewed and discussed the Compensation Discussion and Analysis with management and, based on such discussion, included the Compensation Discussion and Analysis in this Registration Statement on Form S-1.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Information regarding securities authorized to be issued under equity compensation plans is set forth under Item 5 Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.

The following table lists the beneficial ownership of shares of our Common Stock by (i) each person known to own more than 5% of our outstanding voting securities, (ii) each Director and nominee, (iii) the Named Executive Officers and (iv) all Directors and officers as a group. Information with respect to officers, Directors and their families is as of September 12, 2019 and is based on our books and records and information obtained from each individual. Information with respect to other stockholders is based upon the Schedule 13D or Schedule 13G filed by such stockholders with the Securities and Exchange Commission. Unless otherwise stated, the business address of each individual or group is the same as the address of our principal executive office and all securities are beneficially owned solely by the person indicated.

Name of Beneficial Owner	Shares Owned	Vested Warrants and Options	Total Beneficial Ownership	% Of Class (1)
INDIVIDUAL OFFICERS AND DIRECTORS

Arthur L. Smith
President, Chief Executive Officer Director	3,315,851	941,250	4,257,101	16.26%

Antonio Estrada Jr.
Chief Financial Officer	2,608,666	903,333	3,511,999	13.43%

Craig K. Clement (2)(3) Chairman of the Board	2,420,845	861,667	3,282,512	12.58%

Maxwell Polinsky Director	81,594	254,032	335,626	1.31%

ALL INDIVIDUAL OFFICERS AND DIRECTORS AS A GROUP	8,426,956	2,960,282	11,387,238	40.38%

5% HOLDERS
Graham Gardner	1,308,621	150,000	1,458,621	5.74%

(1)	Based upon 25,240,222 shares of common stock outstanding as of September 12, 2019.

(2)	Mr. Clement holds 146,941 shares jointly with Jayne K. Clement

(3)	Mr. Clement holds 323,917 shares through Flagship Oil and Gas Corp, an entity controlled by Clement.

Transactions with Related Persons

 On April 30, 2018, Shift8 Technologies, Inc. (“Shift8”) entered into a convertible promissory note for $525,000 with an effective annual interest rate of 8% and a maturity date of April 30, 2020. With a principal payment of $100,000 due on June 1, 2018 and a principal payment of $280,823 due on April 30, 2020. Payment are based on a 60-month repayment schedule. At any time while this Note is outstanding, but only upon: (i) the occurrence of an Event of Default under the Note or the Pledge and Escrow Agreement; or (ii) mutual agreement between the Borrower and the Holder, the Holder may convert all or any portion of the outstanding principal, accrued and unpaid interest, Premium, if applicable, and any other sums due and payable hereunder (such total amount, the “Conversion Amount”) into shares of Common Stock (the “Conversion Shares”) at a price equal to: (i) the Conversion Amount (the numerator); divided by (ii) a conversion price of $1.50 per share of Common Stock, which price shall be indicated in the conversion notice (in the form attached hereto as Exhibit “B”, the “Conversion Notice”) (the denominator) (the “Conversion Price”). The Holder shall submit a Conversion Notice indicating the Conversion Amount, the number of Conversion Shares issuable upon such conversion, and where the Conversion Shares should be delivered. The promissory note is secured by a Pledge and Escrow Agreement, whereby Shift8 agreed to pledge 51% of the securities owned in T3 until the principal payment is paid in full. In conjunction with the promissory note, the Company issued 3-year warrants to purchase 75,000 shares of common stock at an exercise price of $0.50 per share. Under a Black-Scholes valuation the relative fair market value of the warrants at time of issuance was approximately $19,000 and was recognized as a discount on the two promissory notes, the company amortized $6,000 as interest expense during the year ended July 31, 2018. During the year ended July 31, 2018, the Company paid $119,000 of the principal balance. The total principal outstanding and unamortized discount as of July 31, 2018 were $406,000 and $13,000, respectively. One of the note holders also serves as President, CEO and Board Member of T3 Communications, Inc., one of our operating subsidiaries.

On May 1, 2018, Shift8 Technologies, Inc. (“Shift8”) entered into a Stock Purchase Agreement (“SPA”), whereby in an exchange for $250,000, Shift8 agreed to sell to the buyer 199,900 shares of common stock equivalent to 19.99% of the issued and outstanding common share of Shift8 Technologies, Inc. The $250,000 of the cash received under this transaction was recognized as an adjustment to the carrying amount of the noncontrolling interest and as an increase in additional paid-in capital in Shift8. For the year ending July 31, 2018, the Company accounted for a noncontrolling interest of $57,000. Additionally, one of the buyers serves as President, CEO and Board Member of T3 Communications, Inc., one of our operating subsidiaries.

On May 1, 2018, Shift8 entered into a promissory note for $275,000 with an effective annual interest rate of 0% with an interest and principal payment of $6,000 per month and shall continue perpetuity until the entire principal amount is paid in full. The promissory note is guaranteed to the lender by 15% of the stock owned by Shift8 in T3, the secured interest will continue until the principal balance is paid in full. In conjunction with the promissory note, the Company issued 3-year warrants to purchase 100,000 shares of common stock at an exercise price of $0.50 per share. Under a Black-Scholes valuation the relative fair market value of the warrants at time of issuance was approximately $27,000 and was recognized as a discount on the promissory note, the company amortized $2,000 as interest expense during the year ended July 31, 2018. During the year ended July 31, 2018, the Company paid $13,000 of the principal balance. The total principal outstanding and unamortized discount as of July 31, 2018 were $262,000 and $25,000, respectively. The note holder also serves as Board Member of T3 Communications, Inc., one of our operating subsidiaries.

Director Independence

The common stock of the Company is currently quoted on the OTCQB which currently do not have director independence requirements. On an annual basis, each director and executive officer will be obligated to disclose any transactions with the Company in which a director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest in accordance with Item 407(a) of Regulation S-K. Following completion of these disclosures, the Board will make an annual determination as to the independence of each director using the current standards for “independence” that satisfy the criteria for the Nasdaq.

For a director to be considered independent according to the standards set forth in Section 303A.02 of the New York Stock Exchange Listed Company Manual (the “NYSE Manual”), the Board of Directors must affirmatively determine that the director has no material relationship with Digerati, either directly or as a partner, shareholder or officer of an organization that has a relationship with Digerati. In addition, the NYSE Manual provides that a director will not be considered independent if, within the preceding three years, the director or an immediate family member (i) was an employee of Digerati, (ii) received more than $120,000 per year in direct compensation from Digerati, (iii) is affiliated with or employed by a present or former internal or external auditor of Digerati, (iv) employed as an executive officer of another company for which an executive officer of Digerati serves on the compensation committee or (v) is an executive officer or employee that makes payments to or receives payments from Digerati of more than $1,000,000 or two percent of such other company’s gross revenues.

The Board has determined that Mr. Maxwell A. Polinsky satisfies the independence requirements in the NYSE Manual.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Digerati Technologies, Inc.

San Antonio, Texas

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Digerati Technologies, Inc. and its subsidiaries (collectively, the “Company”) as of July 31, 2018, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of July 31, 2018, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ MaloneBailey, LLP
www.malonebailey.com
We have served as the Company’s auditor since 2018.
Houston, Texas
November 15, 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Digerati Technologies, Inc.

San Antonio, Texas

We have audited the accompanying consolidated balance sheets of Digerati Technologies, Inc. and its subsidiaries (collectively, “Digerati”) as of July 31, 2017 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the year then ended. Digerati Technologies, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these consolidated financial statements.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Digerati is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Digerati’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Digerati as of July 31, 2017 and the consolidated results of their operations and their cash flows for year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that Digerati will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, Digerati suffered losses from operations and has a working capital deficit, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ LBB & Associates Ltd., LLP
LBB & Associates Ltd., LLP
Houston, Texas

December 13, 2017

PART 1. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

DIGERATI TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	July 31,	July 31,
	2018	2017

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$388	$673
Accounts receivable, net	229	15
Prepaid and other current assets	124	9

Total current assets	741	697

LONG-TERM ASSETS:
Intangible assets, net	3,046	14
Property and equipment, net	713	2
Other assets	59	-

Total assets	$4,559	$713

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$1,177	$859
Accrued liabilities	893	365
Current portion of capital lease obligations	30	-
Convertible note payable, current, net $187 and $0, respectively	585	-
Note payable, current, related party	126	-
Note payable, current	725	-
Convertible note payable, current, net $273 and $0, respectively	33	-
Deferred income	262	-
Derivative liability	632	-
Total current liabilities	4,463	1,224

LONG-TERM LIABILITIES:
Convertible debenture, net $273 and $0, respectively	27	-
Notes payable, related party, net $38 and $0, respectively	505	-
Deferred income	-	131
Note payable	500	-
Obligations under capital leases	64	-
Total long-term liabilities	1,096	131

Total liabilities	5,559	1,355

Commitments and contingencies

STOCKHOLDERS’ DEFICIT:
Preferred stock, $0.001, 50,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.001, 150,000,000 shares authorized, 12,775,143 and 8,386,056 issued and outstanding, respectively	13	8
Additional paid in capital	79,993	76,986
Accumulated deficit	(80,800)	(77,637)
Other comprehensive income	1	1
Total Digerati’s stockholders’ deficit	(793)	(642)
Noncontrolling interest	(207)	-
Total stockholders’ deficit	(1,000)	(642)
Total liabilities and stockholders’ deficit	$4,559	$713

See accompanying notes to consolidated financial statements

DIGERATI TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the Years ended July 31,
	2018	2017
OPERATING REVENUES:
Cloud-based hosted services	$2,001	$193

Total operating revenues	2,001	193

OPERATING EXPENSES:
Cost of services (exclusive of depreciation and amortization)	1,053	134
Loss on disposal of unproven oil and gas properties	-	248
Selling, general and administrative expense	1,563	914
Stock compensation & warrant expense	1,521	773
Legal and professional fees	490	290
Bad debt	15	-
Depreciation and amortization expense	227	18
Total operating expenses	4,869	2,377

OPERATING LOSS	(2,868)	(2,184)

OTHER INCOME (EXPENSE):
Loss on derivative instruments	(91)	-
Miscellaneous gain	-	2,623
Income tax benefit	118	-
Interest income (expense)	(379)	-
Total other income (expense)	(352)	2,623

NET INCOME (LOSS) INCLUDING NONCONTROLLING INTEREST	(3,220)	439

Less: Net loss attributable to the noncontrolling interest	57	-

NET INCOME / (LOSS) ATTRIBUTABLE TO DIGERATI’S SHAREHOLDERS	$(3,163)	$439

INCOME (LOSS) PER SHARE - BASIC	$(0.31)	$0.07

INCOME (LOSS) PER SHARE - DILUTED	$(0.31)	$0.06

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC	10,339,371	6,339,906

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - DILUTED	10,339,371	6,982,081

See accompanying notes to consolidated financial statements

DIGERATI TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

YEARS ENDED JULY 31, 2017 AND 2018

(In thousands, except for share amounts)

	Equity Digerati’s Shareholders
			Additional		Other
	Common		Paid-in	Accumulated	Comprehensive	Stockholders	Noncontrolling
	Shares	Par	Capital	Deficit	Income	Equity	Interest	Totals
BALANCE, July 31, 2016	5,234,158	$5	$75,656	$(78,076)	$1	(2,414)	$-	$(2,414)
Stock issued for services, to employees	1,956,898	2	727	-	-	729	-	729
Stock issued for professional services	75,000	-	44	-	-	44	-	44
Stock issued for cash	1,120,000	1	559	-	-	560	-	560
Net Income	-	-	-	439	-	439	-	439
BALANCE, July 31, 2017	8,386,056	$8	$76,986	$(77,637)	$1	$(642)	$-	$(642)
Stock issued for services, to employees	1,807,012	2	1,052	-	-	1,054	-	1,054
Stock issued for services	406,500	-	186	-	-	186	-	186
Stock issued for AP settlement	35,575	-	15	-	-	15	-	15
Stock issued for cash	960,000	1	479	-	-	480	-	480
Stock issued for convertible debt	505,000	1	3	-	-	4	-	4
Stock issued, extension of debt	25,000	-	13	-	-	13	-	13
Stock issued for Acquisition	500,000	1	174	-	-	175	-	175
Stock issued, exercise of warrants	150,000	-	15	-	-	15	-	15
Value of warrants issued	-	-	670	-	-	670	-	670
Sale of subsidiary shares to a noncontrolling interest	-	-	400	-	-	400	(150)	250
Net Ioss	-	-	-	(3,163)	-	(3,163)	(57)	(3,220)
BALANCE, July 31, 2018	12,775,143	$13	$79,993	$(80,800)	$1	$(793)	$(207)	$(1,000)

See accompanying notes to consolidated financial statements

DIGERATI TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Years ended July 31,
	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(3,220)	$439
Adjustments to reconcile net loss to cash used in by operating activities:
Loss on disposal of unproven oil and gas properties	-	248
Deferred tax benefit	(159)	-
Depreciation and amortization	227	18
Stock compensation and warrant expense	1,508	773
Stock issued for extension of debt	13	-
Amortization of debt discount	277	-
Loss (Gain) on derivative liabilities	91	-
Changes in operating assets and liabilities:
Accounts receivable	56	(13)
Prepaid expenses and other current assets	(18)	(1)
Accounts payable	181	70
Accrued expenses	120	-
Deferred income	(61)	(2,550)
Net cash used in operating activities	(985)	(1,016)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of oil and gas property	-	(38)
Purchases of property & equipment	-	(2)
Cash received from selling of noncontrolling interest	250	-
Cash paid in business acquisition, net of cash acquired	(1,788)	-
Net cash used in investing activities	(1,538)	(40)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of stock	480	560
Proceeds from exercise of warrants	15	-
Borrowings from 3rd party promissory notes, net	890	-
Borrowings from related party notes, net	525	-
Borrowings from convertible notes, net	1,397	-
Principal payments on promissory notes, net	(815)	-
Principal payments on related party notes, net	(131)	-
Principal payments on convertible notes, net	(120)
Principal payment on financing leases	(3)	-
Net cash provided by financing activities	2,238	560

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(285)	(496)
CASH AND CASH EQUIVALENTS, beginning of period	673	1,169

CASH AND CASH EQUIVALENTS, end of period	$388	$673

SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$143	$-
Income taxes paid	$116	$-

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Debt discount from derivative liabilities	$542	$-
Debt discount from BCF on convertible debt and warrants issued with debt	$402	$-
Debt discount from common stock issued with debt	$4	$-
Stock issued for business acquisition	$175	$-
Financing lease on purchased assets	$98	$-
Common Stock issued to settle AP	$15	$-
Note payable issued for business acquisition	$1,425	$-

See accompanying notes to consolidated financial statements

DIGERATI TECHNOLOGIES, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business. Digerati Technologies, Inc. (“we”, “our”, “Company” or “Digerati”) was incorporated in the state of Nevada on May 24, 2004. Digerati is a diversified holding company that has no independent operations apart from its subsidiaries. Through our operating subsidiaries, T3 Communications, Inc., and Shift8 Networks, Inc., dba, Synergy Telecom, we are an established provider of cloud services specializing in UCaaS (Unified Communications as a Service) solutions for the small to medium-sized business (“SMB”) market. We offer a comprehensive suite of cloud communication services to meet the global needs of businesses that are seeking simple, flexible, and cost-effective communication solutions. Our services include cloud PBX, cloud mobile, Internet broadband, cloud WAN, SIP trunking, and customized VoIP services, all delivered on its global carrier-grade network and Only in the Cloud™.

In December 2017, we closed a transaction to acquire all the assets, assumed all customers, and critical vendor arrangements from Synergy Telecom, Inc. Synergy provides UCaaS or cloud communication services to small and medium-sized businesses and municipalities, primarily in Texas.

In May 2018, we completed the acquisition of T3 Communications, Inc., an established UCaaS and Internet broadband provider serving a high-growth corridor in Southwest Florida.

Principles of Consolidation. The consolidated financial statements include the accounts of Digerati, and its subsidiaries, which are majority owned by Digerati In accordance with ASC 810-10-05. All significant inter-company transactions and balances have been eliminated.

Reclassifications. Certain amounts in the consolidated financial statements of the prior year have been reclassified to conform to the presentation of the current year for comparative purposes.

Use of Estimates. In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the statement of operations. Actual results could differ from those estimates.

Concentration of Credit Risk. Financial instruments that potentially subject Digerati to concentration of credit risk consist primarily of trade receivables. In the normal course of business, Digerati provides credit terms to its customers. Accordingly, Digerati performs ongoing credit evaluations of its customers and maintains allowances for possible losses, which, when realized, have been within the range of management’s expectations. Digerati maintains cash in bank deposit accounts, which, at times, may exceed federally insured limits. Digerati has not experienced any losses in such accounts and Digerati does not believe it’s exposed to any significant credit risk on cash and cash equivalents.

Revenue Recognition. Digerati derives revenue from UCaaS or cloud communication services and managed cloud-based services. Our services include fully hosted IP/PBX services, SIP trunking, call center applications, interactive voice response auto attendant, call recording, simultaneous calling, voicemail to email conversion, disaster recovery services and multiple customized IP/PBX features in a hosted or cloud environment. Revenue is recognized when persuasive evidence of an arrangement exists, service or network capacity has been provided, the price is fixed or determinable, collectability is reasonably assured and there are no significant obligations remaining.

Digerati records and reports its revenue on the gross amount billed to its customers in accordance with the following indicators:

●	Digerati is the primary obligor in its arrangements,

●	Digerati has latitude in establishing pricing,

●	Digerati changes the product or performs part of the service and is involved in the determination of the product or service specifications,

●	Digerati has discretion in supplier selection and

●	Digerati assumes credit risk for the amount billed to the customer.

Sources of revenue:

Cloud-based hosted Services: We provide UCaaS or cloud communication services and managed cloud-based solutions to small and medium size enterprise customers and to other resellers. Our Internet-based services include fully hosted IP/PBX services, SIP trunking, call center applications, interactive voice response auto attendant, voice and web conferencing, call recording, simultaneous calling, voicemail to email conversion, integrated mobility applications that are device and location agnostic, and multiple customized IP/PBX features in a hosted or cloud environment. Other services include enterprise-class data and connectivity solutions through multiple broadband technologies including cloud WAN or SD-WAN (Software-defined Wide Area Network), fiber, and Ethernet over copper. We also offer remote network monitoring, data backup and disaster recovery.

Direct Costs:

Cloud-based hosted Services: We incur bandwidth and colocation charges in connection with our UCaaS or cloud communication services. The bandwidth charges are incurred as part of the connectivity between our customers to allow them access to our various services. We also incur costs from underlying providers for fiber, Internet broadband, and telecommunication circuits in connection with our data and connectivity solutions.

Cash and cash equivalents. The Company considers all bank deposits and highly liquid investments with original maturities of three months or less to be cash and cash equivalents.

Allowance for Doubtful Accounts.

Bad debt expense is recognized based on management’s estimate of likely losses each year based on past experience and an estimate of current year uncollectible amounts. As of July 31, 2018 and 2017, Digerati’s allowance for doubtful accounts balance was $122,000 and $0, respectively.

Customer deposits.

The Company in some instances requires customers to make deposits for equipment, installation charges and training. As equipment is installed and training takes places the deposits are then applied to revenue. As of July 31, 2018 and 2017, Digerati’s customer deposits balance was $262,000 and $131,000, respectively.

Property and equipment. Property and equipment is recorded at cost. Additions are capitalized and maintenance and repairs are charged to expense as incurred. Gains and losses on dispositions of equipment are reflected in operations. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which are one to five years.

Goodwill, Intangible Assets, and Long-Lived Assets

Goodwill is carried at cost and is not amortized. The Company tests goodwill for impairment on an annual basis at the end of each fiscal year, relying on a number of factors including operating results, business plans, economic projections, anticipated future cash flows and marketplace data. Company management uses its judgment in assessing whether goodwill has become impaired between annual impairment tests according to specifications set forth in ASC 350. The Company completed an evaluation of goodwill at July 31, 2018 and determined that there was no impairment. We did not have any goodwill during the year ended July 31, 2017.

The fair value of the Company’s reporting unit is dependent upon the Company’s estimate of future cash flows and other factors. The Company’s estimates of future cash flows include assumptions concerning future operating performance and economic conditions and may differ from actual future cash flows. Estimated future cash flows are adjusted by an appropriate discount rate derived from the Company’s market capitalization plus a suitable control premium at date of the evaluation.

The financial and credit market volatility directly impacts the Company’s fair value measurement through the Company’s weighted average cost of capital that the Company uses to determine its discount rate and through the Company’s stock price that the Company uses to determine its market capitalization. Therefore, changes in the stock price may also affect the amount of impairment recorded.

The Company recognizes an acquired intangible asset apart from goodwill whenever the intangible asset arises from contractual or other legal rights, or when it can be separated or divided from the acquired entity and sold, transferred, licensed, rented or exchanged, either individually or in combination with a related contract, asset or liability. Such intangibles are amortized over their useful lives. Impairment losses are recognized if the carrying amount of an intangible asset subject to amortization is not recoverable from expected future cash flows and its carrying amount exceeds its fair value.

The Company reviews its long-lived assets, including property and equipment, identifiable intangibles, and goodwill annually or whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine recoverability of its long-lived assets, the Company evaluates the probability that future undiscounted net cash flows will be less than the carrying amount of the assets.

Impairment of Long-Lived Assets. Digerati reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the value of an asset may no longer be appropriate. Digerati assesses recoverability of the carrying value of the asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and fair value.

Derivative financial instruments. Digerati does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. However, Digerati analyzes its convertible instruments and free-standing instruments such as warrants for derivative liability accounting.

For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, any changes in fair value is recorded as non-operating, non-cash income or expense for each reporting period. For option-based derivative financial instruments, warrants and notes payable conversion options Digerati uses the Black-Scholes option-pricing model to value the derivative instruments.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument is probable within the next 12 months from the balance sheet date.

Notes payable conversion options are recorded as debt discounts and are amortized as interest expense over the term of the related debt instrument.

Sequencing Policy

In January 2018, as a result of entering into a convertible debenture which contained a variable conversion feature with no floor, we adopted a sequencing policy in accordance with ASC 815-40-35-12 The Company retrospectively is adopting the sequencing policy so all warrants with fixed exercise price, and convertible notes with fixed conversion price or with a conversion price floor are sequenced by issue date thus excluded from derivative consideration.

Fair Value of Financial Instruments. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. A fair value hierarchy is used which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The fair value hierarchy based on the three levels of inputs that may be used to measure fair value are as follows:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

For certain of our financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, the carrying amounts approximate fair value due to the short maturity of these instruments. The carrying value of our long-term debt approximates its fair value based on the quoted market prices for the same or similar issues or the current rates offered to us for debt of the same remaining maturities.

Our derivative liabilities as of July 31, 2018 and 2017 of $632,000 and $0, respectively, were valued using Level 3 inputs.

The following table provides a summary of the changes in fair value of the derivative financial instruments measured at fair value on a recurring basis using significant unobservable inputs:

Balance at July 31, 2017	$-
Derivative discount - convertible debt	541,000
Derivative loss	91,000
Balance at July 31, 2018	$632,000

Income taxes. Digerati recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. Digerati provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Since January 1, 2007, Digerati accounts for uncertain tax positions in accordance with the authoritative guidance issued by the Financial Accounting Standards Board on income taxes which addresses how an entity should recognize, measure and present in the financial statements uncertain tax positions that have been taken or are expected to be taken in a tax return. Pursuant to this guidance, Digerati recognizes a tax benefit only if it is “more likely than not” that a particular tax position will be sustained upon examination or audit. To the extent the “more likely than not” standard has been satisfied, the benefit associated with a tax position is measured as the largest amount that is greater than 50% likely of being realized upon settlement. As of July 31, 2017 we have no liability for unrecognized tax benefits.

Stock-based compensation. In June 2018 FASB adopted the Accounting Standards Update No. 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Non-employee Share-Based Payment Accounting. This update simplifies the accounting for non employee share-based payment transactions by expanding the scope of Topic 718, Compensation-Stock Compensation, to include share-based payment transactions for acquiring goods and services from non-employees. The guidance is effective for annual periods beginning after December 15, 2018, and interim periods within that reporting period. The Company adopted the updated standard as of May 1, 2018 and adopting this guidance did not have a material effect on its consolidated financial statements. During fiscal 2017 and 2018, the Company issued 1,003,970 common shares and 2,213,512 common shares, respectively to various employees as part of our profit-sharing plan contribution and stock in lieu of cash. At the time of issuance during fiscal 2017 and 2018 we recognized stock-based compensation expense of approximately $241,000 and $1,240,000, respectively equivalent to the market value of the shares issued calculated based on the share’s closing price at the grant dates.

Basic and diluted net income (loss) per share. The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss adjusted on an “as if converted” basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For the year ended July 31, 2017, potential dilutive securities including options and warrants had dilutive effect and were included in the calculation of diluted net income (loss) per common share. For the year ended July 31, 2018, potential dilutive securities including options and warrants were not included in the calculation of diluted net (loss) per common share. Potential dilutive securities, which are not included in dilutive weighted average shares are as follows:

	7/31/2018	7/31/2017
Options to purchase common stock	3,415,000
Warrants to purchase common stock	2,370,000	210,000
Convertible debt	3,268,214	-
Total:	9,053,214	210,000

Noncontrolling interest

The Company follows Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 810, Consolidation, which governs the accounting for and reporting of non-controlling interests (“NCIs”) in partially owned consolidated subsidiaries and the loss of control of subsidiaries. Certain provisions of this standard indicate, among other things, that NCIs be treated as a separate component of equity, not as a liability, that increases and decreases in the parent’s ownership interest that leave control intact be treated as equity transactions rather than as step acquisitions or dilution gains or losses, and that losses of a partially owned consolidated subsidiary be allocated to the NCI even when such allocation might result in a deficit balance.

The net income (loss) attributed to the NCI is separately designated in the accompanying consolidated statements of operations and other comprehensive income (loss). For the year ended July 31, 2018 and 2017, the Company recognized a noncontrolling deficits of $57,000 and $0, respectively.

Recently issued accounting pronouncements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry-specific revenue recognition guidance throughout the Industry Topics of the Accounting Standards Codification. The updated guidance states that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance also provides for additional disclosures with respect to revenues and cash flows arising from contracts with customers. The standard will be effective for the first interim period within annual reporting periods beginning after December 15, 2017, and the Company adopted the standard effective August 1, 2018.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The amendments under this pronouncement will change the way all leases with a duration of one year or more are treated. Under this guidance, lessees will be required to capitalize virtually all leases on the balance sheet as a right-of-use asset and an associated financing lease liability or capital lease liability. The right-of-use asset represents the lessee’s right to use, or control the use of, a specified asset for the specified lease term. The lease liability represents the lessee’s obligation to make lease payments arising from the lease, measured on a discounted basis. Based on certain characteristics, leases are classified as financing leases or operating leases. Financing lease liabilities, those that contain provisions similar to capitalized leases, are amortized like capital leases are under current accounting, as amortization expense and interest expense in the statement of operations. Operating lease liabilities are amortized on a straight-line basis over the life of the lease as lease expense in the statement of operations. This update is effective for annual reporting periods, and interim periods within those reporting periods, beginning after December 15, 2018.  In July 2018 the FASB issued ASU No. 2018-10, Codification Improvements to Topic 842, Leases and ASU 2018-11, Leases (Topic 842), Targeted Improvements, which provided additional implementation guidance on the previously issued ASU.  The Company is currently assessing the impact of adopting this guidance on its consolidated financial statements.

In June 2018, the FASB issued Accounting Standards Update No. 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Non-employee Share-Based Payment Accounting. This update simplifies the accounting for non-employee share-based payment transactions by expanding the scope of Topic 718, Compensation-Stock Compensation, to include share-based payment transactions for acquiring goods and services from non-employees. The guidance is effective for annual periods beginning after December 15, 2018, and interim periods within that reporting period. The Company adopted this updated standard as of May 1, 2018, and adopting this guidance did not have a material effect on the presentation of our consolidated financial statements.

NOTE 2 – GOING CONCERN

Financial Condition

Digerati’s consolidated financial statements for the year ending July 31, 2018 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. Digerati has incurred net losses and accumulated a deficit of approximately $80,800,000 and a working capital deficit of approximately $3,722,000which raises substantial doubt about Digerati’s ability to continue as a going concern.

Management Plans to Continue as a Going Concern

Management believes that current available resources will not be sufficient to fund the Company’s operations over the next 12 months. The Company’s ability to continue to meet its obligations and to achieve its business objectives is dependent upon, among other things, raising additional capital or generating sufficient revenue in excess of costs. At such time as the Company requires additional funding, the Company will seek to secure such additional funding from various possible sources, including the public equity market, private financings, sales of assets, collaborative arrangements and debt. If the Company raises additional capital through the issuance of equity securities or securities convertible into equity, stockholders will experience dilution, and such securities may have rights, preferences or privileges senior to those of the holders of common stock or convertible senior notes. If the Company raises additional funds by issuing debt, the Company may be subject to limitations on its operations, through debt covenants or other restrictions. If the Company obtains additional funds through arrangements with collaborators or strategic partners, the Company may be required to relinquish its rights to certain technologies. There can be no assurance that the Company will be able to raise additional funds or raise them on acceptable terms. If the Company is unable to obtain financing on acceptable terms, it may be unable to execute its business plan, the Company could be required to delay or reduce the scope of its operations, and the Company may not be able to pay off its obligations, if and when they come due.

The Company will continue to work with various funding sources to secure additional debt and equity financings. However, Digerati cannot offer any assurance that it will be successful in executing the aforementioned plans to continue as a going concern.

Digerati’s consolidated financial statements as of July 31, 2018 do not include any adjustments that might result from the inability to implement or execute Digerati’s plans to improve our ability to continue as a going concern.

NOTE 3 – INTANGIBLE ASSETS

During fiscal 2008, Digerati made a loan of $150,000 to NetSapiens Inc. The note receivable had a maturity date of June 26, 2008 with interest at 8% per year. The note was secured by NetSapiens’ proprietary Starter Platform License and SNAPsolution modules. On June 26, 2008 Digerati converted the outstanding interest and principal balance into a lifetime and perpetual NetSapiens’ License. The License provides Digerati with the ability to offer Hosted PBX (Private Branch eXchange), IP Centrex application, prepaid calling, call center, conferencing, messaging and other innovative telephony functionality necessary to offer standard and/or custom services to enterprise markets. The NetSapiens’ License, in the amount of $150,000, is being amortized equally over a period of 10 years. For the years ended July 31, 2018 and 2017, amortization totaled approximately $13,750 and $15,000, respectively. As of July 31, 2018 the NetSapiens’ License is fully amortized.

On December 1, 2017, Shift8 and Synergy Telecom, Inc., a Delaware corporation (“Synergy”), closed a transaction to acquire all the assets, assumed all customers, and critical vendor arrangements from Synergy. The total purchase price was $425,000, the acquisition was accounted for under the purchase method of accounting, with Digerati identified as the acquirer. Under the purchase method of accounting, the aggregate amount of consideration assumed by Digerati was allocated to customer contracts acquired, software licenses, and goodwill based on their fair values as of July 31, 2018.

The following information summarizes the allocation of the fair values assigned to the assets. The allocation of fair values is based on an extensive analysis and is subject to changes in the future during the measurement period.

	Synergy	Useful life (years)
Customer relatiosnhips	$40,000	5
License - software	105,000	3
Goodwill	280,000	-
Total Purchase price	$425,000

For the years ended July 31, 2018 and 2017, amortization expense for the acquired intangible was $25,000 and $0, respectively.

On May 2, 2018, the Company closed on the Merger Agreement with T3 Communications, Inc. to increase its customer base and obtain higher efficiency of its existing infrastructure.

The total purchase price was $3,211,945 paid in cash at closing. The acquisition was accounted for under the purchase method of accounting, with the Company identified as the acquirer. Under the purchase method of accounting, the aggregate amount of consideration assumed by the Company was allocated to cash, customer contracts acquired, current assets, property plant and equipment and assumed payables based on their estimated fair values as of May 2, 2018.

The following information summarizes the allocation of the purchase price assigned to intangible assets. The allocation of fair values is based on an extensive analysis and is subject to changes in the future during the measurement period.

	Synergy	Useful life (years)
Customer relationships	$1,480,000	7
Marketing & Non-compete	800,000	5
Goodwill	554,828	-
Total	$2,834,828

For the years ended July 31, 2018 and 2017, amortization expense for the acquired assets totaled approximately $93,000 and $0, respectively.

Intangible assets at July 31, 2018 and 2017 are summarized in the tables below:

July 31, 2018	Gross Carrying Value	Accumulated Amortization	Net Carrying Amount
NetSapeins - license, 10 years	$150,000	$(150,000)	$-
Customer relationships, 5 years	40,000	(4,667)	35,333
Customer relationships, 7 years	1,480,000	(64,652)	1,415,348
Marketing & Non-compete, 5 years	800,000	(40,000)	760,000
Total Define-lived Assets	2,470,000	(259,319)	2,210,681
Goodwill, Indefinite	834,828	-	834,828
Balance, July 31, 2018	3,304,828	(259,319)	3,045,509

	Gross		Net
	Carrying	Accumulated	Carrying
July 31, 2017	Value	Amortization	Amount
NetSapeins - license, 10 years	$150,000	$(136,500)	$13,500
Total Define-lived Assets	150,000	(136,500)	13,500
Goodwill, Indefinite	-	-	-
Balance, July 31, 2017	150,000	(136,500)	13,500

Total amortization expense for the periods ended July 31, 2018 and 2017 was approximately $123,000 and $15,000, respectively.

NOTE 4 – PROPERTY AND EQUIPMENT

Following is a summary of Digerati’s property and equipment at July 31, 2018 and 2017 (in thousands):

	Useful lives	2018	2017
Telecom equipment & software	1-5 years	$831	$16
Less: accumulated depreciation		(118)	(14)
Net–property and equipment		$713	$2

The Company uses straight-line depreciation, for the years ended July 31, 2018 and 2017, depreciation totaled approximately $104,000 and $3,000, respectively.

NOTE 5 – INCOME TAXES

Digerati files a consolidated tax return. The current tax year is subject to examination by the Internal Revenue Service and certain state taxing authorities. As of July 31, 2018, Digerati had net operating loss carry-forwards of approximately $5,956,000 to reduce future federal income tax liabilities; the loss carryforwards will start to expire in 2020. Under the recently enacted Tax Cuts and Jobs Act (TCJA), the new effective Corporate flat tax rate is 21% (effective for tax years beginning after December 31, 2017). Income tax benefit (provision) for the years ended July 31, 2018 and 2017 are as follows:

The effective tax rate for Digerati is reconciled to statutory rates as follows:

	2018	2017
Expected Federal benefit (provision), at statutory rate	21.0%	35.0%
Change in valuation allowance	(21.0)%	(35.0)%
	0.0%	0.0%

Deferred tax assets are comprised of the following as of July 31, 2018 and 2016:

	2018	2017
Net operating loss carryover	$1,090,700	$1,282,000
Valuation allowance	(1,090,700)	(1,282,000)
Total deferred tax asset, net	$-	$-

At July 31, 2018, realization of Digerati’s deferred tax assets was not considered likely to be realized. The change in the valuation allowance for 2018 was resulted in a decrease of approximately $191,000. Management has evaluated and concluded that there are no significant uncertain tax positions requiring recognition in Digerati’s combined financial statements. The current year remains open to examination by the major taxing jurisdictions in which Digerati is subject to tax. The Company files a calendar year return and the net operating loss was adjusted for the fiscal year ended July 31, 2018.

During the year ended July 31, 2018 the Company issued 4,389,086 common shares, and under our initial assessment this will likely result in a change of control and the net operation loss (NOL’s) became subject to the separate return limitation year. We will evaluate during the tax year and consider the limitations.

We record unrecognized tax benefits as liabilities in accordance with ASC 740 and adjust these liabilities when our judgment changes as a result of the evaluate on new information not previously available. Because of the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the unrecognized tax benefit liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which new information is available.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Commitments

Digerati leases its corporate facilities, sales office and network facilities in Texas and Florida. The annual rent expense under the operating leases was $81,670 and $6,996, for 2018 and 2017, respectively. Below is a list of our primary operating leases:

The future minimum lease payment under the operating leases are as follows:

Location	Lease Expiration Date	Annual Rent	Business Use	Approx. Sq. Ft.
1600 NE Loop 410, Suite 126, San Antonio, TX 78209	Apr-19	$27,300	Executive offices	1,453
2401 First Street, Suite 300, Ft. Myers, FL 34901	Nov-20	$107,534	Lease of network facilitie and office space	6,800
7218 McNeail Dr, Austin, TX 78729	Aug-21	$14,222	Lease of network facilities	25
6606 Lyndon B. Johnson, Fwy., FL1, Suite 125, Dallas, TX 75240	Sep-21	$25,161	Lease of network facilities	25
9701 S. John Young Parkway, Orlando, FL 32819	May-23	$30,528	Lease of network facilities	540

NOTE 7 – STOCK -BASED COMPENSATION

In November 2015, Digerati adopted the Digerati Technologies, Inc. 2015 Equity Compensation Plan (the “Plan”). The Plan authorizes the grant of up to 7.5 million stock options, restricted common shares, non-restricted common shares and other awards to employees, directors, and certain other persons. The Plan is intended to permit Digerati to retain and attract qualified individuals who will contribute to the overall success of Digerati. Digerati’s Board of Directors determines the terms of any grants under the Plan. Exercise prices of all stock options and other awards vary based on the market price of the shares of common stock as of the date of grant. The stock options, restricted common stock, non-restricted common stock and other awards vest based on the terms of the individual grant.

During the year ended July 31, 2018, we issued:

●	644,732 common shares to various employees as part of the Company’s profit-sharing plan contribution. The Company recognized stock-based compensation expense of approximately $226,000 equivalent to the value of the shares calculated based on the share’s closing price at the grant dates.

●	515,493 common shares to management for services in lieu of cash compensation. The Company recognized stock-based compensation expense of approximately $222,000 equivalent to the value of the shares calculated based on the share’s closing price at the grant dates.

●	646,787 common shares to management for services in lieu of cash compensation. The Company recognized stock-based compensation expense of approximately $306,000 equivalent to the value of the shares calculated based on the share’s closing price at the grant dates.

●	1,025,000 options to purchase common shares to various employees with an exercise price of $0.35 per share and a term of 5 years. The options vest equally over a period of one year. The options have a fair market value of $218,200.

●	275,000 options to purchase common shares to various employees with an exercise price of $0.35 per share and a term of 5 years. The options vest equally over a period of two years. The options have a fair market value of $74,600.

●	545,000 options to purchase common shares to various employees with an exercise price of $0.35 per share and a term of 5 years. The options vest equally over a period of three years. The options have a fair market value of $164,600.

●	420,000 options to purchase common shares to various employees with an exercise price of $0.45 per share and a term of 5 years. The options vest equally over a period of three years. The options have a fair market value of $160,000.

The fair market value of all options issued was determined using the Black-Scholes option pricing model which used the following assumptions:

Expected dividend yield	0.00%
Expected stock price volatility	162.72% - 169.76%
Risk-free interest rate	2.13% -2.78%
Expected term	1.0 - 3.0 years

During the year ended July 31, 2018 we issued the following to non-employee professionals:

●	In September 2017, the Company issued an aggregate of 12,500 shares of common stock with a market value at time of issuance of $4,375. The shares were issued for consulting services.

●	In December 2017, the Company issued an aggregate of 100,000 shares of common stock with a market value at time of issuance of $40,000. The shares were issued for consulting services.

●	In June 2018, the Company issued an aggregate of 100,000 shares of common stock with a market value at time of issuance of $48,000. The shares were issued for consulting services.

●	In July 2018, the Company issued an aggregate of 194,000 shares of common stock with a market value at time of issuance of $93,720. The shares were issued to various professionals for consulting services.

Also, during the year ended July 31, 2018 we issued the following to settle accounts payables:

●	In June 2018, the Company issued an aggregate of 35,575 shares of common stock with a market value at time of issuance of $15,288. The shares were issued to settle accounts payables with various professionals, the Company recognized a loss of $5,700 upon issuance of the shares.

During fiscal 2018, the Company recognized $1,054,000 as employee stock compensation expense and $186,000 as non-employee stock compensation expense. Unamortized compensation cost totaled $397,000 and $88,000, respectively as of July 31, 2018 and July 31, 2017.

A summary of the stock options of July 31, 2018 and 2017 and the changes during the years ended July 3, 2018 and 2017 are presented below:

			Weighted-average
		Weighted-average	remaining contractual
	Options	exercise price	term (years)

Outstanding at July 31, 2016	-	$-	-
Granted	1,170,000	$0.24	5.00
Exercised	-	-	-
Forfeited and cancelled	-	-	-
Outstanding at July 31, 2017	1,170,000	$0.24	4.30
Granted	2,265,000	$0.37	5.00
Exercised	-	-	-
Forfeited and cancelled	(20,000)	$0.24	3.30
Outstanding at July 31, 2018	3,415,000	$0.33	4.58
Exercisable at July 31, 2018	2,006,111	$0.29	4.58

The aggregate intrinsic value (the difference between the Company’s closing stock price on the last trading day of the period and the exercise price, multiplied by the number of in-the-money options) of the 1,170,000 and 3,415,000 stock options outstanding at July 31, 2017 and July 31, 2018 was $339,000 and $706,372 , respectively.

The aggregate intrinsic value of 721,111 and 2,006,111 stock options exercisable at July 31, 2017 and July 31, 2018 was $209,000 and $587,389, respectively.

NOTE 8 – WARRANTS

During the year ended July 31, 2017, the Company issued the following warrants:

The Company secured $560,000 from various accredited investors under a private placement and issued 1,120,000 shares of its common stock at a price of $0.50 per share and warrants to purchase an additional 210,000 shares of its common stock at an exercise price of $0.50 per share. We determined that the warrants issued in connection with the private placement were equity instruments and did not represent derivative instruments.

 During the year ended July 31, 2018, the Company issued the following warrants:

The Company secured $480,000 from various accredited investors under a private placement and issued 960,000 shares of its common stock at a price of $0.50 per share and warrants to purchase an additional 180,000 shares of its common stock at an exercise price of $0.50 per share. We determined that the warrants issued in connection with the private placement were equity instruments and did not represent derivative instruments.

In December 2017, Digerati issued 100,000 warrants to a consultant for services, the warrants vested at time of issuance. The warrants have a term of 5 years, with an exercise price of $0.50. Under a Black-Scholes valuation the fair market value of the warrants at time of issuance was approximately $49,000, the company will amortize the fair market value as warrant expense over 12 months. Additionally, Digerati committed to issue 100,000 warrants if the Company’s stock price traded at $0.75 per share for 10 consecutive days, to issue 100,000 warrants if the Company’s stock price traded at $1.00 per share for 10 consecutive days, and to issue 100,000 warrants if the Company’s stock price traded at $1.25 per share for 10 consecutive days. Under a Black-Scholes valuation the fair market value of the warrants at time of issuance was approximately $143,000, the company will amortize the fair market value as warrant expense over 12 months. During the year ended July 31, 2018 the Company amortized $128,000 in warrant expense related to these warrants.

In January 2018, Digerati issued 220,000 warrants to a consultant for services, the warrants vested at time of issuance. The warrants have a term of 5 years, with an exercise price of $0.001. At time of issuance the company recognized approximately $119,000 in warrant expense using Black-Scholes valuation.

In March 2018, Digerati issued 300,000 warrants under two promissory notes and, the warrants vested at time of issuance. The warrants have a term of 3 years, with an exercise price of $0.10. Under a Black-Scholes valuation the relative fair market value of the warrants at time of issuance was approximately $127,000 and was recognized as a discount on the two promissory notes, the company will amortize the fair market value as interest expense over 9 months.

In March 2018, Digerati issued 30,000 warrants under various promissory notes, the warrants vested at time of issuance. The warrants have a term of 3 years, with an exercise price of $0.15. Under a Black-Scholes valuation the relative fair market value of the warrants at time of issuance was approximately $12,000 and was recognized as a discount on the two promissory notes, the company will amortize the fair market value as interest expense over 4 months.

In April 2018, Digerati issued 400,000 warrants under various promissory notes, the warrants vested at time of issuance. The warrants have a term of 5 years, with an exercise price of $0.15. Under a Black-Scholes valuation the relative fair market value of the warrants at time of issuance was approximately $107,000 and was recognized as a discount on the promissory notes, the company will amortize the fair market value as interest expense over 4 months.

In April 2018, Digerati issued 100,000 warrants under a promissory note, the warrants vested at time of issuance. The warrants have a term of 3 years, with an exercise price of $0.50.Under a Black-Scholes valuation the relative fair market value of the warrants at time of issuance was approximately $27,000 and was recognized as a discount on the promissory notes, the company will amortize the fair market value as interest expense over 55 months.

In April 2018, Digerati issued 75,000 warrants under a promissory note, the warrants vested at time of issuance. The warrants have a term of 3 years, with an exercise price of $0.50.Under a Black-Scholes valuation the relative fair market value of the warrants at time of issuance was approximately $19,000 and was recognized as a discount on the promissory notes, the company will amortize the fair market value as interest expense over 25 months.

In June 2018, Digerati issued 255,000 warrants under various promissory notes, the warrants vested at time of issuance. The warrants have a term of 3 years, with an exercise price of $0.10.Under a Black-Scholes valuation the relative fair market value of the warrants at time of issuance was approximately $110,000 and was recognized as a discount on the promissory notes, the company will amortize the fair market value as interest expense over 9 months.

In July 2018, Digerati issued 50,000 warrants to a consultant for services, the warrants vested at time of issuance. The warrants have a term of 3 years, with an exercise price of $0.50. At time of issuance the company recognized approximately $21,000 in warrant expense using Black-Scholes valuation.

In July 2018, Digerati received $15,000 for the exercise of 150,000 warrants, with an exercise price of $0.10 per warrant.

The fair market value of all warrants issued was determined using the Black-Scholes option pricing model which used the following assumptions:

Expected dividend yield	0.00%
Expected stock price volatility	153.99% - 176.56%
Risk-free interest rate	2.05% -2.80%
Expected term	3.0 - 5.0 years

A summary of the warrants as of July 31, 2018 and 2017 and the changes during the years ended July 31, 2018 and 2017 are presented below:

			Weighted-average
		Weighted-average	remaining contractual
	Warrants	exercise price	term (years)

Outstanding at July 31, 2016	300,000	$0.14	3.45
Granted	210,000	$0.50	3.00
Exercised	-	-	-
Forfeited and cancelled	-	-	-
Outstanding at July 31, 2017	510,000	$0.29	2.87
Granted	2,010,000	$0.26	3.34
Exercised	(150,000)	$0.10	3.00
Forfeited and cancelled	-	-	-
Outstanding at July 31, 2018	2,370,000	$0.28	2.90
Exercisable at July 31, 2018	2,070,000	$0.24	2.90

The aggregate intrinsic value (the difference between the Company’s closing stock price on the last trading day of the period and the exercise price, multiplied by the number of in-the-money warrants) of the 510,000 and 2,370,000 stock options outstanding at July 31, 2017 and July 31, 2018 was $124,800 and $607,557 , respectively.

The aggregate intrinsic value of 510,000 and 2,070,000 stock options exercisable at July 31, 2017 and July 31, 2018 was $124,800 and $597,927, respectively.

Warrant expense for the years ended July 31, 2018 and 2017 was $268,000 and $0, respectively. Unamortized warrant expense totaled $64,000 and $0, respectively as of July 31, 2018 and July 31, 2017.

NOTE 9 – NON-STANDARDIZED PROFIT-SHARING PLAN

We currently provide a Non-Standardized Profit-Sharing Plan, adopted September 15, 2006. Under the plan our employees qualify to participate in the plan after one year of employment. Contributions under the plan are based on 25% of the annual base salary of each eligible employee up to $54,000 per year. Contributions under the plan are fully vested upon funding. During the years ended July 31, 2018 and July 31, 2017, the Company issued 644,732 and 1,003,966 respectively, common shares to various employees as part of the Company’s profit-sharing plan contribution. The Company recognized stock-based compensation expense for July 31, 2018 and July 31, 2017 of $226,000 and $241,000, respectively, equivalent to the value of the shares calculated based on the share’s closing price at the grant dates.

NOTE 10 – SIGNIFICANT CUSTOMERS

During the year ended July 31, 2018, the Company did not derive a significant amount of revenue from one single customer. During the year ended July 31, 2017, the Company derived a significant amount revenue from four customers, comprising 24%, 24%, 11%, and 8% of the total revenue for the year.

As of the year ended July 31, 2018, the company derived 13% and 23% total accounts receivable from two customers. As of the year ended July 31, 2017, the Company derived a significant amount of accounts receivables from three customers, comprising 37%, 27% and 14% of the total accounts receivable as of the year ended July 31, 2017.

NOTE 11 – DEBT

Non-convertible debt

On December 1, 2017, Shift8 and Synergy Telecom, Inc., a Delaware corporation (“Synergy”), closed a transaction to acquire all the assets, assumed all customers, and critical vendor arrangements from Synergy. In conjunction with the transaction, Shift8 entered into a promissory note for $125,000 with an effective annual interest rate of 6% with 5 quarterly payments and a maturity date of February 28, 2019. The note holder agreed to extend two of the quarterly payment until January 15, 2019. During the year ended July 31, 2018, the Company made a principal payment of $50,000, the balance outstanding as of July 31, 2018 was $75,000.

On January 17, 2018, the Company entered into a Promissory Note for $30,000, bearing interest at a rate of 5% per annum, with maturity date of January 19, 2018. The Company paid the full principal amount outstanding and accrued interest on January 19, 2018.

On February 21, 2018, the Company entered into a Promissory Note for $35,000, bearing interest at a rate of 5% per annum, with maturity date of March 2, 2018. The Company paid the full principal amount outstanding and accrued interest on March 2, 2018.

On March 13, 2018, the Company entered into various Promissory Notes (the “Notes”) for $200,000, bearing interest at a rate of 12% per annum, with maturity date of April 13, 2018. The Company paid the full principal amount outstanding and accrued interest on April 13, 2018. In conjunction with the Notes, the Company issued 30,000 warrants under the promissory notes, the warrants vested at time of issuance. The warrants have a term of 3 years, with an exercise price of $0.15. Under a Black-Scholes valuation the relative fair market value of the warrants at time of issuance was approximately $12,000 and was recognized as a discount on the promissory notes, the company amortized the relative fair market value as interest expense during the year ended July 31, 2018. During the year ended July 31, 2018, the Company paid the full principal amount outstanding and accrued interest.

On April 30, 2018, Shift8 entered into a promissory note for $650,000 with an effective annual interest rate of 0% and a maturity date of May 14, 2018, provided, however, the Maturity Date will automatically be extended by one (1) additional period of thirty (30) days, until June 14, 2018. In addition, Shift8 entered into a Security Agreement, whereby Shift8 Agreed to pledge one third of the outstanding shares of T3, the secured interest will continue until the principal balance is paid in full. Furthermore, a late fee of $3,000 per calendar week will be accessed beginning on May 15, 2018 and will continue until he principal balance is paid in full. The lender agreed to extend the maturity date until November 30, 2018, we are currently paying a $3,000 per week late fee. As of July 31, 2018, the outstanding principal balance was $650,000.

On April 30, 2018, Shift8 Networks, Inc. (“Shift8”), a subsidiary of Digerati Technologies, Inc. entered into a credit facility under a promissory note of $500,000, interest payment for the first twenty-three months with a balloon payment on the twenty-fourth month and a maturity date of April 30, 2020. Collateralized by Shift8 and T3’s accounts receivables and with an effective annual interest rate of prime plus 5.25%, adjusted quarterly on the first day of each calendar quarter. However, the rate will never be less than 9.50% per annum. In the event of default, the interest rate will be the maximum nonusurious rate of interest per annum permitted by whichever of applicable United States federal law or Louisiana law permits the higher interest rate. Shift8 agreed to pay the lender a commitment fee of 1.00% upon payment of the first interest payment under the credit facility and 1.00% on the first anniversary of the credit facility. In addition, Shift8 agreed to pay a monitoring fee of 0.33% of the credit facility, payable in arrears monthly. Shift8 also agreed to pay an over-advance fee of 3.00% of the amount advanced in excess of the borrowing base or maximum amount of the credit facility, payable in arrears monthly. Shift8 is required to maintain the following financial covenants: 1) A consolidated debt service coverage ratio, as of the last day of each fiscal quarter, of at least 1.25 to 1.00, 2) A fixed charge coverage ratio, as of the last day of each fiscal quarter, of at least 1.25 to 1.00, and 3) A tangible net worth, at all times of at least $100,000. As of July 31, 2018, the outstanding principal balance was $500,000.

On May 1, 2018, Shift8 entered into a promissory note for $150,000 with an effective annual interest rate of 3% and a maturity date of May 7, 2018. On May 4, 2018 the promissory note was paid in full.

On April 27, 2018, Shift8 entered into a promissory note for $350,000 with an effective annual interest rate of 12% and a maturity date of June 27, 2018. With a principal payment of $200,000 due on May 31, 2018 and a principal payment of $150,000 due on June 27, 2018. The promissory note is secured by a Pledge and Security Agreement, whereby Shift8 agreed to pledge the cash on hand at one of the bank accounts owned by T3 until the principal payment is paid in full.

In conjunction with the Notes, the Company issued 3-year warrants to purchase 400,000 shares of common stock each at an exercise price of $0.15 per share. Under a Black-Scholes valuation the relative fair market value of the warrants at time of issuance was approximately $107,000 and was recognized as a discount on the promissory notes during the year ended July 31, 2018. During the year ended July 31, 2018, the promissory note was paid in full.

Notes payable, related party

On April 30, 2018, Shift8 Technologies, Inc. (“Shift8”) entered into a convertible promissory note for $525,000 with an effective annual interest rate of 8% and a maturity date of April 30, 2020. With a principal payment of $100,000 due on June 1, 2018 and a principal payment of $280,823 due on April 30, 2020. Payment are based on a 60-month repayment schedule. At any time while this Note is outstanding, but only upon: (i) the occurrence of an Event of Default under the Note or the Pledge and Escrow Agreement; or (ii) mutual agreement between the Borrower and the Holder, the Holder may convert all or any portion of the outstanding principal, accrued and unpaid interest, Premium, if applicable, and any other sums due and payable hereunder (such total amount, the “Conversion Amount”) into shares of Common Stock (the “Conversion Shares”) at a price equal to: (i) the Conversion Amount (the numerator); divided by (ii) a conversion price of $1.50 per share of Common Stock, which price shall be indicated in the conversion notice (in the form attached hereto as Exhibit “B”, the “Conversion Notice”) (the denominator) (the “Conversion Price”). The Holder shall submit a Conversion Notice indicating the Conversion Amount, the number of Conversion Shares issuable upon such conversion, and where the Conversion Shares should be delivered. The promissory note is secured by a Pledge and Escrow Agreement, whereby Shift8 agreed to pledge 51% of the securities owned in T3 until the principal payment is paid in full. In conjunction with the promissory note, the Company issued 3-year warrants to purchase 75,000 shares of common stock at an exercise price of $0.50 per share. Under a Black-Scholes valuation the relative fair market value of the warrants at time of issuance was approximately $19,000 and was recognized as a discount on the two promissory notes, the company amortized $6,000 as interest expense during the year ended July 31, 2018. During the year ended July 31, 2018, the Company paid $119,000 of the principal balance. The total principal outstanding and unamortized discount as of July 31, 2018 were $406,000 and $13,000, respectively. One of the note holders also serves as President, CEO and Board Member of T3 Communications, Inc., one of our operating subsidiaries.

On May 1, 2018, Shift8 entered into a promissory note for $275,000 with an effective annual interest rate of 0% with an interest and principal payment of $6,000 per month and shall continue perpetuity until the entire principal amount is paid in full. The promissory note is guaranteed to the lender by 15% of the stock owned by Shift8 in T3, the secured interest will continue until the principal balance is paid in full. In conjunction with the promissory note, the Company issued 3-year warrants to purchase 100,000 shares of common stock at an exercise price of $0.50 per share. Under a Black-Scholes valuation the relative fair market value of the warrants at time of issuance was approximately $27,000 and was recognized as a discount on the promissory note, the company amortized $2,000 as interest expense during the year ended July 31, 2018. During the year ended July 31, 2018, the Company paid $13,000 of the principal balance. The total principal outstanding and unamortized discount as of July 31, 2018 were $262,000 and $25,000, respectively. The note holder also serves as Board Member of T3 Communications, Inc., one of our operating subsidiaries.

Convertible debt non-derivative

In March 2018, the Company entered into two (2) Promissory Notes (the “Notes”) for $250,000 each, bearing interest at a rate of 12% per annum. The Notes have a maturity date of September 15, 2018, provided, however, the Company shall have the right to request that the maturity date to be extended by one (1) additional period of ninety (90) days, until December 14, 2018. The Notes are payable every month, commencing April 15, 2018, in monthly payments of interest only and a single payment of the principal amount outstanding plus accrued interest on September 15, 2018. The Company agreed to repay the Notes from the proceeds from the Company’s current private placement. As proceeds from the Private Placement are received, the Company shall direct all funds to the Note Holders until the principal amount outstanding and accrued interest are paid in full. In addition, on March 15, 2018, the Company entered into a Note Conversion Agreement (the “Agreement”) with the Note holders, whereby, the holders may elect to convert up to 50% of the principal amount outstanding on the Notes into Common Stock of Digerati at any time after 90 days of funding the Notes. The Conversion Price shall be the greater of: (i) the Variable Conversion Price (as defined herein) or (ii) the Fixed Conversion Price (as defined herein). The “Variable Conversion Price” shall be equal to the average closing price for Digerati’s Common Stock (the “Shares”) for the ten (10) Trading Day period immediately preceding the Conversion Date. “Trading Day” shall mean any day on which the Common Stock is tradable for any period on the OTCQB, or on the principal securities exchange or other securities market on which the Common Stock is then being traded. The “Fixed Conversion Price” shall mean $0.50. In conjunction with the notes, the Company issued 300,000 warrants, the warrants vested at time of issuance. The warrants have a term of 3 years, with an exercise price of $0.10. Under a Black-Scholes valuation the relative fair market value of the warrants at time of issuance was approximately $127,000 and was recognized as a discount on the promissory notes, the company amortized $42,000 as a non-cash interest during the year ended July 31, 2018. The total principal outstanding and unamortized discount as of July 31, 2018 were $500,000 and $85,000, respectively.

On June 19, 2018, the Company entered into various Promissory Notes (the “Notes”) for $272,000, bearing interest at a rate of 10% per annum, with maturity date of April 10, 2019. In conjunction with the Notes, the Company issued 240,000 warrants under the promissory notes, the warrants vested at time of issuance. The warrants have a term of 3 years, with an exercise price of $0.10. Under a Black-Scholes valuation the relative fair market value of the warrants at time of issuance was approximately $111,000 and was recognized as a discount on the promissory notes. The company amortized $9,000 as interest expense during the year ended July 31, 2018. The total principal outstanding and unamortized discount as of July 31, 2018 were $272,000 and $102,000, respectively.

Convertible debt - derivative

On January 12, 2018, the Company entered into a securities purchase agreement with Peak One Opportunity Fund, L.P., a Delaware limited partnership (“Peak One”). Under the agreement, Peak One agreed to purchase from us up to $600,000 aggregate principal amount of our convertible debentures (together the “Debentures” and each individual issuance a “Debenture”), bearing interest at a rate of 0% per annum, with maturity on the third anniversary of the respective date of issuance. On July 25, 2018, the securities purchase agreement was amended to increase to $620,000 the aggregate principal amount of the convertible debentures.

The Company issued the first debenture (the “Debenture”) to Peak One on January 17, 2018 in the principal amount of $200,000 for a purchase price of $180,000 and 0% percent stated interest rate. The Company paid Peak One $6,000 for legal and compliance fees. In addition, the Company paid $14,400 in other closing costs, these fees were deducted from the proceeds at time of issuance. The Company recorded these discounts and cost of $40,400 as a discount to the Debenture was amortized to interest expense.

The Debenture provides Peak One with the option to convert any outstanding balance under the Debenture into shares of Common Stock of the Company at a conversion price for each share of Common Stock equal to either: (i) if the date of conversion is prior to the date that is 180 days after the issuance date, $0.50, or (ii) if the date of conversion is on or after the date that is 180 days after the issuance date, the lesser of (a) $0.50 or (b) at 70% of the lowest closing bid price of the Company’s Common Stock during the twenty trading days prior to conversion, provided, further, that if either the Company is not DWAC operational at the time of conversion or the Common Stock is traded on the OTC Pink at the time of conversion, then 70% shall automatically adjust to 65% of the lowest closing bid price.

The Company may at its option call for redemption all or part of the Debentures, with the exception of any portion thereof which is the subject of a previously-delivered notice of conversion, prior to the maturity date for an amount equal to: (i) if the redemption date is 90 days or less from the date of issuance, 110% of the sum of the principal amount so redeemed plus accrued interest, if any; (ii) if the redemption date is greater than or equal to 91 days from the date of issuance and less than or equal to 120 days from the date of issuance, 115% of the sum of the principal amount so redeemed plus accrued interest, if any; (iii) if the redemption date is greater than or equal to 121 days from the date of issuance and less than or equal to 50 days from the date of issuance, 120% of the sum of the principal amount so redeemed plus accrued interest, if any; (iv) if the redemption date is greater than or equal to 151 days from the date of issuance and less than or equal to 180 days from the date of issuance, 130% of the sum of the principal amount so redeemed plus accrued interest, if any; and (v) if the redemption date is greater than or equal to 181 days from the date of issuance, 140% of the sum of the principal amount so redeemed plus accrued interest, if any. During the year ending July 31, 2018, the Company redeemed $120,000 of the principal outstanding, at a redemption price of $156,000. The Company recognized the redemption price as interest expense during the period.

The Company analyzed the Debenture for derivative accounting consideration and determined that the embedded conversion option qualified as a derivative instrument, due to the variable conversion price. Therefore, as of the year ending July 31, 2018, the company recognized derivative liability of $112,000 at July 31, 2018, of which $80,000 was recorded as debt discount and will be amortized during the term of the note, and $32,000 was recorded as derivative loss. The total principal balance outstanding as of July 31, 2018 was $80,000. In connection with the execution of the Debenture, we issued 250,000 shares of our common stock to Peak One, the shares were recorded with a relative fair value of $0, the Company also recorded debt discount of $80,000 and will be amortized to interest expense.

The Company issued a second debenture (the “Debenture”) to Peak One on July 31, 2018 in the principal amount of $220,000 for a purchase price of $198,000 and 0% percent stated interest rate. The Company paid Peak One $5,000 for legal and compliance fees, these fees were deducted from the proceeds at time of issuance. The Company recorded these discounts and cost of $22,000 as a discount to the Debenture and amortized to interest expense.

The Company analyzed the Debenture for derivative accounting consideration and determined that the embedded conversion option qualified as a derivative instrument, due to the variable conversion price. As of July 31, 2018, the Company recorded a derivative liability of $189,000 and had an outstanding principal balance of $220,000 In connection with the execution of the Debenture, we issued 130,000 shares of our common stock to Peak One, the shares were recorded with a relative fair value of $3,627 the Company also recorded debt discount of $192,798 and will be amortized to interest expense.

On May 30, 2018, the Company entered into a securities purchase agreement with Firstfire Global Opportunities Fund, LLC, a Delaware limited liability company (“Firstfire”). Under the agreement, we issued Firstfire a $305,556 principal amount of a convertible promissory note for a cash purchase price of $275,000 (“Promissory note”), bearing interest at a rate of 6% per annum, with maturity on the first anniversary of the date of issuance. The Company paid Firstfire $2,500 for legal and compliance fees. The Company recorded the legal fees and other cost for a total of $33,000 as a discount to the Promissory note and they will be amortized over the term to interest expense. In connection with the execution of the securities purchase agreement, we issued 125,000 shares of our common stock to Firstfire as a commitment fee, the shares were recorded with a relative fair value of $0, the Company also recorded debt discount of $272,500 and will be amortized to interest expense.

The Promissory note provides Firstfire with the option to convert at any time on or after the 180th calendar day after the issue date, to convert all or any portion of the then outstanding and unpaid principal amount and interest under the Promissory note into shares of Common Stock of the Company at a conversion price for each share of Common Stock equal to the lower of (i) $0.50 (the “Fixed Conversion Price”) , or (ii) 65% of the lowest closing bid price of the Company’s Common Stock during the twenty (20) consecutive trading day period immediately preceding the trading day that the Company receives a Notice of Conversion (the “Alternate Conversion Price”).

The Company may Prepay at any time prior to the 180th calendar day after the funding of the Promissory note all or part of the outstanding principal balance, with the exception of any portion thereof which is the subject of a previously-delivered notice of conversion, prior to the maturity date for an amount equal to: (i) if the prepayment date is 90 days or less from the date of issuance, 105% of the sum of the principal amount to be prepaid plus accrued interest, if any; (ii) if the prepayment date is greater than or equal to 91 days from the date of issuance and less than or equal to 120 days from the date of issuance, 110% of the sum of the principal amount to be prepaid plus accrued interest, if any; (iii) if the prepayment date is greater than or equal to 121 days from the date of issuance and less than or equal to 180 days from the date of issuance, 115% of the sum of the principal amount to be prepaid plus accrued interest, if any.

In the event of default, the note shall become immediately due and paid in full in an amount (the “Default Amount”) equal to the principal amount then outstanding plus accrued interest through the date of full repayment multiplied by 150%. The holder may, at its sole discretion, determine to accept payment part in Common Stock and part in cash.

The Company analyzed the Promissory note for derivative accounting consideration and determined that the embedded conversion option qualified as a derivative instrument, due to the variable conversion price. Therefore, as of the year ending July 31, 2018, the company recognized a debt discount of $272,500 and recorded a $58,000 as a loss in derivative liability. In addition, the Company has a derivative liability of $331,000 at July 31, 2018. As of the year the ended July 31, 2018, the principal balance outstanding was $306,000.

The future principal payments for the Company’s debts is as follows:

FY	Payments
2019	$1,928,501
2020	890,083
2021	361,924
2022	67,114
2023	23,596
Total Principal Payments	$3,271,218

NOTE 12 – CAPITAL LEASES

The Company entered into two leases for equipment all of which are classified as capital leases. The Company financed the equipment with a leasing entity. Under the terms of these transactions, assets with a cost of approximately $37,255 and $60,408, leases were financed under two separate lease agreements as of the May 2018 and June 2018, respectively. The leases are net leases as all of the costs associated with the assets such as maintenance, insurance and property taxes are for the account of the Company. Under each of these transactions, the Company can elect to purchase the assets from the lessor at the end of a fixed term. These terms are for 36 months, with the first lease payments starting June 20, 2018 and July 20, 2018, respectively and monthly lease principal and interest payments of $1,176 and $1,856, respectively. The Company will own the equipment at the end of the term. The interest rate under the leases range from 6.65% to 8.50% per annum. The Company has accounted for its repayment obligations under these transactions as capital lease obligations. The assets are included in Leased Equipment and Net investment in finance leases and the capital lease obligation is included in Long-term capital lease obligations and current maturities of capital leases on the accompanying Balance Sheet as of July 31, 2018.

During the year ended July 31, 2018, the Company made total principal payments of $3,032. The future capital lease payments under the financing agreements are as follows:

Year	Amount
2019	$36,381
2020	36,381
2021	32,152
Total future payments:	$104,914
Less: amounts representing interest	$10,622
Present value of net minimum lease payments	$94,292
Less current maturities	$30,465
Long-term capital lease obligation	$63,827

NOTE 13 – BUSINESS ACQUISITIONS

On December 1, 2017, Shift8 and Synergy Telecom, Inc., a Delaware corporation (“Synergy”), closed a transaction to acquire all the assets, assumed all customers, and critical vendor arrangements from Synergy. Shift8 acquired Synergy to increase its customer base and obtain higher efficiency of its existing infrastructure. Shift8 paid $125,000 upon execution of the agreement, issued 500,000 shares of common stock with a market value of $175,000, and entered into a promissory note for $125,000 with an effective annual interest rate of 6% with 5 quarterly payments and a maturity date of February 28, 2019.

The total purchase price was $425,000, the acquisition was accounted for under the purchase method of accounting, with Digerati identified as the acquirer. Under the purchase method of accounting, the aggregate amount of consideration assumed by Digerati was allocated to customer contracts acquired, software licenses, and goodwill based on their fair values as of July 31, 2018.

The following information summarizes the allocation of the fair values assigned to the assets. The allocation of fair values is based on an extensive analysis and is subject to changes in the future during the measurement period.

	Synergy	Useful life (years)
Customer relatiosnhips	$40,000	5
License - software	105,000	3
Goodwill	280,000	-
Total Purchase price	$425,000

The Company incurred approximately $10,000 in costs associated with the acquisition. These included legal, and accounting. The Company expensed these costs during the year ended July 31, 2018.

Additionally, on May 2, 2018, the Company closed on the Merger Agreement with T3 Communications, Inc. to increase its customer base and obtain higher efficiency of its existing infrastructure.

The total purchase price was $3,211,945, paid in cash upon closing, the acquisition was accounted for under the purchase method of accounting, with the Company identified as the acquirer. Under the purchase method of accounting, the aggregate amount of consideration assumed by the Company was allocated to cash, customer contracts acquired, current assets, property plant and equipment and assumed payables based on their estimated fair values as of May 2, 2018. Allocation of the purchase price is preliminary and based on the best estimates of management.

The allocation of fair values is based on an extensive analysis and is subject to changes in the future during the measurement period.

(in thousands)
T3

Cash	$250
Accounts receivable & other current assets	367
Intangible assets and Goodwill	2,835
Property and equipment, net	568
Other Assets	140

Total identifiable net assets	$4,160

Less: liabilities assumed	(948)

Total Purchase price	$3,212

The following table summarizes the cost of amortizable intangible assets related to the acquisition:

	Cost (in thousands)	Useful life (years)
Customer relationships	$1,480	7
Marketing & Non-compete	800	5
Goodwill	601	-
Total	$2,881

The Company incurred approximately $160,000 in costs associated with the acquisition. These included legal, and accounting. The Company expensed these costs during the year ended July 31, 2018.

Proforma

The following is the unaudited proforma results of operations for both acquisitions for the years ended July 31, 2018 and 2017 as if the acquisition occurred on August 1, 2016. The proforma results of operations are presented for informational purposes only and are not indicative of the results of operations that would have been achieved if the acquisition had taken place on August 1, 2016, or of results that may occur in the future.

	For the Years Ended July 31,
	2018	2017
Revenue	$5,674	$5,729
Loss from operations	8,705	4,785
Net Income (loss)	(3,031)	944
Earnings (loss) per common shares outstanding - Basic and Diluted	$(0.34)	$0.14

NOTE 14 – NONCONTROLLING INTEREST

On May 1, 2018, Shift8 Technologies, Inc. (“Shift8”) entered into a Stock Purchase Agreement (’SPA”), whereby in an exchange for $250,000, Shift8 agreed to sell to the buyer 199,900 shares of common stock equivalent to 19.99% of the issued and outstanding common share of Shift8 Technologies, Inc. The $250,000 of the cash received under this transaction was recognized as an adjustment to the carrying amount of the noncontrolling interest and as an increase in additional paid-in capital in Shift8. At the option of the Company, and for a period of five years following the date of the SPA, the 199,900 shares of common stock in Shift8 may be converted into Common Stock of Digerati at a ratio of 3.4 shares of DTGI Common stock for every one (1) share of Shift8 at any time after the DTGI Common Stock has a current market price of $1.50 or more per share for 20 consecutive trading days. For the year ending July 31, 2018, the Company accounted for a noncontrolling interest of $57,000. Additionally, one of the buyers serves as President, CEO and Board Member of T3 Communications, Inc., one of our operating subsidiaries.

NOTE 15 – MISCELLANEOUS GAIN

The Company received a tax refund in July 2015. The Company recorded the funds as an accrued liability until such time as it could determine the proper accounting for the refund. Subsequent to its receipt, management has determined that the Company is the legal owner of the refund which has been recorded as a miscellaneous gain during fiscal 2017. The refund did not result from taxes paid by the Company and will not be taxed as it originated from the Internal Revenue Service.

NOTE 16 – LOSS ON DISPOSAL OF UNPROVEN OIL AND GAS PROPERTIES

On February 29, 2016 Flagship Energy Company (“Flagship”), a wholly-owned subsidiary of Digerati, entered into an Agreement with a Texas-based contract-for-hire oil and gas operator (“Operator”). Under the Agreement, Flagship utilized the Operator for the drilling, completion and the initial operations of a shallow oil and gas well in conjunction with the purchase of 100% of Operator’s working interest and 80% of its Net Revenue Interest. Under the Agreement, the Operator agreed to transfer all field-level operations and assign 100% of a certain oil, gas and mineral lease to Flagship upon demand, which included a tract of land located in South Texas. Additionally, Flagship entered into a Joint Operating Agreement (“JOA”) with Operator, whereby the parties agreed to develop the oil and gas well or wells for the production and retrieval of oil and gas commodities as provided for in the oil, gas and mineral lease.

During the fiscal year ended July 31, 2017 the Company recognized a loss on disposal of unproven oil and gas properties of $248,000 for the total capitalized investment amount in the oil and gas properties.

NOTE 17 – SUBSEQUENT EVENTS

On August 1, 2018, the Company secured $40,000 from an accredited investor under a private placement and issued 80,000 shares of its common stock at a price of $0.50 per share and warrants to purchase an additional 15,000 shares of its common stock at an exercise price of $0.50 per share. We determined that the warrants issued in connection with the private placement were equity instruments and did not represent derivative instruments.

On October 12, 2018, the Company entered into a Promissory Note (the “Note”) for $25,000, bearing interest at a rate of 8% per annum, with maturity date of November 12, 2019. In conjunction with the Note, the Company issued 140,000 common shares, the shares vested at time of issuance. The relative fair market value of the common shares at time of issuance was approximately $31,000 and was recognized as a discount on the promissory notes, the company will amortize the fair market value as interest expense over the term of the note.

On October 18, 2018, the Company entered into a Promissory Note (the “Note”) for $25,000, bearing interest at a rate of 8% per annum, with maturity date of November 18, 2019. In conjunction with the Note, the Company issued 100,000 common shares, the shares vested at time of issuance. The relative fair market value of the common shares at time of issuance was approximately $25,000 and was recognized as a discount on the promissory notes, the company will amortize the fair market value as interest expense over the term of the note.

On October 22, 2018, the Company entered into a Promissory Note (the “Note”) for $50,000, bearing interest at a rate of 8% per annum, with maturity date of December 31, 2019. The promissory note is secured by a Pledge and Escrow Agreement, whereby the Company agreed to pledge rights to a collateral due under certain Agreement.

DIGERATI TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	April 30,	July 31,
	2019	2018

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$460	$388
Accounts receivable, net	245	229
Prepaid and other current assets	80	124
Deposits	55	-

Total current assets	840	741

LONG-TERM ASSETS:
Intangible assets, net	2,736	3,046
Property and equipment, net	535	713
Other assets	58	59

Total assets	$4,169	$4,559

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$1,173	$1,177
Accrued liabilities	1,432	893
Current portion of capital lease obligations	32	30
Convertible note payable, current, net $11 and $187, respectively	761	585
Note payable, current, related party	425	126
Note payable, current, net $0 and $0, respectively	1,200	725
Convertible note payable, current, net $345 and $273, respectively	235	33
Deferred income	314	262
Derivative liability	1,303	632
Total current liabilities	6,875	4,463

LONG-TERM LIABILITIES:
Convertible debenture, net $99 and $273, respectively	51	27
Notes payable, related party, net $27 and $38, respectively	147	505
Note payable	-	500
Obligations under capital leases	40	64
Total long-term liabilities	238	1,096

Total liabilities	7,113	5,559

Commitments and contingencies

STOCKHOLDERS’ DEFICIT:
Preferred stock, $0.001, 50,000,000 shares authorized, 50,000 and 0 issued and outstanding, respectively	-	-
Common stock, $0.001, 150,000,000 shares authorized, 18,876,431 and 12,775,143 issued and outstanding, respectively	19	13
Additional paid in capital	81,764	79,993
Accumulated deficit	(84,434)	(80,800)
Other comprehensive income	1	1
Total Digerati’s stockholders’ deficit	(2,650)	(793)
Noncontrolling interest	(294)	(207)
Total stockholders’ deficit	(2,944)	(1,000)
Total liabilities and stockholders’ deficit	$4,169	$4,559

See accompanying notes to unaudited consolidated financial statements

  DIGERATI TECHNOLOGIES, INC. AND SUBSIDIARIES

  CONSOLIDATED STATEMENTS OF OPERATIONS

  (In thousands, except per share amounts, unaudited)

	Three months ended April 30,		Nine months ended April 30,
	2019	2018	2019	2018
OPERATING REVENUES:
Cloud-based hosted services	$1,485	$196	$4,493	$403

Total operating revenues	1,485	196	4,493	403

OPERATING EXPENSES:
Cost of services (exclusive of depreciation and amortization)	770	106	2,322	249
Selling, general and administrative expense	875	332	2,309	830
Stock compensation & warrant expense	345	354	731	1,328
Legal and professional fees	95	68	305	359
Bad debt	-	-	(3)	-
Depreciation and amortization expense	167	50	505	89
Total operating expenses	2,252	910	6,169	2,855

OPERATING LOSS	(767)	(714)	(1,676)	(2,452)

OTHER INCOME (EXPENSE):
Gain (loss) on derivative instruments	903	47	(594)	155
Income tax	(10)	-	(37)	-
Interest income (expense)	(376)	(41)	(1,414)	(250)
Total other income (expense)	517	6	(2,045)	(95)

NET LOSS INCLUDING NONCONTROLLING INTEREST	(250)	(708)	(3,721)	(2,547)

Less: Net loss attributable to the noncontrolling interest	29	-	87	-

NET LOSS	$(221)	$(708)	$(3,634)	$(2,547)

Deemed dividend on Series A Convertible preferred stock	(2)	-	(2)	-

NET LOSS ATTRIBUTABLE TO DIGERATI’S COMMON SHAREHOLDERS	$(223)	$(708)	$(3,636)	$(2,547)

INCOME (LOSS) PER COMMON SHARE - BASIC	$(0.01)	$(0.06)	$(0.24)	$(0.26)

INCOME (LOSS) PER COMMON SHARE - DILUTED	$(0.01)	$(0.06)	$(0.24)	$(0.26)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC	18,184,442	11,063,326	15,163,082	9,903,152

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - DILUTED	18,184,442	11,063,326	15,163,082	9,903,152

See accompanying notes to unaudited consolidated financial statements

DIGERATI TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

Nine-Month Period Ended April 30, 2019

(In thousands, except for share amounts, unaudited)

	Equity Digerati’s Shareholders
	Convertible Preferred		Common		Additional Paid-in	Accumulated	Other Comprehensive	Stockholders	Noncontrolling
	Shares	Par	Shares	Par	Capital	Deficit	Income	Equity	Interest	Totals
BALANCE, July 31, 2018	-		12,775,143	$13	$79,993	$(80,800)	$1	$(793)	$(207)	$(1,000)
Amortization of employee stock options	-		-	-	95	-	-	95	-	95
Stock issued for AP settlement	-		21,672	-	6	-	-	6	-	6
Stock issued for cash	-	-	80,000	-	47	-	-	47	-	47
Stock issued, for debt	-		240,000	-	36	-	-	36	-	36
Value of warrants issued	-		-	-	79	-	-	79	-	79
Net Ioss	-		-	-	-	(914)	-	(914)	(27)	(941)
BALANCE, October 31, 2018	-	-	13,116,815	$13	$80,256	$(81,714)	$1	$(1,444)	$(234)	$(1,678)
Amortization of employee stock options	-		-	-	41	-	-	41	-	41
Stock issued for services, to employees	-		635,156	1	113	-	-	114	-	114
Stock issued for services	-		200,000	-	70	-	-	70	-	70
Stock issued for AP settlement	-		56,327	-	18	-	-	18	-	18
Stock issued for cash	-	-	258,621	-	75	-	-	75	-	75
Stock issued, for debt	-		28,000	-	-	-	-	-	-	-
Stock issued for convertible debt	-		1,642,020	2	225	-	-	227	-	227
Stock issued, extension of debt	-		105,000	-	24	-	-	24	-	24
Value of warrants issued	-		-	-	16	-	-	16	-	16
Net Ioss	-		-	-	-	(2,499)	-	(2,499)	(31)	(2,530)
BALANCE, January 31, 2019	-	-	16,041,939	$16	$80,838	$(84,213)	$1	$(3,358)	$(265)	$(3,623)
Amortization of employee stock options	-		-	-	153	-	-	153	-	153
Stock issued for services	-		725,000	1	178	-	-	179	-	179
Stock issued for AP settlement	-		60,715	-	13	-	-	13	-	13
Stock issued for cash	-	-	600,000	1	149	-	-	150	-	150
Preferred stock issued for cash	50,000	-	-	-	50	-	-	50	-	50
Stock issued for convertible debt	-		1,288,777	1	360	-	-	361	-	361
Stock issued, extension of debt	-		85,000	-	16	-	-	16	-	16
Stock issued, exercise of warrants	-		75,000	-	7	-	-	7	-	7
Beneficial conversion feature on convertible preferred stock	-		-	-	2	-	-	2	-	2
Deemed dividend on Series A Convertible preferred stock	-		-	-	(2)	-	-	(2)	-	(2)
Net loss	-		-	-	-	(221)	-	(221)	(29)	(250)
BALANCE, April 30, 2019	50,000	-	18,876,431	$19	$81,764	$(84,434)	$1	$(2,650)	$(294)	$(2,944)

See accompanying notes to consolidated financial statements

DIGERATI TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

Nine-Month Period Ended April 30, 2018

(In thousands, except for share amounts, unaudited)

	Equity Digerati’s Shareholders
	Convertible Preferred		Common		Additional Paid-in	Accumulated	Other Comprehensive	Stockholders	Noncontrolling
	Shares	Par	Shares	Par	Capital	Deficit	Income	Equity	Interest	Totals
BALANCE, July 31, 2017	-		8,386,056	$8	$76,986	$(77,637)	$1	$(642)	$-	$(642)
Amortization of employee stock options	-		-	-	51	-	-	51	-	51
Stock issued for services	-		12,500	-	4	-	-	4	-	4
Stock issued for cash	-		560,000	1	280	-	-	281	-	281
Net loss	-		-	-	-	(370)	-	(370)	-	(370)
BALANCE, October 31, 2017	-	-	8,958,556	$9	$77,321	$(78,007)	$1	$(676)	$-	$(676)
Amortization of employee stock options	-		-	-	72	-	-	72	-	72
Stock issued for services, to employees	-		1,160,225	1	446	-	-	447	-	447
Stock issued for services	-		100,000	-	40	-	-	40	-	40
Stock issued for convertible debt	-		250,000	-	-	-	-	-	-	-
Stock issued for Acquisition	-		500,000	1	175	-	-	176	-	176
Value of warrants issued	-		-	-	283	-	-	283	-	283
Net loss	-		-	-	-	(1,468)	-	(1,468)	-	(1,468)
BALANCE, January 31, 2018	-	-	10,968,781	$11	$78,337	$(79,475)	$1	$(1,126)	$-	$(1,126)
Amortization of employee stock options	-		-	-	82	-	-	82	-	82
Stock issued for cash	-		160,000	-	80	-	-	80	-	80
Value of warrants issued	-		-	-	272	-	-	272	-	272
Net loss	-		-	-	-	(709)	-	(709)	-	(709)
BALANCE, April 30, 2018	-	-	11,128,781	$11	$78,771	$(80,184)	$1	$(1,401)	$-	$(1,401)

See accompanying notes to consolidated financial statements

DIGERATI TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	Nine months ended April 30,
	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,721)	$(2,547)
Adjustments to reconcile net loss to cash used in by operating activities:
Depreciation and amortization	505	89
Stock compensation and warrant expense	716	1,328
Bad debt recovery	(3)	-
Loss on AP settled with stock	5	-
Interest expense from stock issued for debt extension	24	-
Amortization of debt discount	959	242
Loss (Gain) on derivative liabilities	594	(155)
Changes in operating assets and liabilities:
Accounts receivable	(13)	7
Escrow deposit related to acquisition	(55)	(1,495)
Prepaid expenses and other current assets	45	(28)
Accounts payable	54	106
Accrued expenses	539	115
Deferred income	52	-
Net cash provided (used in) operating activities	(299)	(2,338)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of VoIP assets	-	(125)
Cash paid in acquisition of equipment	(43)	-
Net cash used in investing activities	(43)	(125)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of stock and warrants	322	360
Borrowings from convertible debt, net of original issuance cost and discounts	509	159
Borrowings from related party note, net	25	-
Borrowings from 3rd party promissory notes, net	100	2,233
Principal payments on convertible notes, net	(301)	-
Principal payments on related party notes, net	(94)	-
Principal payments on 3rd party promissory notes, net	(125)	(235)
Principal payment on financing leases	(22)	-
Net cash provided by financing activities	414	2,517

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	72	54
CASH AND CASH EQUIVALENTS, beginning of period	388	673

CASH AND CASH EQUIVALENTS, end of period	$460	$727

SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$355	$7
Income tax paid	$-	$-

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Debt discount from derivative liabilities	$509	$-
Debt discount from warrants issued with debt	$38	$-
Debt discount from common stock issued with debt	$36	$-
Common Stock issued for debt conversion	$155	$-
Derivative liability resolved to APIC due to debt conversion	$432	$-
Deemed dividend on Series A Convertible preferred stock	$2	$-
Common Stock issued for debt extension	$17	$-

See accompanying notes to unaudited consolidated financial statements

DIGERATI TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 – BASIS OF PRESENTATION

The accompanying unaudited interim consolidated financial statements of Digerati Technologies, Inc. (“we;” “us,” “our,” or the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the United States Securities and Exchange Commission. In the opinion of management, these interim financial statements contain all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of financial position and the results of operations for the interim periods presented. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the consolidated financial statements, which would substantially duplicate the disclosure contained in the audited consolidated financial statements for the year ended July 31, 2018 contained in the Company’s Form 10-K filed on November 16, 2018 have been omitted.

Revenue Recognition

On August 1, 2018, we adopted Topic 606 using the modified retrospective method applied to those contracts which were not completed as of August 1, 2018. Results for reporting periods beginning after August 1, 2018 are presented under Topic 606, while prior period amounts are not adjusted and continue to be reported in accordance with our historic accounting under Topic 605. There was no impact to the opening balance of accumulated deficit or revenues for the nine months ended April 30, 2019 as a result of applying Topic 606.

The Company recognizes cloud-based hosted services revenue, mainly from subscription services for its cloud telephony applications that includes hosted IP/PBX services, SIP trunking, call center applications, auto attendant, voice and web conferencing, call recording, messaging, voicemail to email conversion, integrated mobility applications that are device and location agnostic, and other customized applications. Other services include enterprise-class data and connectivity solutions through multiple broadband technologies including cloud WAN or SD-WAN (Software-defined Wide Area Network), fiber, and Ethernet over copper. We also offer remote network monitoring, data backup and disaster recovery services. The Company applies a five-step approach in determining the amount and timing of revenue to be recognized: (1) identifying the contract with a customer, (2) identifying the performance obligations in the contract, (3) determining the transaction price, (4) allocating the transaction price to the performance obligations in the contract and (5) recognizing revenue when the performance obligation is satisfied. Substantially all of the Company’s revenue is recognized at the time control of the products transfers to the customer.

Service Revenue

Service revenue from subscriptions to the Company’s cloud-based technology platform is recognized over time on a ratable basis over the contractual subscription term beginning on the date that the platform is made available to the customer. Payments received in advance of subscription services being rendered are recorded as a deferred revenue. Usage fees, either bundled or not bundled, are recognized when the Company has a right to invoice. Professional services for configuration, system integration, optimization, customer training and/or education are primarily billed on a fixed-fee basis and are performed by the Company directly. Alternatively, customers may choose to perform these services themselves or engage their own third-party service providers. Professional services revenue is recognized over time, generally as services are activated for the customer.

Product Revenue

The Company recognizes product revenue for telephony equipment at a point in time, when transfer of control has occurred, which is generally upon delivery. Sales returns are recorded as a reduction to revenue estimated based on historical experience.

Disaggregation of Revenue

Summary of disaggregated revenue is as follows (in thousands):

	Three months ended April 30,		Nine months ended April 30,
	2019	2018	2019	2018
Service revenue	$1,455	$189	$4,340	$373
Product revenue	30	7	153	30
Total operating revenues	$1,485	$196	$4,493	$403

Contract Assets

Contract assets are recorded for those parts of the contract consideration not yet invoiced but for which the performance obligations are completed. The revenue is recognized when the customer receives services or equipment for a reduced consideration at the onset of an arrangement; for example, when the initial month’s services or equipment are discounted. Contract assets are included in prepaid and other current assets in the consolidated balance sheets, depending on if their reduction is recognized during the succeeding 12-month period or beyond. Contract assets as of April 30, 2019 and July 31, 2018, were $20,558 and $12,155, respectively.

Deferred Income

Deferred income represents billings or payment received in advance of revenue recognition and is recognized upon transfer of control. Balances consist primarily of annual plan subscription services, for services not yet provided as of the balance sheet date. Deferred revenues that will be recognized during the succeeding 12-month period are recorded as current deferred revenues in the consolidated balance sheets, with the remainder recorded as other noncurrent liabilities in the consolidated balance sheets. Deferred income as of April 30, 2019 and July 31, 2018, were $314,000 and $262,000, respectively.

Costs to Obtain a Customer Contract

Sales commissions are paid upon collections of related revenue and are expensed during the same period. Sales commissions for the nine months ended April 30, 2019 and the nine months ended April 30, 2018, were $39,828 and $25,717, respectively.

NOTE 2 – GOING CONCERN

Financial Condition

Digerati’s consolidated financial statements for the nine months ending April 30, 2019 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. Since the Company’s inception in 1993, Digerati has incurred net losses and accumulated a deficit of approximately $84,434,000 and a working capital deficit of approximately $6,035,000 which raises doubt about Digerati’s ability to continue as a going concern.

Management Plans to Continue as a Going Concern

Management believes that current available resources will not be sufficient to fund the Company’s operations over the next 12 months. The Company’s ability to continue to meet its obligations and to achieve its business objectives is dependent upon, among other things, raising additional capital or generating sufficient revenue in excess of costs. At such time as the Company requires additional funding, the Company will seek to secure such additional funding from various possible sources, including the public equity market, private financings, sales of assets, collaborative arrangements and debt. If the Company raises additional capital through the issuance of equity securities or securities convertible into equity, stockholders will experience dilution, and such securities may have rights, preferences or privileges senior to those of the holders of common stock or convertible senior notes. If the Company raises additional funds by issuing debt, the Company may be subject to limitations on its operations, through debt covenants or other restrictions. If the Company obtains additional funds through arrangements with collaborators or strategic partners, the Company may be required to relinquish its rights to certain technologies. There can be no assurance that the Company will be able to raise additional funds or raise them on acceptable terms. If the Company is unable to obtain financing on acceptable terms, it may be unable to execute its business plan, the Company could be required to delay or reduce the scope of its operations, and the Company may not be able to pay off its obligations, if and when they come due.

The Company will continue to work with various funding sources to secure additional debt and equity financings. However, Digerati cannot offer any assurance that it will be successful in executing the aforementioned plans to continue as a going concern.

Digerati’s consolidated financial statements as of April 30, 2019 do not include any adjustments that might result from the inability to implement or execute Digerati’s plans to improve our ability to continue as a going concern.

NOTE 3 – INTANGIBLE ASSETS

Below are summarized changes in intangible assets at April 30, 2019 and July 31, 2018:

	Gross Carrying	Accumulated	Net Carrying
April 30, 2019	Value	Amortization	Amount
NetSapiens - license, 10 years	$150,000	$(150,000)	$-
Customer relationships, 5 years	40,000	(10,666)	29,334
Customer relationships, 7 years	1,480,000	(223,224)	1,256,776
Marketing & Non-compete, 5 years	800,000	(160,000)	640,000
Total Define-lived Assets	2,470,000	(543,890)	1,926,110
Goodwill, Indefinite	809,828	-	809,828
Balance, April 30, 2019	$3,279,828	$(543,890)	$2,735,938

	Gross Carrying	Accumulated	Net Carrying
July 31, 2018	Value	Amortization	Amount
NetSapiens - license, 10 years	$150,000	$(150,000)	$-
Customer relationships, 5 years	40,000	(4,667)	35,333
Customer relationships, 7 years	1,480,000	(64,652)	1,415,348
Marketing & Non-compete, 5 years	800,000	(40,000)	760,000
Total Define-lived Assets	2,470,000	(259,319)	2,210,681
Goodwill, Indefinite	834,828	-	834,828
Balance, July 31, 2018	$3,304,828	$(259,319)	$3,045,509

Total amortization expense for the periods ended April 30, 2019 and 2018 was approximately $284,571 and $15,000, respectively. Additional details on intangible assets are disclosed in the Company’s Form 10-K filed on November 16, 2018.

NOTE 4 – STOCK-BASED COMPENSATION

In November 2015, Digerati adopted the Digerati Technologies, Inc. 2015 Equity Compensation Plan (the “Plan”). The Plan authorizes the grant of up to 7.5 million stock options, restricted common shares, non-restricted common shares and other awards to employees, directors, and certain other persons. The Plan is intended to permit Digerati to retain and attract qualified individuals who will contribute to the overall success of Digerati. Digerati’s Board of Directors determines the terms of any grants under the Plan. Exercise prices of all stock options and other awards vary based on the market price of the shares of common stock as of the date of grant. The stock options, restricted common stock, non-restricted common stock and other awards vest based on the terms of the individual grant.

During the nine months ended April 30, 2019, we issued:

●	635,155 common shares to various employees as part of the Company’s Non-Standardized profit-sharing plan contribution. The Company recognized stock-based compensation expense of approximately $115,000 equivalent to the value of the shares calculated based on the share’s closing price at the grant dates.

●	100,000 options to purchase common shares to a member of the Board of Directors with an exercise price of $0.18 per share and a term of 5 years. The options vest equally over a period of one year. The options have a fair market value of $11,406.

●	1,725,000 options to purchase common shares to members of the Management team with an exercise price of $0.19 per share and a term of 5 years. The options vest equally over a period of one year. The options have a fair market value of $217,263.

The fair market value of all options issued was determined using the Black-Scholes option pricing model which used the following assumptions:

Expected dividend yield	0.00%
Expected stock price volatility	178.79% - 190.27%
Risk-free interest rate	2.55% - 2.73%
Expected term	1.0 year

Digerati recognized approximately $403,000 and $585,000 in stock-based compensation expense to employees during the nine months ended April 30, 2019 and 2018, respectively. Unamortized compensation cost totaled $388,732 and $338,000 at April 30, 2019 and April 30, 2018, respectively.

A summary of the stock options as of April 30, 2019 and July 31, 2018 and the changes during the nine months ended April 30, 2019 and July 31,2018:

			Weighted-average
		Weighted-average	remaining contractual
	Options	exercise price	term (years)

Outstanding at July 31, 2018	3,415,000	$0.33	4.58
Granted	1,825,000	$0.19	4.79
Exercised	-	-	-
Forfeited and cancelled	-	-	-
Outstanding at April 30, 2019	5,240,000	$0.28	3.81
Exercisable at April 30, 2019	3,156,341	$0.30	3.38

The aggregate intrinsic value (the difference between the Company’s closing stock price on the last trading day of the nine months and the exercise price, multiplied by the number of in-the-money options) of the 5,240,000 and 3,415,000 stock options outstanding at April 30, 2019 and July 31, 2018 was $55,750 and $706,372, respectively.

The aggregate intrinsic value of 3,156,341 and 2,006,111 stock options exercisable at April 30, 2019 and July 31, 2018 was $12,156 and $587,389, respectively.

NOTE 5 – WARRANTS

During the nine months ended April 30, 2019, the Company issued the following warrants:

In August 2018, Digerati secured $40,000 from an accredited investor under a private placement and issued 80,000 shares of its common stock at a price of $0.50 per share and warrants to purchase an additional 15,000 shares of its common stock at an exercise price of $0.50 per share. We determined that the warrants issued in connection with the private placement were equity instruments and did not represent derivative instruments. The Company adopted a sequencing policy and determined that the warrants with fixed exercise price were excluded from derivative consideration.

In October 2018, Digerati issued 200,000 warrants under an extension of payments to existing promissory notes, with a combined current principal balance of $75,000, the warrants vested at time of issuance. The warrants have a term of 3 years, with an exercise price of $0.10. Under a Black-Scholes valuation the relative fair market value of the warrants at time of issuance was approximately $38,000 and was recognized as a discount on the promissory note, the company will amortize the fair market value as interest expense over 3 months. The Company adopted a sequencing policy and determined that the warrants with fixed exercise price were excluded from derivative consideration.

In January 2019, Digerati cancelled 260,000 warrants with an exercise price of $0.15. Additionally, the Company issued 260,000 common shares to replace these warrants, in conjunction with two promissory notes with a principal balance of $50,000, in addition at the time of issuance we recognized a discount of $36,000.

In February 2019, the Company secured $50,000 from accredited investors under a private placement and issued 50,000 shares of Series A Convertible Preferred Stock at an conversion price of $0.30 per share and warrants to purchase an additional 100,000 shares of its common stock at an exercise price of $0.20 per share. We determined that the warrants issued in connection with the private placement were equity instruments and did not represent derivative instruments. The Company adopted a sequencing policy and determined that the warrants with fixed exercise price were excluded from derivative consideration.

In February 2019, the Company received $1,500 for the exercise of 15,000 warrants, with an exercise price of $0.10 per warrant.

In March 2019, the Company received $6,000 for the exercise of 60,000 warrants, with an exercise price of $0.10 per warrant.

The fair market value of all warrants issued was determined using the Black-Scholes option pricing model which used the following assumptions:

Expected dividend yield	0.00%
Expected stock price volatility	153.99% - 237.00%
Risk-free interest rate	2.05% -2.93%
Expected term	3.0 - 5.0 years

A summary of the warrants as of April 30, 2019 and July 31, 2018 and the changes during the nine months ended April 30, 2019 and July 31, 2018 are presented below:

			Weighted-average
		Weighted-average	remaining contractual
	Warrants	exercise price	term (years)

Outstanding at July 31, 2018	2,370,000	$0.28	2.90
Granted	315,000	$0.15	2.65
Exercised	(75,000)	$0.10	2.15
Forfeited and cancelled	(260,000)	$0.15	3.75
Outstanding at April 30, 2019	2,350,000	$0.34	2.34
Exercisable at April 30, 2019	2,050,000	$0.25	2.21

The aggregate intrinsic value (the difference between the Company’s closing stock price on the last trading day of the period and the exercise price, multiplied by the number of in-the-money warrants) of the 2,350,000 and 2,370,000 warrants outstanding at April 30, 2019 and July 31, 2018 was $150,880 and $607,557, respectively.

The aggregate intrinsic value of 2,050,000 and 2,070,000 warrants exercisable at April 30, 2019 and July 31, 2018 was $150,880 and $597,927, respectively.

In December 2017, Digerati issued 100,000 warrants to a consultant for services, the warrants vested at time of issuance. The warrants have a term of 5 years, with an exercise price of $0.50. Under a Black-Scholes valuation the fair market value of the warrants at time of issuance was approximately $49,000, the company will amortize the fair market value as warrant expense over 12 months. Additionally, Digerati committed to issue 100,000 warrants if the Company’s stock price traded at $0.75 per share for 10 consecutive days, to issue 100,000 warrants if the Company’s stock price traded at $1.00 per share for 10 consecutive days, and to issue 100,000 warrants if the Company’s stock price traded at $1.25 per share for 10 consecutive days. Under a Black-Scholes valuation the fair market value of the warrants at time of issuance was approximately $143,000, the company will amortize the fair market value as warrant expense over 12 months. During the nine months ended April 30, 2019 and 2018, the Company amortized $64,000 and $0, respectively in stock-based compensation expense related to these warrants. Unamortized warrant expense totaled $0 and $0, respectively as of April 30, 2019 and 2018.

NOTE 6 – DEBT

Non-convertible - debt

On December 1, 2017, Shift8 Networks, Inc., dba, T3 Communications (“T3”) and Synergy Telecom, Inc., a Delaware corporation (“Synergy”), closed a transaction to acquire all the assets, assumed all customers, and critical vendor arrangements from Synergy. In conjunction with the transaction, T3 entered into a promissory note for $125,000 with an effective annual interest rate of 6% with 5 quarterly payments and a maturity date of February 28, 2019. The note holder agreed to extend three of the quarterly payment until March 31, 2019. During the period ended April 30, 2019 the Company paid in full the principal outstanding balance of $75,000 and accrued interest of $3,105.

On April 30, 2018, T3 entered into a secured promissory note for $650,000 with an effective annual interest rate of 0% and a maturity date of May 14, 2018, provided, however, the Maturity Date will automatically be extended by one (1) additional period of thirty (30) days, until June 14, 2018. In addition, T3 entered into a Security Agreement, whereby T3 agreed to pledge one third of the outstanding shares of its Florida operations, T3 Communications, Inc., the secured interest will continue until the principal balance is paid in full. Furthermore, a late fee of $3,000 per calendar week will be accessed beginning on May 15, 2018 and will continue until he principal balance is paid in full. The lender agreed to extend the maturity date until July 31, 2019, we are currently paying a $3,000 per week late fee. As of April 30, 2019, the outstanding principal balance was $650,000.

On April 30, 2018, T3 entered into a credit facility under a secured promissory note of $500,000, interest payment for the first twenty-three months with a balloon payment on the twenty-fourth month and a maturity date of April 30, 2020. Collateralized by T3’s accounts receivables and with an effective annual interest rate of prime plus 5.25%, adjusted quarterly on the first day of each calendar quarter. However, the rate will never be less than 9.50% per annum. In the event of default, the interest rate will be the maximum nonusurious rate of interest per annum permitted by whichever of applicable United States federal law or Louisiana law permits the higher interest rate. T3 agreed to pay the lender a commitment fee of 1.00% upon payment of the first interest payment under the credit facility and 1.00% on the first anniversary of the credit facility. In addition, T3 agreed to pay a monitoring fee of 0.33% of the credit facility, payable in arrears monthly. T3 also agreed to pay an over-advance fee of 3.00% of the amount advanced in excess of the borrowing base or maximum amount of the credit facility, payable in arrears monthly. T3 is required to maintain the following financial covenants: 1) A consolidated debt service coverage ratio, as of the last day of each fiscal quarter, of at least 1.25 to 1.00, 2) A fixed charge coverage ratio, as of the last day of each fiscal quarter, of at least 1.25 to 1.00, and 3) A tangible net worth, at all times of at least $100,000. As of April 30, 2019, the outstanding principal balance was $500,000.

On October 12, 2018, the Company issued an unsecured promissory note for $25,000, bearing interest at a rate of 8% per annum, with maturity date of November 12, 2018, subsequently the maturity date was extended to December 10, 2018. In conjunction with the promissory note, the Company issued 140,000 common shares, the shares vested at time of issuance, these shares replaced previously issued warrants with an exercise price of $0.15, therefore the exercise price of $21,000 was recognized as a discount on the promissory note. On December 10, 2018, the Company paid in full the principal amount of $25,000 and accrued interest of $323. In addition, the Company amortized $21,000 of the debt discount as interest expense related to the note.

On October 18, 2018, the Company issued an unsecured promissory note for $25,000, bearing interest at a rate of 8% per annum, with maturity date of November 18, 2018. In conjunction with the promissory note, the Company issued 100,000 common shares, the shares vested at time of issuance, these shares replace previously issued warrants with an exercise price of $0.15, therefore the exercise price of $15,000 was recognized as a discount on the promissory note. On November 16, 2018, the Company paid in full the principal amount of $25,000 and accrued interest of $159. In addition, the Company amortized $15,000 of the debt discount as interest expense related to the note.

On October 22, 2018, the Company issued a secured promissory note for $50,000, bearing interest at a rate of 8% per annum, with maturity date of December 31, 2018. The promissory note is secured by a Pledge and Escrow Agreement, whereby the Company agreed to pledge rights to a collateral due under certain Agreement. In June 2019, the maturity date was extended to July 31, 2019. As of April 30, 2019, the outstanding principal balance was $50,000.

Notes payable, related party

On April 30, 2018, T3 entered into a convertible secured promissory note for $525,000 with an effective annual interest rate of 8% and a maturity date of April 30, 2020. With a principal payment of $100,000 due on June 1, 2018 and a principal payment of $280,823 due on April 30, 2020. Payment are based on a 60-month repayment schedule. At any time while this Note is outstanding, but only upon: (i) the occurrence of an Event of Default under the Note or the Pledge and Escrow Agreement; or (ii) mutual agreement between the Borrower and the Holder, the Holder may convert all or any portion of the outstanding principal, accrued and unpaid interest, Premium, if applicable, and any other sums due and payable hereunder (such total amount, the “Conversion Amount”) into shares of Common Stock (the “Conversion Shares”) at a price equal to: (i) the Conversion Amount (the numerator); divided by (ii) a conversion price of $1.50 per share of Common Stock, which price shall be indicated in the conversion notice (in the form attached hereto as Exhibit “B”, the “Conversion Notice”) (the denominator) (the “Conversion Price”). The Holder shall submit a Conversion Notice indicating the Conversion Amount, the number of Conversion Shares issuable upon such conversion, and where the Conversion Shares should be delivered. The promissory note is secured by a Pledge and Escrow Agreement, whereby T3 agreed to pledge 51% of the securities owned in its Florida operations, T3 Communications, Inc., until the principal payment is paid in full. In conjunction with the promissory note, the Company issued 3-year warrants to purchase 75,000 shares of common stock at an exercise price of $0.50 per share. Under a Black-Scholes valuation the relative fair market value of the warrants at time of issuance was approximately $19,000 and was recognized as a discount on the promissory note, the company amortized $4,879 as interest expense during the nine months ended April 30, 2019. During the nine months ended April 30, 2019, the Company paid $54,000 of the principal balance. The total principal outstanding and unamortized discount as of April 30, 2019 were $352,000 and $8,814, respectively. One of the note holders also serves as President, CEO and Board Member of T3 Communications, Inc., one of our operating subsidiaries.

On May 1, 2018, T3 entered into a secured promissory note for $275,000 with an effective annual interest rate of 0% with an interest and principal payment of $6,000 per month and shall continue perpetuity until the entire principal amount is paid in full. The promissory note is guaranteed to the lender by 15% of the stock owned by T3 in its Florida operations, T3 Communications, Inc., the secured interest will continue until the principal balance is paid in full. In conjunction with the promissory note, the Company issued 3-year warrants to purchase 100,000 shares of common stock at an exercise price of $0.50 per share. Under a Black-Scholes valuation the relative fair market value of the warrants at time of issuance was approximately $27,000 and was recognized as a discount on the promissory note, the company amortized $5,934 as interest expense during the nine months ended April 30, 2019. During the nine months ended April 30, 2019, the Company paid $39,000 of the principal balance. The total principal outstanding and unamortized discount as of April 30, 2019 were $223,000 and $18,490, respectively. The note holder also serves as Board Member of T3 Communications, Inc., one of our operating subsidiaries.

On December 7, 2018, Digerati entered into an unsecured promissory note for $28,000 with an effective annual interest rate of 0%, and a maturity date of January 21, 2019. Subsequently, the maturity date was extended to May 06, 2019. In conjunction with the note, the Company issued 28,000 shares of Common Stock, the shares vested at time of issuance. Under a Black-Scholes valuation the relative fair market value of the shares of Common Stock at time of issuance was approximately $3,000 and was recognized as a discount on the promissory note, the company amortized $3,000 as interest expense during the nine months ended April 30, 2019. The total principal outstanding and unamortized discount as of April 30, 2019 were $28,000 and $0, respectively. On May 5, 2019, the Company paid in full the principal amount of $28,000 and accrued interest of $1,334. The note holder also serves as Board Member of T3 Communications, Inc., one of our operating subsidiaries.

Convertible debt non-derivative

In March 2018, the Company entered into two (2) Promissory Notes (the “Notes”) for $250,000 each, bearing interest at a rate of 12% per annum. The Notes have a maturity date of September 15, 2018, provided, however, the Company shall have the right to request that the maturity date to be extended by one (1) additional period of ninety (90) days, until December 14, 2018. The Notes are payable every month, commencing April 15, 2018, in monthly payments of interest only and a single payment of the principal amount outstanding plus accrued interest on September 15, 2018. The Company agreed to repay the Notes from the proceeds from the Company’s current private placement. As proceeds from the Private Placement are received, the Company shall direct all funds to the Note Holders until the principal amount outstanding and accrued interest are paid in full. In addition, on March 15, 2018, the Company entered into a Note Conversion Agreement (the “Agreement”) with the Note holders, whereby, the holders may elect to convert up to 50% of the principal amount outstanding on the Notes into Common Stock of Digerati at any time after 90 days of funding the Notes. The Conversion Price shall be the greater of: (i) the Variable Conversion Price (as defined herein) or (ii) the Fixed Conversion Price (as defined herein). The “Variable Conversion Price” shall be equal to the average closing price for Digerati’s Common Stock (the “Shares”) for the ten (10) Trading Day period immediately preceding the Conversion Date. “Trading Day” shall mean any day on which the Common Stock is tradable for any period on the OTCQB, or on the principal securities exchange or other securities market on which the Common Stock is then being traded. The “Fixed Conversion Price” shall mean $0.50. In conjunction with the notes, the Company issued 300,000 warrants, the warrants vested at time of issuance. The warrants have a term of 3 years, with an exercise price of $0.10. Under a Black-Scholes valuation the relative fair market value of the warrants at time of issuance was approximately $127,000 and was recognized as a discount on the promissory notes, the company amortized $84,433 as a non-cash interest during the period ended April 30, 2019. The total principal outstanding and unamortized discount as of April 30, 2019 were $500,000 and $0, respectively. On December 27, 2018, the Company entered into an Amendment to the Loan Agreements, under the amendments the note holders agreed to extend the maturity date until September 14, 2019. In addition, as part of the amendment, the Company agreed to modify the “Fixed Conversion Price” to $0.35, all other terms under the Promissory Notes remained the same. We accounted for the extensions to the Notes as debt modifications and not extinguishment of debt since the changes in fair value are not substantial in accordance with ASC 470-50.

On June 19, 2018, the Company entered into various Promissory Notes (the “Notes”) for $272,000, bearing interest at a rate of 10% per annum, with maturity date of April 10, 2019. In conjunction with the Notes, the Company issued 255,000 warrants under the promissory notes, the warrants vested at time of issuance. The warrants have a term of 3 years, with an exercise price of $0.10. Under a Black-Scholes valuation the relative fair market value of the warrants at time of issuance was approximately $119,000 and was recognized as a discount on the promissory notes. On March 29, 2019, the Company entered into an Amendment to the Promissory Notes, under the amendments the note holders agreed to extend the maturity date until June 30, 2019. In addition, as part of the amendments, the Company agreed to issue 85,000 shares of common stock. The shares were recorded as debt discount and amortized over the remaining term of the notes. The company amortized $115,548 as interest expense during the nine months ended April 30, 2019. The total principal outstanding and unamortized discount as of April 30, 2019 were $272,000 and $11,429, respectively.

Convertible debt - derivative

On August 2, 2018, the Company redeemed $40,000 of the principal outstanding under the convertible debenture, dated January 12, 2018 with Peak One Opportunity Fund, L. P., at a redemption price of $56,000. The Company recognized the deference between the redemption price and principal balance paid as interest expense of $16,000. On November 26, 2018, the Company issued 139,860 shares of common stock for the conversion of $20,000 of the principal outstanding under the convertible debenture. On December 20, 2018, the Company issued 356,007 shares of common stock for the conversion of $20,000 of the principal outstanding under the convertible debenture. In addition, during the nine months ended April 30, 2019, the Company amortized $80,000 of the debt discount as interest expense related to the convertible debenture. The total principal outstanding and unamortized discount as of April 30, 2019 were $0 and $0, respectively.

On February 12, 2019, the Company issued 475,511 shares of common stock for the conversion of $20,000 of the principal outstanding under the convertible debenture. On March 8, 2019, the Company issued 356,633 shares of common stock for the conversion of $25,000 of the principal outstanding under the convertible debenture. On April 9, 2019, the Company issued 356,633 shares of common stock for the conversion of $25,000 of the principal outstanding under the convertible debenture. During the nine months ended April 30, 2019, the Company amortized $94,207 of the debt discount as interest expense related to the convertible debenture dated July 31, 2018 with Peak One Opportunity Fund L.P. The total principal outstanding and unamortized discount as of April 30, 2019 were $150,000 and $98,592, respectively.

During the nine months ended April 30, 2019, the Company amortized $272,500 of the debt discount as interest expense related to the convertible note dated May 30, 2018 with Firstfire Global Opportunities Fund, LLC. On November 21, 2018 the Company issued 85,000 shares of common stock for a debt amendment and recorded the fair market of the shares of $23,800 as interest expense. On January 3, 2019, the Company issued 218,181 shares of common stock for the conversion of $15,000 of the principal outstanding under the convertible debenture. On January 11, 2019, the Company issued 427,972 shares of common stock for the conversion of $30,000 of the principal outstanding under the convertible debenture. On January 18, 2019, the Company redeemed the full outstanding principal balance on the convertible debenture of $260,556, at a redemption price of $370,000. The Company recognized the difference between the redemption price and principal balance paid as interest expense of $109,444. The total principal outstanding and unamortized discount as of April 30, 2019 were $0 and $0, respectively.

On January 16, 2019, the Company entered into various Securities Purchase Agreements (the SPAs”) with four (4) different investors (each an “Investor”, and together the “Investors”) pursuant to which each Investor purchased a 10% unsecured convertible promissory note (each a “Note”, and together the “Notes”) from the Company. Three of the notes are in the aggregate principal amount of $140,000 each and a maturity date of October 16, 2019. One of the notes is in the aggregate principal amount of $57,750 and a maturity date of January 24, 2020. The purchase price of $140,000 of each of three Notes were paid in cash on January 16, 2019. After payment of transaction-related expenses of $51,000, net proceeds to the Company from the three Notes totaled $369,000. The purchase price of $57,750 Note was paid in cash on January 24, 2019. After payment of transaction-related expenses of $7,750, net proceeds to the Company from Note totaled $50,000. The Company recorded these discounts and cost of $58,750 as a discount to the Notes and fully amortized as interest expense during the period.

The Company analyzed the Notes for derivative accounting consideration and determined that the embedded conversion option qualified as a derivative instrument, due to the variable conversion price. Therefore, as of the nine months ending April 30, 2019, the company recognized derivative liability for the four (4) new convertible notes of $655,345, of which $419,000 was recorded as debt discount and will be amortized during the term of the Notes, and $236,345 was recorded as day 1 derivative loss. The total principal balance outstanding and unamortized discount on the Notes as of April 30, 2019 were $477,750 and $263,000, respectively. The company amortized $156,000 discount from derivative liabilities as interest expense during the nine months ended April 30, 2019. In connection with the execution of the Notes, we issued 500,000 shares of our common stock to the Note holders, the shares were recorded with a relative fair value of $0 as the notes were fully discounted by derivative liability.

On February 22, 2019, the Company entered into a Securities Purchase Agreement (the SPA”) with an investor (an “Investor”) the Investor purchased a 10% unsecured convertible promissory note (the “Note”) from the Company. The note is in the aggregate principal amount of $57,500 and a maturity date of February 22, 2020. After payment of transaction-related expenses of $7,750, net proceeds to the Company from the Note totaled $50,000. The Company recorded these discounts and cost of $7,750 as a discount to the Note and fully amortized as interest expense during the period.

The Company analyzed the Note for derivative accounting consideration and determined that the embedded conversion option qualified as a derivative instrument, due to the variable conversion price. Therefore, as of the nine months ending April 30, 2019, the company recognized derivative liability for the convertible note of $79,729, of which $50,000 was recorded as debt discount and will be amortized during the term of the Note, and $29,729 was recorded as day 1 derivative loss. The total principal balance outstanding and unamortized discount on the Note as of April 30, 2019 were $57,750 and $41,667, respectively. The company amortized $8,333 discount from derivative liabilities as interest expense during the nine months ended April 30, 2019. In connection with the execution of the Note, we issued 50,000 shares of our common stock to the Note holder, the shares were recorded with a relative fair value of $0 as the notes were fully discounted by derivative liability.

On April 20, 2019, the Company entered into a Securities Purchase Agreement (the SPA”) with an investor (an “Investor”) the Investor purchased a 10% unsecured convertible promissory note (the “Note”) from the Company. The note is in the aggregate principal amount of $44,000 and a maturity date of January 19, 2020. After payment of transaction-related expenses of $4,000, net proceeds to the Company from the Note totaled $40,000. The Company recorded these discounts and cost of $4,000 as a discount to the Note and fully amortized as interest expense during the period.

The Company analyzed the Note for derivative accounting consideration and determined that the embedded conversion option qualified as a derivative instrument, due to the variable conversion price. Therefore, as of the nine months ending April 30, 2019, the Company recognized derivative liability for the convertible note of $55,592, of which $40,000 was recorded as debt discount and will be amortized during the term of the Note, and $15,592 was recorded as day 1 derivative loss. The total principal balance outstanding and unamortized discount on the Note as of April 30, 2019 were $44,000 and $40,000, respectively. The Company amortized $0 discount from derivative liabilities as interest expense during the nine months ended April 30, 2019. In connection with the execution of the Note, we issued 50,000 shares of our common stock to the Note holder, the shares were recorded with a relative fair value of $0 as the notes were fully discounted by derivative liability.

Each Note shall bear interest at a rate of ten percent (10%) per annum (the “Interest Rate”), which interest shall be paid by the Company to each Investor in shares of Common Stock at any time an Investor sends a notice of conversion to the Company. Each of the four Investor is entitled to, at its option, convert all or any amount of the principal amount and any accrued but unpaid interest of the Note into shares of the Company’s Common Stock, at any time, at a conversion price for each share of Common Stock equal to (i) the lowest trading price of the Common Stock (as defined in the Note) as reported on the National Quotations Bureau OTC Marketplace exchange upon which the Company’s shares are traded during the twenty (20) consecutive Trading Day period immediately preceding the issuance date of each Note; or (ii) 60% multiplied by the lowest traded price of the Common Stock during the twenty (20) consecutive Trading Day period immediately preceding the Trading Day that the Company receives a notice of conversion (the “Variable Conversion Price”). The Variable Conversion Price may further be adjusted in connection with the terms of the Notes.

Each of the Notes may be prepaid until 180 days from the issuance date with the following penalties: (i) if a Note is prepaid within ninety (90) days of the issuance date, then the prepayment premium shall be 125% of the outstanding principal amount plus any accrued and unpaid interest; (ii) if a Note is prepaid during the period beginning on the date which is ninety-one (91) days following the issuance date, and ending on the date which is one hundred eighty (180) days following the issuance date, then the prepayment premium shall be 130% of the outstanding principal amount plus any accrued and unpaid interest. Such prepayment redemptions must be closed and funded within three days of giving notice of prepayment or the right to prepay shall be forfeited.

The Company shall at all times reserve a minimum of six (6) times the number of its authorized and unissued common stock (the “Reserved Amounts”), free from preemptive rights, to provide for the issuance of Common Stock upon the full conversion of the each of the Notes. Upon full conversion of each Note, any shares remaining in such reserve shall be cancelled. The Company will, from time to time, increases the Reserved Amount in accordance with the Company’s obligations under each of the Notes.

Pursuant to the terms of the SPAs, for so long as any of the Investors owns any shares of Common Stock issued upon conversion of a Note (the “Conversion Shares”), the Company covenants to secure and maintain the listing of such shares of Common Stock. The Company is also subject to certain customary negative covenants under the Notes and the SPAs, including but not limited to the requirement to maintain its corporate existence and assets, subject to certain exceptions, and not to make any offers or sales of any security under circumstances that would require registration of or stockholder approval for the Notes or the Conversion Shares.

Fair Value of Financial Instruments. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. A fair value hierarchy is used which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The fair value hierarchy based on the three levels of inputs that may be used to measure fair value are as follows:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

For certain of our financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, the carrying amounts approximate fair value due to the short maturity of these instruments. The carrying value of our long-term debt approximates its fair value based on the quoted market prices for the same or similar issues or the current rates offered to us for debt of the same remaining maturities.

Our derivative liabilities as of April 30, 2019 and July 31, 2018 were $1,302,597 and $632,268, respectively.

The fair market value of all derivatives during the nine months ended April 30, 2019 was determined using the Black-Scholes option pricing model which used the following assumptions:

Expected dividend yield	0.00%
Expected stock price volatility	165.84% - 190.31%
Risk-free interest rate	2.21% -2.93%
Expected term	0.58 - 2.75 years

Level 3 inputs.

The following table provides a summary of the changes in fair value of the derivative financial instruments measured at fair value on a recurring basis using significant unobservable inputs:

Balance at July 31, 2018	$632,268
Derivative from new convertible promissory notes	509,000
Derivative liability resolved to additional paid in capital due to debt conversion	(432,276)
Derivative loss	593,605
Balance at April 30, 2019	$1,302,597

NOTE 7 – EQUITY

During the nine months ended April 30, 2019, the Company issued the following shares of common stock:

On August 1, 2018, the Company secured $40,000 from an accredited investor under a private placement and issued 80,000 shares of its common stock at a price of $0.50 per share and warrants to purchase an additional 15,000 shares of its common stock at an exercise price of $0.50 per share. We determined that the warrants issued in connection with the private placement were equity instruments and did not represent derivative instruments. The Company adopted a sequencing policy and determined that the warrants with fixed exercise price were excluded from derivative consideration.

On September 28, 2018, the Company issued an aggregate of 21,672 shares of common stock with a market value at time of issuance of $5,794. The shares were issued to settle accounts payables of $5,287 to a professional, the Company recognized a loss of $507 upon issuance of the shares.

On November 1, 2018 the Company issued an aggregate of 200,000 shares of common stock with a market value at time of issuance of $69,600 and recognized the total fair market value as stock-based compensation expense at the time of issuance. The shares were issued for consulting services.

On November 5, 2018, the Company issued an aggregate of 16,883 shares of common stock with a market value at time of issuance of $5,875. The shares were issued to settle accounts payables of $5,287 to a professional, the Company recognized a loss of $587 upon issuance of the shares.

On November 14, 2018, the Company secured $75,000 from an accredited investor under a Securities Purchase Agreement and issued 258,621 shares of its common stock at a price of $0.29.

On November 29, 2018, the Company issued an aggregate of 39,444 shares of common stock with a market value at time of issuance of $11,833. The shares were issued to settle accounts payables of $10,545 to a professional, the Company recognized a loss of $1,288 upon issuance of the shares.

On February 1, 2019 the Company issued an aggregate of 325,000 shares of common stock with a market value at time of issuance of $78,000 and recognized the total fair market value as stock-based compensation expense at the time of issuance. The shares were issued for consulting services.

On February 8, 2019, the Company secured $150,000 from an accredited investor under a Securities Purchase Agreement and issued 600,000 shares of its common stock at a price of $0.25.

On February 8, 2019 the Company issued an aggregate of 400,000 shares of common stock with a market value at time of issuance of $100,000 and recognized the total fair market value as stock-based compensation expense at the time of issuance. The shares were issued for consulting services.

On March 7, 2019, the Company issued an aggregate of 60,715 shares of common stock with a market value at time of issuance of $13,357. The shares were issued to settle accounts payables of $10,382 to a professional, the Company recognized a loss of $3,000 upon issuance of the shares.

NOTE 8 – SUBSEQUENT EVENTS

Series A Convertible Preferred Stock

On May 10, 2019, the Company secured $25,000 from accredited investors under a private placement and issued 25,000 shares of Series A Convertible Preferred Stock at an conversion price of $0.30 per share and warrants to purchase an additional 50,000 shares of its common stock at an exercise price of $0.20 per share. We determined that the warrants issued in connection with the private placement were equity instruments and did not represent derivative instruments. The Company adopted a sequencing policy and determined that the warrants with fixed exercise price were excluded from derivative consideration.

On May 20, 2019, the Company secured $25,000 from accredited investors under a private placement and issued 25,000 shares of Series A Convertible Preferred Stock at an conversion price of $0.30 per share and warrants to purchase an additional 50,000 shares of its common stock at an exercise price of $0.20 per share. We determined that the warrants issued in connection with the private placement were equity instruments and did not represent derivative instruments. The Company adopted a sequencing policy and determined that the warrants with fixed exercise price were excluded from derivative consideration.

On May 30, 2019, the Company secured $75,000 from accredited investors under a private placement and issued 75,000 shares of Series A Convertible Preferred Stock at an conversion price of $0.30 per share and warrants to purchase an additional 150,000 shares of its common stock at an exercise price of $0.20 per share. We determined that the warrants issued in connection with the private placement were equity instruments and did not represent derivative instruments. The Company adopted a sequencing policy and determined that the warrants with fixed exercise price were excluded from derivative consideration.

Equity Issuance

In June 2019 the Company issued an aggregate of 1,192,770 shares of common stock with a market value at time of issuance of $198,000 and recognized the total fair market value as stock-based compensation expense at the time of issuance. The shares were issued for consulting services.

In June 2019 the Company issued an aggregate of 85,000 shares of common stock with a market value at time of issuance of $14,450. The shares were issued in conjunction with a note extension agreement.

In June 2019 the Company issued an aggregate of 500,000 shares of common stock with a market value at time of issuance of $83,000. The shares were issued in conjunction with an acquisition of a 12% minority interest in a VoIP Services provider. In addition, the Company paid $82,500 in cash and issued a promissory note for $17,500, with a maturity date of September 15, 2019 and annual interest rate of 8%.

In July 2019 the Company issued an aggregate of 825,000 shares of common stock with a market value at time of issuance of $145,500. The shares were issued in conjunction with various convertible promissory notes and interest payments.

Convertible debentures - conversions

On May 10, 2019, the Company issued 713,266 shares of common stock for the conversion of $50,000 of the principal outstanding under the convertible debenture.

In June 2019, the Company issued 1,079,237 shares of common stock for the conversion of $79,000 of the principal outstanding under various convertible notes.

In July 2019, the Company issued 468,702 shares of common stock for the conversion of $30,000 of the principal outstanding under various convertible notes.

Convertible Promissory Note

On May 5, 2019, the Company entered into a 10% unsecured convertible promissory note (the “Note”) with an investor (an “Investor”). The note is in the aggregate principal amount of $29,334 and a maturity date of April 30, 2020.

The Company analyzed the Note for derivative accounting consideration and determined that the embedded conversion option qualified as a derivative instrument, due to the variable conversion price. Therefore, as of the date of the Note, the company recognized derivative liability of $50,700, of which $29,334 was recorded as debt discount and will be amortized during the term of the Note and $21,366 was recorded as derivative loss.

On July 11, 2019, the Company entered into various 10% unsecured convertible promissory notes (the “Notes”) with various investors (the "Investors"). The notes are in the aggregate principal amount of $579,875 and a maturity date of April 11, 2020.

The Company analyzed the Notes for derivative accounting consideration and determined that the embedded conversion option qualified as a derivative instrument, due to the variable conversion price. Therefore, as of the date of the Notes, the company recognized derivative liability of $959,180, of which $505,500 was recorded as debt discount and will be amortized during the term of the Notes and $453,680 was recorded as derivative loss.

On August 30, 2019, the Company entered into a 10% unsecured convertible promissory note (the “Note”) with an investor (an "Investor"). The notes are in the aggregate principal amount of $93,500 and a maturity date of May 30, 2020.

The Company analyzed the Note for derivative accounting consideration and determined that the embedded conversion option qualified as a derivative instrument, due to the variable conversion price. Therefore, as of the date of the Note, the company recognized derivative liability of $100,978, of which $85,000 was recorded as debt discount and will be amortized during the term of the Note and $15,978 was recorded as derivative loss.

The Note shall bear interest at a rate of ten percent (10%) per annum (the “Interest Rate”), which interest shall be paid by the Company to the Investor in shares of Common Stock at any time an Investor sends a notice of conversion to the Company. The Investor is entitled to, at its option, convert all or any amount of the principal amount and any accrued but unpaid interest of the Note into shares of the Company’s Common Stock, at any time, at a conversion price for each share of Common Stock equal to (i) 60% multiplied by the lowest trading price of the Common Stock (as defined in the Note) as reported on the National Quotations Bureau OTC Marketplace exchange upon which the Company’s shares are traded during the twenty (20) consecutive Trading Day period immediately preceding the issuance date of each Note; or (ii) 60% multiplied by the lowest traded price of the Common Stock during the twenty (20) consecutive Trading Day period immediately preceding the Trading Day that the Company receives a notice of conversion (the “Variable Conversion Price”). The Variable Conversion Price may further be adjusted in connection with the terms of the Notes.

The Note may be prepaid until 180 days from the issuance date with the following penalties: (i) if a Note is prepaid within ninety (90) days of the issuance date, then the prepayment premium shall be 125% of the outstanding principal amount plus any accrued and unpaid interest; (ii) if a Note is prepaid during the period beginning on the date which is ninety-one (91) days following the issuance date, and ending on the date which is one hundred eighty (180) days following the issuance date, then the prepayment premium shall be 130% of the outstanding principal amount plus any accrued and unpaid interest. Such prepayment redemptions must be closed and funded within three days of giving notice of prepayment or the right to prepay shall be forfeited.

The Company shall at all times reserve a minimum of six (6) times the number of its authorized and unissued common stock (the “Reserved Amounts”), free from preemptive rights, to provide for the issuance of Common Stock upon the full conversion of the Note. Upon full conversion of the Note, any shares remaining in such reserve shall be cancelled. The Company will, from time to time, increases the Reserved Amount in accordance with the Company’s obligations under the Note.

6,324,142 Shares of Common Stock

The date of this prospectus is _______, 2019

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid by the Registrant in connection with the issuance and distribution of the Common Stock being registered. All amounts other than the SEC registration fees and FINRA fees are estimates.

Amount to be Paid
SEC Registration Fees		$76.30
Printing and Engraving Expenses		*
Legal Fees and Expenses		*
Accounting Fees and Expenses		*
Transfer Agent Fees		*
Miscellaneous		*
Total	$	*

*	To be provided by amendment.

Item 14. Indemnification of Officers And Directors

Nevada Law

The Nevada Revised Statutes limits or eliminates the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our bylaws include provisions that require the company to indemnify our directors or officers against monetary damages for actions taken as a director or officer of our Company. We are also expressly authorized to carry directors’ and officers’ insurance to protect our directors, officers, employees and agents for certain liabilities. Our articles of incorporation do not contain any limiting language regarding director immunity from liability.

The limitation of liability and indemnification provisions under the Nevada Revise Statutes and our bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Item 15. Recent Sales of Unregistered Securities

The sales and issuances of the securities described below were made pursuant to the exemptions from registration contained in to Section 4(a)(2) of the Securities Act and Regulation D under the Securities Act. Each purchaser represented that such purchaser’s intention to acquire the shares for investment only and not with a view toward distribution. We requested our stock transfer agent to affix appropriate legends to the stock certificate issued to each purchaser and the transfer agent affixed the appropriate legends. Each purchaser was given adequate access to sufficient information about us to make an informed investment decision. Except as described in this prospectus, none of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.

In August 2018, the Company secured $40,000 from an accredited investor under a private placement and issued 80,000 shares of its common stock at a price of $0.50 per share and warrants to purchase an additional 15,000 shares of its common stock at an exercise price of $0.50 per share. We determined that the warrants issued in connection with the private placement were equity instruments and did not represent derivative instruments.

In September 2018, the Company issued an aggregate of 21,672 shares of common stock with a market value at time of issuance of $5,794. The shares were issued to settle accounts payables with a professional, the Company recognized a loss of $507 upon issuance of the shares, this loss is immaterial, thus presented in stock-based compensation expense on the statement of cash flows.

In October 2018, the Company secured a promissory note for $25,000, bearing interest at a rate of 8% per annum, with maturity date of November 12, 2018. In conjunction with the Note, the Company issued 140,000 common shares, the shares vested at time of issuance, these shares replace previously issued warrants with an exercise price of $0.15, therefore the exercise price of $21,000 was recognized as a discount on the promissory note. The company will amortize the fair market value as interest expense over the term of the note.

In October 2018, the Company secured a promissory note for $25,000, bearing interest at a rate of 8% per annum, with maturity date of November 18, 2018. In conjunction with the Note, the Company issued 100,000 common shares, the shares vested at time of issuance, these shares replace previously issued warrants with an exercise price of $0.15, therefore the exercise price of $15,000 was recognized as a discount on the promissory note. The company will amortize the fair market value as interest expense over the term of the note.

In November 2018, the Company issued an aggregate of 16,883 shares of common stock with a market value at time of issuance of $5,875. The shares were issued to settle accounts payables of $5,287 to a professional, the Company recognized a loss of $587 upon issuance of the shares. This loss is immaterial, thus presented in stock-based compensation expense on the statement of cash flows.

In November 2018, the Company issued an aggregate of 39,444 shares of common stock with a market value at time of issuance of $11,833. The shares were issued to settle accounts payables of $10,545 to a professional, the Company recognized a loss of $1,288 upon issuance of the shares. This loss is immaterial, thus presented in stock-based compensation expense on the statement of cash flows.

In November 2018, the Company received $75,000 for the issuance of 258,621 shares of Common Stock. At the time of issuance, the shares of Common Stock were priced at $0.29.

In November 2018, the Company entered into an Amendment to the Convertible Promissory Note dated May 30, 2018 with FirstFire Global Opportunity Fund, LLC. (“FirstFire”). Under the Amendment FirstFire agreed to extend the “conversion period” from 180 days after the issuance date to 210 days after the issuance date. No other changes were made to the Convertible Promissory Note. In conjunction with the Amendment, the Company issued 85,000 shares of Common Stock at price per share of $0.28.

In November 2018, the Company issued an aggregate of 200,000 shares of common stock at a price per share of $0.35. The shares were issued as compensation of $69,600 under a consulting agreement for professional services.

In November 2018, the Company issued an aggregate of 139,860 shares of common stock. The shares were issued in conjunction with a conversion of $20,000 of principal on a convertible debenture.

In December 2018, the Company issued an aggregate of 28,000 shares of common stock. The shares were issued in conjunction with promissory note $25,000.

In December 2018, the Company issued an aggregate of 356,007 shares of common stock. The shares were issued in conjunction with a conversion of $20,000 of principal on a convertible debenture.

In December 2018, the Company issued an aggregate of 20,000 shares of common stock at a price per share of $0.20. The shares were issued to replace previously issued warrants under various promissory notes.

In January 2019, the Company issued an aggregate of 218,181 shares of common stock. The shares were issued in conjunction with a conversion of $15,000 of principal on a convertible debenture.

In January 2019, the Company issued an aggregate of 427,972 shares of common stock. The shares were issued in conjunction with a conversion of $30,000 of principal on a convertible debenture.

In January 2019, the Company issued an aggregate of 450,000 shares of common stock. The shares were issued in conjunction with various convertible promissory notes for $420,000.

In January 2019, the Company issued an aggregate of 50,000 shares of common stock. The shares were issued in conjunction with a convertible promissory note for $57,750.

In February 2019, the Company issued an aggregate of 50,000 shares of common stock. The shares were issued in conjunction with a convertible promissory note for $57,750.

In February 2019, the Company issued an aggregate of 475,511 shares of common stock. The shares were issued in conjunction with a conversion of $20,000 of principal on a Convertible debenture with Peak One Opportunity Fund, LP., dated July 31, 2018.

In February 2019, the Company secured $150,000 from an accredited investor under a Securities Purchase Agreement and issued 600,000 shares of its common stock at a price of $0.25.

In February 2019 the Company issued an aggregate of 325,000 shares of common stock with a market value at time of issuance of $78,000 and recognized the total fair market value as stock-based compensation expense at the time of issuance. The shares were issued for consulting services.

In February 2019 the Company issued an aggregate of 400,000 shares of common stock with a market value at time of issuance of $100,000 and recognized the total fair market value as stock-based compensation expense at the time of issuance. The shares were issued for consulting services.

In March 2019, the Company issued an aggregate of 60,715 shares of common stock with a market value at time of issuance of $11,536. The shares were issued to settle accounts payables of $10,382 to a professional, the Company recognized a loss of $1,154 upon issuance of the shares. This loss is immaterial, thus presented in stock-based compensation expense on the statement of cash flows.

In March 2019, the Company issued an aggregate of 356,633 shares of common stock. The shares were issued in conjunction with a conversion of $25,000 of principal on a convertible debenture.

In March 2019, the Company issued 75,000 shares of common stock. The shares were issued in conjunction with the exercise of 75,000 warrants with an exercise price of $0.10 per warrant.

In March 2019, the Company issued an aggregate of 85,000 shares of common stock at a price per share of $0.21. The shares were issued in conjunction with an extension of various promissory notes.

In April 2019, the Company issued an aggregate of 356,633 shares of common stock. The shares were issued in conjunction with a conversion of $25,000 of principal on a convertible debenture.

In April 2019, the Company issued an aggregate of 50,000 shares of common stock. The shares were issued in conjunction with a convertible promissory note for $44,000.

In May 2019, the Company issued 713,266 shares of common stock. The shares were issued in conjunction with a conversion of $50,000 of the principal outstanding under a convertible debenture.

In June 2019, the Company issued 189,008 shares of common stock for the conversion of $15,000 of the principal outstanding under the convertible debenture.

Item 16. Exhibits

		Incorporated by
Exhibit		Reference		Filed or Furnished
Number	Exhibit Description	Form	Exhibit	Filing Date	Herewith
2.1	Agreed Order Confirming Joint Plan of Reorganization filed by Plan Proponents	8-K	2.1	04/11/14

2.2	Plan Proponents’ Joint Chapter 11 Plan of Reorganization as Modified on the Record on 4/4/14	8-K	2.2	4/11/14

2.3	Plan Supplement Naming Independent Director in Connection With Plan Proponents’ Joint Chapter 11 Plan of Reorganization	8-K	2.3	4/11/14

2.4	Disclosure Statement Under 11 U.S.C. § 1125 and Bankruptcy Rule 3016 in Support of Plan Proponents’ Joint Chapter 11 Plan of Reorganization.	8-K	2.4	4/11/14

2.5	Bankruptcy Settlement Agreement dated January 15, 2014	8-K	10.1	1/23/14

2.6	Order Authorizing the Sale of 100% Equity Interests of Dishon Disposal, Inc. and Granting Related Relief approving the Stock Purchase Agreement dated 6/27/14	8-K	2.6	7/7/14

2.7	Order Authorizing the Sale of 100% Equity Interests of Hurley Enterprises, Inc. and Granting Related Relief approving the Stock Purchase Agreement dated 6/26/14	8-K	2.7	7/24/14

3.1	Amended and Restated Articles of Incorporation	8-K	3.1	4/11/14

3.2	First Amended and Restated Bylaws	8-K	3.2	4/11/14

3.3	Amended and Restated Bylaws.	8-KA	3.2	4/25/14

3.4	Second Amended and Restated Bylaws, effective as of 1/13/15	8-K	3.1	1/21/15

5.1*	Lucosky Brookman LLP Opinion

10.1	Equity Purchase Agreement with Peak One Opportunity Fund, L.P. dated January 12, 2018	10-Q	10.3	3/22/18

10.2+	Form of stock award agreement under the Company’s 2015 Stock Compensation Plan for grants to qualifying employees’ 401K Retirement Accounts	8-K	10.7	1/21/15

10.3	Stock Purchase Agreement	8-K	10.6	1/21/15

10.4+	2015 Equity Compensation Plan.	S-8	10.2	11/18/15

10.5	Debenture issued to Peak One dated 1/17/18	10-Q	10.2	3/22/18

10.6	Registration Rights Agreement with Peak One dated 1/12/18	10-Q	10.4	3/22/18

10.7	Articles of Merger T3 Communications and T3 Acquisition dated 5/18/18	8-K	10.1	5/8/18

10.8	Promissory Note dated 4/30/18	8-K	10.2	5/8/18

10.9	Promissory Note dated 4/30/18	8-K	10.3	5/8/18

10.10	Promissory Note dated 4/30/18	8-K	10.4	5/8/18

10.11	Promissory Note dated 4/30/18	8-K	10.6	5/8/18

10.12	Securities Purchase Agreement dated 5/30/18	10-Q	10.1	6/14/18

10.13	Stock Purchase Agreement dated 4/30/18	10-Q	10.3	6/14/18

10.14	Debenture issued to Peak One dated 7/31/18	10-K	10.3	11/16/18

10.15	Promissory Note dated 10/12/18.	10-K	10.4	11/16/18

10.16	Promissory Note dated 10/18/18.	10-K	10.5	11/16/18

10.17	Promissory Note dated 10/22/18.	10-K	10.6	11/16/18

10.18	Promissory Note dated 11/22/18	10-Q	10.3	12/14/18

10.19	Promissory Note dated 1/16/19	8-K	4.1	3/1/19

10.20	Promissory Note dated 1/16/19	8-K	4.2	3/1/19

10.21	Promissory Note dated 1/16/19	8-K	4.3	3/1/19

10.22	Promissory Note dated 1/24/19	8-K	4.4	3/1/19

10.23	Promissory Note dated 1/24/19	8-K	4.5	3/1/19

10.24	Securities Purchase Agreement dated 1/16/19	8-K	10.1	3/1/19

10.25	Securities Purchase Agreement dated 1/16/19	8-K	10.2	3/1/19

10.26	Securities Purchase Agreement dated 1/16/19	8-K	10.3	3/1/19

10.27	Securities Purchase Agreement dated 1/24/19	8-K	10.4	3/1/19

10.28	Securities Purchase Agreement dated 2/22/19	8-K	10.5	3/1/19

10.29+	Employment Agreement between Digerati and Craig K. Clement Dated 2/14/19	10-Q	10.1	3/18/19

10.30+	Employment Agreement between Digerati and Arthur L. Smith Dated 2/14/19	10-Q	10.2	3/18/19

10.31+	Employment Agreement between Digerati and Antonio Estrada Jr. Dated 2/14/19	10-Q	10.3	3/18/19

10.32	Promissory Note dated 4/20/19	10-Q	4.6	6/14/19

10.33	Securities Purchase Agreement dated 4/20/19	10-Q	10.6	6/14/19

21.1	Subsidiaries List.				X

23.1	Consent of MaloneBailey, LLP, Auditor for 2018.				X

23.2	Consent of LBB & Associates Ltd, LLP for 2017.				X

23.3*	Consent of Counsel (Exhibit 5.1 Incorporated by Reference to 5.1).

*	To be filed by amendment.

+	Indicates management contract or compensatory plan

ITEM 17. Undertakings

The undersigned registrant hereby undertakes

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any Preliminary Prospectus or Prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: Each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or Prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on September 16, 2019.

DATE	SIGNATURE	TITLE

September 16, 2019		Chief Executive Officer and President
	Arthur L. Smith	(Principal Executive Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

DATE	SIGNATURE	TITLE

September 16, 2019	/s/ Arthur L. Smith	Chief Executive Officer, President,
	Arthur L. Smith	and Director

September 16, 2019	/s/ Antonio Estrada Jr	Chief Financial Officer
	Antonio Estrada Jr	(Principal Financial Officer) (Principal Accounting Officer)

	/s/ Craig K. Clement	Chairman
September 16, 2019	Craig K. Clement

	/s/ Maxwell A. Polinsky	Director
September 16, 2019	Maxwell A. Polinsky